UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934, as amended

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TOMMY HILFIGER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation (“Company Ordinary Shares”)

(2)	Aggregate number of securities to which transaction applies:

92,480,330 Company Ordinary Shares, as of January 6, 2006

8,669,234 options to purchase Company Ordinary Shares, as of January 6, 2006

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

$16.80 per Company Ordinary Share

$35,059,595.34 expected to be paid upon the cancellation of outstanding options having an exercise price less than $16.80 per Company Ordinary Share

(4)	Proposed maximum aggregate value of transaction:

$1,588,729,139.34

(5)	Total fee paid:

$169,994.02*

*	Fee is .00010700 of transaction value

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUBJECT TO COMPLETION, JANUARY 17, 2006

TOMMY HILFIGER CORPORATION

9/F, Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan, Kowloon

Hong Kong

[            ], 2006

To our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Tommy Hilfiger Corporation, which will be held on [            ], [            ], 2006, beginning at [            ], local time, at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 23, 2005, among the Company, Elmira 2 B.V. (f/k/a BMD Venture Capital B.V.) and Elmira (BVI) Unlimited, a wholly owned subsidiary of Elmira 2 B.V.

The merger agreement provides for, among other things, the merger of Elmira (BVI) Unlimited with and into the Company, with the Company as the surviving corporation in the merger and becoming a wholly owned subsidiary of Elmira 2 B.V. Elmira 2 B.V. is a recently formed corporation that is owned by private equity funds of Apax Partners Worldwide LLP, a leading private equity investment group. If the merger is completed, you will be entitled to receive $16.80 in cash, without interest, for each Company ordinary share you own, unless you have properly exercised your dissenter’s rights.

The independent members of the board of directors have unanimously approved the merger and the merger agreement, and have found that it is fair to and in the best interests of the Company and its shareholders. Accordingly, the board of directors recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement. Thomas J. Hilfiger, Principal Designer and Honorary Chairman of the Board of the Company, and David F. Dyer, Chief Executive Officer and President of the Company, did not vote on the merger or the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of Company ordinary shares representing a simple majority of the Company ordinary shares that are present at the special meeting and that are voted and do not abstain.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your Company ordinary shares in person if you subsequently choose to attend the special meeting.

Thank you for your continued support.

Sincerely,

David F. Dyer

Chief Executive Officer and President

This proxy statement is dated [            ], 2006 and is first being mailed to shareholders on or about [            ], 2006.

TOMMY HILFIGER CORPORATION

9/F, Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan, Kowloon

Hong Kong

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [            ], [            ], 2006

TO THE SHAREHOLDERS:

The special meeting of shareholders of Tommy Hilfiger Corporation, a company incorporated under the laws of the British Virgin Islands (the “Company”), will be held on [            ], [            ], 2006, at [            ], local time, at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 23, 2005, among the Company, Elmira 2 B.V. (f/k/a BMD Venture Capital B.V.), a Netherlands limited liability company, and Elmira (BVI) Unlimited, an unlimited liability company incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Elmira 2 B.V., as it may be amended from time to time.

2.	To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of the Company ordinary shares at the close of business on [            ], 2006 are entitled to notice of the meeting and to vote at the meeting.

Your vote is important, regardless of the number of Company ordinary shares you own. The approval of the merger agreement requires the affirmative vote of the holders of the outstanding Company ordinary shares representing a simple majority of the votes of the Company ordinary shares that are present at the special meeting and entitled to vote and that are voted and do not abstain. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the same approval as the vote on the merger agreement.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, and in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your Company ordinary shares will not be counted for the purposes of determining whether a quorum is present at the meeting. Your failure to vote, however, will not affect the outcome of the vote regarding the approval of the merger agreement or the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies. Alternatively, you may vote your Company ordinary shares through the Internet or by telephone, as indicated on the proxy card. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person at the special meeting.

Shareholders of the Company who do not vote in favor of the approval of the merger agreement will have the right to demand the fair value of their Company ordinary shares if the merger is completed, but only if they submit a written objection to the merger to the Company before the vote is taken on the merger agreement and they comply with all of the requirements of other relevant laws of the British Virgin Islands, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Nancy T.Y. Shum

Secretary

Hong Kong

[            ], 2006

i

ANNEX A	Agreement and Plan of Merger, dated as of December 23, 2005, among Tommy Hilfiger Corporation, Elmira 2 B.V. (f/k/a BMD Venture Capital B.V.), and Elmira (BVI) Unlimited

ANNEX B	Guarantee, dated as of December 23, 2005, by and among Tommy Hilfiger Corporation and Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P., as guarantors

ANNEX C	Opinion of J. P. Morgan Securities Inc.

ANNEX D	Section 179 of the BVI Business Companies Act, 2004

ii

SUMMARY

The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise: all references in this document to “Company,” “we,” “our,” and “us” refer to Tommy Hilfiger Corporation and its subsidiaries; all references to “THUSA” refer to Tommy Hilfiger U.S.A., Inc., a wholly owned subsidiary of Tommy Hilfiger Corporation, all references to “Parent” and “Elmira 2 B.V.” refer to Elmira 2 B.V. (f/k/a BMD Venture Capital B.V.); all references to “Merger Sub” refer to Elmira (BVI) Unlimited; all references to “merger agreement” refer to the Agreement and Plan of Merger, dated as of December 23, 2005, among the Company, Parent and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; and all references to the “merger” refer to the merger contemplated by the merger agreement.

Summary Term Sheet

•	The Parties to the Merger Agreement.

Tommy Hilfiger Corporation.    The Company, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear. The Company’s brands include Tommy Hilfiger and Karl Lagerfeld.

Elmira (BVI) Unlimited.    Merger Sub is an unlimited liability company incorporated under the laws of the British Virgin Islands on December 15, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent.

Elmira 2 B.V.    Parent is a Netherlands limited liability company formed on June 5, 2005. Parent is wholly owned on an indirect basis by certain Apax Partners Worldwide LLP private equity funds, Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P., which we refer to in this document as the Apax Funds. The Apax Funds and their affiliates have the right to transfer their equity interests in Parent. As a result, Parent may ultimately include additional direct or indirect equity participants. Parent has not engaged in any business except in anticipation of the merger and the related financing transactions. See “The Parties to the Merger Agreement” beginning on page 15.

•	The Merger Agreement. You are being asked to consider and vote upon the approval of a merger agreement providing for the acquisition of the Company by Parent, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent, (i) through the conversion of each ordinary share of Merger Sub into one ordinary share of the Company, as the surviving corporation, and (ii) the conversion of each existing Company ordinary share into the right to receive the per share merger consideration. See “The Merger Agreement” beginning on page 60.

•	Timing and Likelihood of Closing. We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed promptly following approval of the merger agreement at the special meeting, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, including the receipt by Parent or Merger Sub of proceeds of the debt financing pursuant to commitment letters delivered prior to the execution of the merger agreement or alternative financing, the exact timing of the completion of the merger and the likelihood of the consummation thereof cannot be predicted. See “The Merger—Financing by Parent of Merger and Related Transactions—Conditions to the Debt Commitment and Conditions Precedent to Utilization” beginning on page 43. If any of the conditions in the merger agreement (including the debt funding condition) are not satisfied, the merger agreement may terminate as a result.

•	Merger Consideration. Upon completion of the merger, you will be entitled to receive $16.80 in cash, without interest, for each Company ordinary share that you own, less any applicable withholding taxes. See “The Merger Agreement—Merger Consideration” on page 60. Holders of options to acquire Company ordinary shares and holders of restricted Company ordinary shares will also be entitled to receive the merger consideration less their respective exercise prices, if any, and applicable withholding taxes. See “The Merger Agreement—Treatment of Options to Acquire Company Ordinary Shares and Restricted Company Ordinary Shares” beginning on page 61.

•	Board Recommendation. Our board of directors by unanimous vote of the independent directors (excluding Thomas J. Hilfiger, who did not participate in the review and consideration of the proposed transaction, and David F. Dyer, who abstained) recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement. See “The Merger—Recommendation of the Company’s Board of Directors” on page 33.

•	Opinion of J.P. Morgan Securities Inc. In connection with the merger agreement, the Company’s board of directors received a written opinion from J.P. Morgan Securities Inc. as to the fairness, from a financial point of view, to holders of the Company ordinary shares (excluding from consideration Messrs. Thomas J. Hilfiger, Fred Gehring and Ludo Onnink) of the merger consideration to be received by such holders pursuant to the merger agreement. The full text of the JPMorgan opinion dated December 22, 2005, is attached to this proxy statement as Annex C. The Company and its board of directors encourage shareholders to read the JPMorgan opinion carefully and in its entirety. The JPMorgan opinion was provided to the Company’s board of directors in connection with its consideration of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any shareholder should vote on the merger or any matter relevant to the merger agreement. See “The Merger—Opinion of J.P. Morgan Securities Inc.” beginning on page 33 and Annex C.

•	Record Date and Voting Power. You are entitled to vote at the special meeting if you owned Company ordinary shares at the close of business on [ ], 2006, the record date for the special meeting. Each outstanding ordinary share of the Company on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were [ ] ordinary shares of the Company entitled to vote. See “The Special Meeting—Record Date, Quorum and Voting Power” on page 16.

•	Shareholder Vote Required to Adopt the Merger Agreement. For us to complete the merger, shareholders as of the close of business on the record date holding at least a simple majority of the votes of the Company ordinary shares that are present at the special meeting and entitled to vote and that are voted and do not abstain must vote “FOR” the approval of the merger agreement. See “The Special Meeting—Required Vote” on page 16.

•	Share Ownership of Directors and Executive Officers. As of [ ], 2006, the record date for the special meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [ ] ordinary shares of the Company (excluding options), representing approximately [ ]% of the outstanding ordinary shares of the Company. Each of our directors and executive officers has informed the Company that he or she intends to vote all of his or her Company ordinary shares “FOR” the approval of the merger agreement. See “The Special Meeting—Voting by Directors and Executive Officers” on page 17.

•

Material U.S. Federal Income Tax Consequences.    The merger will be a taxable transaction to you if you are a “U.S. holder” (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”). Your receipt of cash in exchange for your Company ordinary shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your Company ordinary shares. Holders of Company ordinary shares who are not U.S. holders may have different tax consequences than those described with respect to U.S. holders and are urged to consult their tax advisors regarding the tax treatment to them under

U.S. and non-U.S. tax laws. You should also consult your tax advisor on the particular tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 54.

•	Dissenters’ Rights of Appraisal. The laws of the British Virgin Islands provide you, as a shareholder, with the right to dissent from the proposal to approve the merger agreement and with appraisal rights in relation to the value of your Company ordinary shares in the context of the merger. This means that you are entitled to have the fair value of your shares determined by a committee of three appraisers and to receive payment based on that valuation. The ultimate amount you receive for your Company ordinary shares as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. Your failure to follow exactly the procedures specified under the laws of the British Virgin Islands will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 79 and Annex D—Section 179 of the BVI Business Companies Act, 2004, which we refer to as the BC Act.

Questions and Answers about the Special Meeting and the Merger

Q:	When and where is the special meeting?

A:	The special meeting of the Company’s shareholders will be held at [ ], local time, on [ ], [ ], 2006, at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda.

Q:	What matters will I vote on at the special meeting?

A:	You will vote:

•	“for” or “against” the approval of the merger agreement;

•	“for” or “against” the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to approve the merger agreement; and

•	“FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What vote of shareholders is required to approve the merger agreement?

A:	Shareholders as of the close of business on the record date holding a simple majority of the votes of the Company ordinary shares that are present at the special meeting and that are voted and do not abstain must vote “FOR” the approval of the merger agreement for us to complete the merger.

Q:	What vote of shareholders is required to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:	The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the same approval as the vote on the merger agreement.

Q:	Who is entitled to vote?

A:

Shareholders as of the close of business on [            ], 2006, the record date for this solicitation, are entitled to receive notice of, attend and to vote at the special meeting. On the record date, approximately [            ]

Company ordinary shares, held by approximately [            ] shareholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have Company ordinary shares that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered shareholder (that is, if you hold Company ordinary shares in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered shareholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on [ ], 2006, or the day before the meeting date, if the special meeting is adjourned or postponed;

•	voting in person at a special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

Q:	What is a quorum?

A:

A quorum of the holders of the outstanding Company ordinary shares must be present for the special meeting to be held. A quorum is present if the holders of at least 50% of the votes attaching to the Company ordinary shares entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	How are votes counted?

A:	For the proposal relating to the approval of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. Shareholders as of the close of business on the record date holding at least a simple majority of the votes of the Company ordinary shares that are present at the special meeting and entitled to vote and that are voted and do not abstain must vote “FOR” the approval of the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has no effect on the vote for the approval of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of the outstanding Company ordinary shares representing a simple majority of the votes of the Company ordinary shares that are present at the special meeting and entitled to vote and that are voted and do not abstain. As a result, if you ABSTAIN, it has no effect on the vote for the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement, “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal or for the purpose of determining whether a quorum is present. As a result, broker non-votes will have no effect on the vote for the approval of the merger agreement. Similarly, broker non-votes will also have no effect on the vote for the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Is it important for me to vote?

A:	Yes, since we cannot complete the merger without a quorum (as described above) of the holders of the outstanding Company ordinary shares present at the special meeting and the affirmative vote of the holders of the outstanding Company ordinary shares representing a simple majority of the votes of the Company ordinary shares that are present at the special meeting and entitled to vote and that are voted and do not abstain.

Q:	Who will bear the cost of this solicitation?

A:

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay them a fee of approximately $8,500, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:	Should I send in my share certificates now?

A:	No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange the Company share certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact our proxy solicitor, Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004-1501, or by telephone at (888) 877-5418.

Financing by Parent of Merger and Related Transactions (Page 42)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration and related expenses, but not including the repayment of certain existing indebtedness of the Company (including through THUSA’s debt tender offers and consent solicitation with respect to its 6.85% notes due 2008 and 9% senior bonds due 2031 (see “The Merger Agreement—Existing Indebtedness”))) will be approximately US$1.7 billion, which is expected to be funded by the following: (a) borrowings under the Facilities (as defined below), (b) equity financing from the Apax Funds and (c) certain cash on the balance sheet of the Company. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided, see “The Merger—Financing by Parent of Merger and Related Transactions.” The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing (Page 42)

Parent has received an equity commitment letter from the Apax Funds, pursuant to which, subject to the conditions contained therein, the Apax Funds have agreed to make or cause to be made a cash capital contribution to Parent of up to US$449 million.

Debt Financing (Page 43)

In connection with the signing of the merger agreement, Parent entered into a debt commitment letter, dated December 23, 2005, with Citigroup Global Markets Limited, Citibank N.A., London and Credit Suisse, London Branch (together the “Credit Parties”) whereby subject to the terms and conditions thereof and the terms and conditions found in the term sheet dated December 23, 2005, the Credit Parties committed to underwrite and arrange (a) €625 million in senior secured term loan facilities; (b) an additional €75 million senior secured term loan facility; (c) a €250 million senior secured revolving credit facility; (d) a US$240 million senior secured cash bridge facility ((a)-(d) being the “Senior Facilities”); and (e) a €265 million mezzanine facility (the “Mezzanine Facility,” together with the Senior Facilities, the “Facilities”). As of [                    ], 2006, €1 = US$[            ], based on [                    ].

The debt commitment letter and each of the Facilities are subject to the satisfaction or waiver of a number of customary conditions and are subject to termination in the event that Parent materially breaches its obligations to the Credit Parties or if the definitive documentation for the Facilities is not signed by March 15, 2006.

Parent has agreed in the merger agreement to use its reasonable best efforts to obtain the financing on the terms and conditions described in the equity commitment and debt commitment letters. If any portion of the debt financing under the debt commitment letter becomes unavailable in the manner or form contemplated by such letters, Parent is obligated under the merger agreement to use its reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the ability of Parent to consummate the transactions contemplated by the merger agreement, as promptly as practicable following the occurrence of such event; provided, however, that Parent shall not be required to obtain financing (i) on terms, which are, taken as a whole, materially less advantageous to Parent or (ii) on economic terms less advantageous to Parent in any event, in each case, than those of the financing contemplated by the equity and debt commitment letters (taking into account any market flex provisions thereof). Under the merger agreement, it is a condition to the completion of the merger that Parent or Merger Sub receive the proceeds from the debt financing or proceeds in the same aggregate amount as contemplated by the debt financing from other financing sources. Accordingly, if the debt providers, in their sole discretion, do not waive any condition that is not otherwise satisfied, and Parent is unable to obtain alternative financing, Parent will not be obligated to close the merger, and the merger agreement may terminate as a result. We cannot assure you that the debt or equity providers will waive any condition or that Parent will obtain alternative financing.

Interests of Certain Persons in the Merger (Page 45)

In considering the recommendation of the board of directors to vote FOR the approval of the merger agreement, the Company’s shareholders should be aware that some of the Company’s executive officers and members of its board of directors, as well as some of the officers of the Company’s European subsidiary, have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The independent members of the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved.

Prior to entering into the merger agreement, Apax indicated in their discussions regarding the transaction that they would not be in a position to submit their highest bid unless Thomas J. Hilfiger, the founder, principal designer and honorary chairman of the board of directors of the Company, entered into a new employment arrangement with Merger Sub and waived his rights under his existing agreements with the Company to control and restrict the Company’s usage of its trademarks in its current businesses, including whether to permit any licensing of such trademarks, and in any new lines of business. For a summary of these revised arrangements, see “The Merger—Interests of Certain Persons in the Merger—Arrangements with Thomas J. Hilfiger.” Mr. Hilfiger is expected to continue to serve as a director of the surviving corporation and/or a controlling affiliate thereof following completion of the merger.

In addition, certain other expected post-merger management arrangements are covered under a memorandum of understanding between Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P., Fred Gehring, chief executive officer of Tommy Hilfiger Europe B.V., a subsidiary of the Company, and Ludo Onnink, chief financial officer of Tommy Hilfiger Europe. Messrs. Gehring and Onnink are not executive officers of the Company. The memorandum of understanding addresses, among other things, (a) the material terms of Messrs. Gehring’s and Onnink’s respective employment arrangements to be in effect following the effective time of the merger, (b) the terms of their indirect equity participation in the surviving corporation, (c) the terms of their participation in an equity performance incentive plan, and (d) their additional co-investment rights/obligations, in each case as described in more detail in the section entitled “The Merger—Interests of Certain Persons in the Merger.” Messrs. Gehring and Onnink are expected to serve as executive officers of the surviving corporation, as chief executive officer and chief financial officer or chief operating officer, respectively, and on the board of directors thereof and/or a controlling affiliate thereof. The service of our directors, other than Mr. Hilfiger, will end on the completion of the merger.

Under the memorandum of understanding, Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. also indicate that “top managers,” whom we refer to as future management participants, will be offered new employment contracts that would provide in varying degrees for (a) indirect equity participation in the surviving corporation (see “The Merger—Interests of Certain Persons in the Merger—Equity Investment” below), (b) participation in an equity performance incentive plan (see “The Merger—Interests of Certain Persons in the Merger—Equity Performance Incentive Plan” below), (c) additional co-investment rights/obligations (see “The Merger—Interests of Certain Persons in the Merger—Co-Investment Rights/Obligations” below), and/or (d) participation in a “shadow” option pool based on the equity returns of the surviving corporation (see “The Merger—Interests of Certain Persons in the Merger—Shadow Option Pool” below).

At the effective time of the merger, each outstanding option to purchase Company ordinary shares and each outstanding restricted Company ordinary share (in each case, including those held by our directors and executive officers) will vest. Based on the $16.80 per Company ordinary share merger price and an assumed closing date of April 1, 2006, the total value of all unvested options and restricted Company ordinary shares held by our directors and executive officers as of [            ] is $5,337,263 and $840,000, respectively.

Each of the Company’s executive officers (other than Messrs. Hilfiger and Dyer) is also eligible to receive $300,000 cash retention bonuses 180 days following the completion of the merger, subject to continued employment at such date or a “qualifying termination” of employment following the merger. Each of the Company’s executive officers (other than Messrs. Hilfiger and Dyer) is also entitled to receive lump-sum severance benefits equal to 18 months of base salary upon “qualifying termination” of employment following the merger, which amounts are higher than the severance benefits payable upon termination of employment in the absence of a change of control (see “The Merger—Interests of Certain Persons in the Merger—Severance and Retention Plans”).

Under the terms of Mr. Dyer’s 2003 employment agreement, he is entitled to receive severance benefits upon termination of his employment by the Company without “cause” or by Mr. Dyer for “good reason” (each as defined in his agreement), which benefits are higher in the case of termination of employment in connection with a “change of control” (see “The Merger—Interests of Certain Persons in the Merger—David F. Dyer’s Employment Agreement”).

Under the terms of the merger agreement, Parent and Merger Sub have generally agreed to indemnify current and former officers and directors of the Company for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and provide for liability insurance, in each case, for a period of six years from and after the effective time of the merger, subject to certain conditions.

Treatment of Options to Acquire Company Ordinary Shares (Page 61)

At the effective time of the merger, all outstanding options to acquire Company ordinary shares under the Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger U.S.A., Inc. 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan, as amended, and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan, as amended (the “2003 Incentive Plan”), or otherwise will become fully vested and will be converted into the right to receive an amount in cash (without interest) less applicable withholding taxes equal to the product of (i) the number of ordinary shares of the Company subject to each option immediately prior to the effective time of the merger and (ii) the excess, if any, of $16.80 over the exercise price per Company ordinary share subject to such option.

Treatment of Restricted Company Ordinary Shares (Page 61)

At the effective time of the merger, all restricted Company ordinary shares issued under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan or otherwise will be cancelled and converted into the right to receive $16.80 in cash (less applicable withholding taxes), without interest, for each such restricted Company ordinary share.

Regulatory and Other Governmental Approvals (Page 55)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”) and certain waiting period requirements have been satisfied. The Company and Apax Europe VI-A, L.P. intend to file their respective Notification and Report Forms with the Antitrust Division and the Federal Trade Commission shortly.

The European Community merger control laws, namely Council Regulation (EC) No. 139/2004 of January 20, 2004 (ECMR), require that transactions, such as the merger, may not be implemented until certain information has been submitted to the European Commission and it has approved the merger. Apax Europe VI-A, L.P. intends to file the required information with the European Commission shortly.

In addition, completion of the merger may also require other regulatory approvals of foreign antitrust regulatory authorities. The parties are assessing whether any other antitrust regulatory filings are required under foreign antitrust laws and/or regulations.

Except as noted above with respect to the required filings under the HSR Act and the ECMR, and possible other foreign regulatory filings, the filing of an application with the Registrar of Corporate Affairs of the British Virgin Islands to re-register the Company as a company limited by shares under the BC Act from its current status as a company limited by shares and incorporated under the International Business Companies Act of 1984 of the British Virgin Islands, the filing of the articles of merger in the British Virgin Islands at or before the effective time of the merger, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger.

The Company does not expect the re-registration as a company limited by shares under the BC Act to have any adverse impact on the Company, its business, or its shareholders.

Effects of the Merger (Page 60)

At the effective time, all assets of every description, including choses in action and the business of each of the Company and Merger Sub, shall vest in the Company, as surviving corporation, and all debts, claims, liabilities and obligations of each of the Company and Merger Sub shall become the debts, claims, liabilities and obligations of the surviving corporation, all as provided under the BC Act.

Procedure for Receiving Merger Consideration (Page 61)

As soon as practicable after the effective time of the merger, a paying agent designated by Parent, and approved by the Company, will mail a letter of transmittal and instructions to all Company shareholders. The letter of transmittal and instructions will tell you how to surrender your Company ordinary share certificates in exchange for the merger consideration, without interest. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions; Superior Proposal (Page 66)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and our ability to change or withdraw our recommendation of the merger agreement. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a

“company superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation”), so long as the Company complies with the terms of the merger agreement. The board of directors may also withdraw its recommendation of the merger agreement if it concludes that doing otherwise would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders. In the event that the Company terminates the merger agreement to enter into an acquisition agreement with respect to a company superior proposal, the Company is required to pay to Parent a termination fee of US$50 million.

Conditions to Closing (Page 72)

Before the Company can complete the merger, a number of conditions must be satisfied (or waived by Parent or the Company, as appropriate, to the extent permitted by law). These include:

•	the receipt of Company shareholder approval of the merger agreement;

•	the absence of any law or order by any governmental entity which prohibits the consummation of the merger and which continues to be in effect;

•	the expiration or termination of the waiting period under the HSR Act;

•	the approval of the European Commission of the merger pursuant to the European Community Merger Regulation and any other foreign competition authorities agreed to by the parties, to the extent the failure to obtain such approval would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

•	the truth and correctness of the Company’s and Parent’s representations and warranties, subject to certain qualifications;

•	the performance and compliance, in all material respects, by each of the Company and Parent of its respective obligations and covenants in the merger agreement;

•	the receipt by the Company of a solvency certificate signed by the chief executive officer or chief financial officer of Parent;

•	the receipt by Parent or Merger Sub of the debt financing or proceeds in the same aggregate amount as contemplated by the debt financing from other financing sources; and

•	the successful consummation of THUSA’s tender offer and consent solicitation for the 6.85% notes due 2008 and the 9.00% senior bonds due 2031 substantially concurrently with the closing.

Termination of the Merger Agreement (Page 73)

The merger agreement may be terminated and abandoned at any time prior to the effective time, whether before or after any approval of the matters presented in connection with the merger by the shareholders of the Company:

(a)	by the mutual written consent of the Company and Parent;

(b)	by either Parent or the Company if the effective time has not occurred on or before September 21, 2006 so long as the party seeking to terminate has not breached in any material respect its obligations under the merger agreement in any manner that has proximately caused the failure to consummate the merger on or before such date, except that, if, as of September 21, 2006, all conditions set forth above have been satisfied or waived (other than those that are satisfied by action taken at the closing) other than the condition on competition filings and certain other governmental approvals, then either the Company or Parent may extend such date to December 29, 2006;

(c)	by either Parent or the Company if any order permanently restraining or otherwise prohibiting the consummation of the merger has become final and non-appealable;

(d)	by either Parent or the Company if the Company shareholder approval was not obtained at the Company shareholder meeting;

(e)	by the Company if Parent has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement such that a closing condition to the merger would not be satisfied and cannot be cured by September 21, 2006;

(f)	by Parent if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement such that a closing condition to the merger would not be satisfied and cannot be cured by September 21, 2006;

(g)	by the Company if our board of directors has concluded in good faith, after consultation with our legal and financial advisors, that a company alternative proposal is a company superior proposal and our board of directors and the Company have satisfied each of the prerequisite steps for terminating the agreement described in clause (g) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 73 of this proxy statement; or

(h)	by Parent if our board of directors (i) has changed, withheld or withdrawn (or modified in a manner adverse to Parent or Merger Sub) or publicly proposed to change, withhold or withdraw (or modify in a manner adverse to Parent or Merger Sub) its recommendation of the merger agreement or has recommended or approved, or publicly proposed to recommend or approve, any “company alternative proposal” that constitutes a “company superior proposal” (as such terms are defined in the section entitled “The Merger Agreement—No Solicitation”) or the Company has breached its obligations to use reasonable best efforts to solicit from its shareholders proxies to be exercised in favor of the approval of the merger agreement and the merger, (ii) determined that a company alternative proposal constitutes a company superior proposal, (iii) provided Parent with written notice of a company superior proposal, or (iv) failed to publicly affirm its recommendation or recommend against any company alternative proposal within ten business days of Parent’s request.

Termination Fee and Expenses (Page 75)

•	If the merger agreement is terminated under certain circumstances, either:

•	the Company will be obligated to pay a termination fee of US$50 million to Parent, if the merger agreement is terminated by the Company for the reason described in clause (g) of the section entitled “Summary–Termination of the Merger Agreement” above; the merger agreement is terminated by Parent for the reasons described in clause (h) of the section entitled “Summary—Termination of the Merger Agreement” above; or the merger agreement is terminated by Parent following a material breach of the provisions described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 66 of this proxy statement for the reasons described in clause (f) of the section entitled “Summary—Termination of the Merger Agreement” above;

•	the Company will be obligated to pay a termination fee of US$25 million, which we refer to as the partial termination fee, to Parent, if, (i) at any time after the date of the merger agreement, any company alternative proposal is publicly proposed or disclosed prior to, and not “irrevocably” withdrawn (as described in the section entitled “The Merger Agreement—Termination Fee”) at the time of, the special meeting, and (ii) the merger agreement is terminated by Parent or the Company for the reasons described in clauses (b) or (d) of the section entitled “Summary—Termination of the Merger Agreement” above or the merger agreement is terminated by Parent for the reason described in clause (f) of the section entitled “Summary—Termination of the Merger Agreement” above;

•	the Company will be obligated to pay an additional US$25 million to Parent, if within six (6) months after the payment of the partial termination fee, any definitive agreement providing for a “qualifying transaction” (as defined in the section entitled “The Merger Agreement—Termination Fee”) is entered into, or a “qualifying transaction” has been consummated; or

•	the Company will be obligated to pay the expenses of Parent, up to US$15 million, if, prior to the termination of the merger agreement, no company alternative proposal is publicly proposed or publicly disclosed or otherwise communicated to the board of directors of the Company prior to the Company shareholder meeting and the merger agreement is terminated by Parent or the Company because the Company shareholder approval is not received at the Company shareholder meeting or any adjournment or postponement thereof.

•	Parent will be obligated to pay a termination fee of US$50 million to the Company if:

•	the merger agreement is terminated by Parent or the Company for the reason described in clause (b) of the section entitled “Summary—Termination of the Merger Agreement” above and at such time all conditions to Parent’s obligations to consummate the merger shall have been satisfied, other than certain Excluded Conditions (as defined in the section entitled “The Merger Agreement—Termination Fee”) and the condition relating to Parent’s or Merger Sub’s receipt of the proceeds of the debt financing or alternative financing; or

•	the merger agreement is terminated by the Company for the reason described in clause (e) of the section entitled “Summary—Termination of the Merger Agreement” above because of either (1) a failure of Parent or Merger Sub to receive the proceeds of the debt financing or alternative financing or (2) an intentional breach by Parent of its obligations described in the section entitled “The Merger Agreement—Financing” beginning on page 70 of this proxy statement.

The Guarantee; Remedies (Page 77 and Annex B)

In connection with the merger agreement, Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. have agreed to jointly and severally guarantee to the Company the prompt and complete payment and performance of Parent’s and Merger Sub’s obligations to the Company arising (i) under the merger agreement in the event of an intentional breach or fraud by Parent or Merger Sub of such obligations or (ii) under the merger agreement in the event Parent is obligated to pay the Company a US$50 million termination fee (see “The Merger Agreement—Termination Fee”), up to a maximum amount equal to US$50 million. The guarantee will remain in full force and effect until the effective time of the merger.

The Company cannot seek specific performance to require Merger Sub to complete the merger, and the Company’s exclusive remedy under the merger agreement for the failure of Merger Sub to complete the merger is limited to (a) a termination fee of US$50 million payable to the Company only in the circumstances described under “The Merger Agreement—Termination Fee”) or (b) a claim for damages in the event of any intentional breach or fraud by Parent or Merger Sub, subject to a US$50 million liability cap.

A copy of the Guarantee is attached to this proxy statement as Annex B.

Market Price of Company Ordinary Shares (Page 78)

The Company ordinary shares are listed on the New York Stock Exchange under the trading symbol “TOM.” The closing sale price of a Company ordinary share on December 22, 2005, which was the last trading day before the announcement of the execution of the merger agreement (but after recurring public reports regarding a potential sale of the Company beginning in August and continuing through the days leading up to the execution of the merger agreement), was $16.00 per share. The average trading price of the shares over the prior three year period was approximately $10.75. On [            ], 2006, which was the last trading day before the date of this proxy statement, the Company ordinary shares closed at $[            ] per share.

Dissenters’ Rights of Appraisal (Page 79 and Annex D)

The laws of the British Virgin Islands provide you, as a shareholder, with the right to dissent from the proposal to approve the merger agreement and with appraisal rights in relation to the value of your Company ordinary shares in the context of the merger. This means that you are entitled to have the fair value of your shares determined by a committee of three appraisers and to receive payment based on that valuation. The ultimate amount you receive for your Company ordinary shares as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written objection to the merger to the Company before the vote is taken on the merger agreement and you must not vote in favor of the approval of the merger agreement. Your failure to follow exactly the procedures specified under the laws of the British Virgin Islands will result in the loss of your appraisal rights.

If, at any time prior to the time a shareholder provides notice of his or her election to dissent to the Company pursuant to section 179(5) of the BC Act, a shareholder wishes to discontinue the exercise of his or her right to dissent under the BC Act and to receive the merger consideration in respect of each of the shareholder’s Company ordinary shares, that shareholder must provide written confirmation to the Company of the revocation of the notice of written objection sent by the shareholder to the Company.

A copy of Section 179 of the BC Act is attached to this proxy statement as Annex D.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Opinion of J.P. Morgan Securities Inc.,” “The Merger—Certain Projections” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the overall level of consumer spending on apparel;

•	the financial strength of the retail industry generally and the Company’s customers, distributors, and licensees in particular;

•	changes in trends in the market segments and geographic areas in which the Company competes;

•	the level of demand for the Company’s products;

•	actions by our major customers or existing or new competitors;

•	the effect of the Company’s strategy to reduce U.S. distribution in order to bring supply and demand into balance;

•	changes in currency and interest rates;

•	changes in applicable tax laws, regulations and treaties;

•	changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products;

•	the effects of any consolidation of the Company’s facilities and actions to reduce selling, general and administrative expenses;

•	the outcome of the class action lawsuits against the Company and the Company’s discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters;

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder approval, and regulatory approvals;

•	the uncertainty surrounding the merger, including the Company’s ability to retain employees;

•	the availability and terms of Parent’s debt financing that is required to complete the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	the other risks and uncertainties set forth in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

THE PARTIES TO THE MERGER AGREEMENT

Tommy Hilfiger Corporation

We are a corporation incorporated under the laws of the British Virgin Islands with our principal executive offices at 9/F, Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong. Our telephone number is 852-2216-0668. We, through our subsidiaries, design, source and market men’s and women’s sportswear, jeanswear and childrenswear. Our brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, we also offer a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. Our products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as our own network of outlet and specialty stores in the United States, Canada and Europe.

Elmira (BVI) Unlimited

Elmira (BVI) Unlimited, which we refer to as Merger Sub, is an unlimited liability company incorporated under the laws of the British Virgin Islands on December 15, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Merger Sub is a wholly owned subsidiary of Elmira 2 B.V., a Netherlands limited liability company. Merger Sub has not engaged in any business except in anticipation of the merger. The business address of Merger Sub is c/o Apax Partners Ltd., 15 Portland Place, London W1B 1PT, United Kingdom and its telephone number is +44-20-7872-6300.

Elmira 2 B.V.

Elmira 2 B.V., which we refer to as Parent, is a Netherlands limited liability company, formed on June 5, 2005 under the name BMD Venture Capital B.V. Parent is wholly owned by certain private equity funds of Apax Partners Worldwide LLP, Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P., which we refer to in this document as the Apax Funds. Parent has not engaged in any business except in anticipation of the merger. The business address of Parent is c/o Apax Partners Ltd., 15 Portland Place, London W1B 1PT, United Kingdom and its telephone number is +44-20-7872-6300.

Apax is one of the world’s leading private equity investment groups, operating across the United States, Europe, Israel and Asia. Apax has raised or advised approximately US$20 billion around the world. With more than 30 years of direct investing experience, funds advised by Apax provide long-term equity financing to build and strengthen world-class companies. It pursues a multi-stage equity investment strategy, investing in late venture, growth capital and buyouts. Funds advised by Apax invest in companies across its global sectors of Retail & Consumer, Tech & Telecom, Media, Healthcare and Financial & Business Services.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [            ], [            ], 2006, starting at [            ], local time, at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement, approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, and to act on such other matters and transact such other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about [            ], 2006.

Record Date, Quorum and Voting Power

The holders of record of the Company ordinary shares at the close of business on [            ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [            ] Company ordinary shares issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding Company ordinary share on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.

A quorum of holders of the outstanding Company ordinary shares must be present for the special meeting to be held. A quorum is present if the holders of at least 50% of the votes attaching to the Company ordinary shares entitled to vote are present at the meeting, either in person or represented by proxy. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will need to be established at the reconvened meeting.

Required Vote

For us to complete the merger, shareholders as of the close of business on the record date holding at least a simple majority of the votes of the Company ordinary shares that are present at the special meeting and entitled to vote and that are voted and do not abstain must vote “FOR” the approval of the merger agreement. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the same approval.

In order for your Company ordinary shares to be included in the vote, if you are a registered shareholder (that is, if you hold your Company ordinary shares in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee and it can give you directions on how to vote your shares. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on the proposal to approve the merger, but abstentions will count for the purpose of determining whether a quorum is present.

As a result, broker non-votes will have no effect on either the vote for the approval of the merger agreement or the vote for the adjournment or postponement of the meeting. Additionally abstentions will have no effect on the aforementioned votes other than to help ensure that a quorum is present.

Voting by Directors and Executive Officers

As of [            ], 2006, the record date, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [            ] Company ordinary shares (excluding options), representing approximately [    ]% of the outstanding ordinary shares of the Company. Each of our directors and executive officers has informed the Company that he or she intends to vote all of his or her Company ordinary shares “FOR” the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. None of our directors or executive officers has entered into any voting agreements relating to the merger.

Proxies; Revocation

If you vote your Company ordinary shares by signing a proxy, or by voting through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

•	submitting a duly executed proxy bearing a later date;

•	submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on [ ], 2006, or the day before the meeting date, if the special meeting is adjourned or postponed;

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

The Company does not expect that any matter other than the proposal to approve the merger agreement and the proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies, will be brought before the special meeting. If, however, another matter is properly presented at the special meeting or any such adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares for which they hold proxies in accordance with their best judgment.

Shareholders should NOT send share certificates with their proxy cards.    If the merger is completed, shareholders will be mailed a transmittal form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. The Company has also engaged Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for the meeting and the Company estimates that it will pay them a fee of approximately $8,500, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If a quorum exists, then a simple majority of the votes of the Company ordinary shares present in person or represented by proxy at the special meeting and entitled to vote and that are voted and do not abstain may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company shareholders who have already sent in their proxies to revoke them prior to their use at the special meeting, reconvened following such adjournment or postponement, in the manner described above.

THE MERGER

Background of the Merger

As part of its ongoing evaluation of its business, the Company’s board of directors and management periodically evaluate the Company’s long-term strategic alternatives and prospects for continued operations as an independent company. In connection with such evaluations, the board of directors of the Company has considered various strategic alternatives to maximize shareholder value, including but not limited to, (i) restructuring the Company, (ii) acquiring other companies in the apparel industry in order to diversify the Company’s brands and channels of distribution, (iii) recapitalizing the Company, (iv) buying back shares or Company debt, (v) expanding the retail and/or licensing segments of the Company, along with its international business, while downsizing its U.S. Wholesale operations, and (vi) other measures to create value, including a possible sale or leveraged buyout of the Company.

From time to time over the last several years, the management of the Company has had preliminary discussions with several parties regarding various strategic alternatives, including a possible sale of the Company. In December 2002, the chief executive officer of a major apparel company had a meeting with Joel Horowitz, the then chief executive officer of the Company, and Mr. Hilfiger in which he expressed interest in a potential business combination. In February 2003, during a meeting with Mr. Horowitz, the chief executive officer of the apparel company expressed a more concrete interest in acquiring the Company. After signing a confidentiality agreement, the apparel company met with senior management of the Company and was provided with the Company’s financial projections for the following fiscal year. In early March 2003, the chief executive officer of the apparel company orally conveyed to Mr. Horowitz an interest in acquiring the outstanding shares of the Company at a purchase price equal to $10.00 per share in cash. On March 11, 2003, the Company’s board of directors, following a review with JPMorgan, rejected the proposal as inadequate, but agreed to continue discussions to determine whether the bidder would be willing to make a significant increase in its proposed purchase price. On March 27, 2003, the Wall Street Journal reported that the Company was in preliminary discussions for a sale to a major apparel company, which caused the Company’s stock price to increase 24% that day, from $5.89 to $7.30.

In April 2003, the Company received a proposal from another party to contribute one or more apparel businesses and cash to the Company in exchange for a significant equity stake in the Company. As part of this proposal, the third party also contemplated that the Company would undertake a substantial share buyback through a dutch auction self tender offer.

In early May 2003, following its due diligence review, the apparel company advised the Company that it was not prepared to submit a bid for the Company at that time, and that if the parties were to continue discussions, it expected the value of any proposal would be at or below $10.00 per share. At a meeting on May 6, 2003, a special committee of independent directors of the Company received an update from management and JPMorgan regarding the status of the discussions with the apparel company and the other party, and discussed the Company’s business strategy. The special committee determined to terminate discussions with the apparel company. It also determined that significant changes would have to be made to the proposal from the other party in order to make it acceptable, but authorized the Company to continue discussions.

On May 8, 2003, the Company issued a press release announcing that its board of directors had authorized the retention of JPMorgan as its financial advisor to help the Company explore the acquisition of additional brands that offer growth opportunities to build long-term shareholder value through the development of a multi-brand, multi-channel business strategy. In implementing this strategy, the Company engaged in discussions and negotiations with a number of potential acquisition targets over the next eighteen months. However, the intense competition for potential acquisition targets made it difficult for the Company to successfully pursue its multi-brand, multi-channel business strategy.

On September 24, 2004, THUSA, a wholly owned subsidiary of the Company, announced that it had received a grand jury subpoena issued by the U.S. Attorney’s Office for the Southern District of New York (the

“USAO”) seeking documents generally relating to THUSA’s domestic and/or international buying office commissions since 1990. Immediately prior to the announcement of the USAO investigation, the Company’s stock price closed at $13.17 per share. In light of the USAO investigation and related financial reporting matters, the Company was unable to file its quarterly and annual reports with the SEC on a timely basis. On November 18, 2005, the Company filed its delayed quarterly and annual reports for the fiscal year ended March 31, 2005, and the Company became current in its financial reporting on December 23, 2005 with the filing of its quarterly report for the period ended September 30, 2005.

Following the announcement of the USAO investigation, the Company continued to explore smaller acquisitions, and consummated the purchases of the Karl Lagerfeld business in January 2005 for $27.5 million and the rights to distribute and manage the sale of Tommy Hilfiger products in Italy in April 2005 for $22 million. During this period, the Company determined not to pursue larger acquisitions to effect its multi-brand, multi-channel business strategy.

Beginning in March 2005, Fred Gehring, chief executive officer of Tommy Hilfiger Europe B.V., a subsidiary of the Company, had several conversations with Mr. Hilfiger to express his interest in acquiring the Company. On or around March 23, 2005, Mr. Gehring and his counsel met with Mr. Hilfiger, at Mr. Gehring’s request, and said that he planned to try to identify financing sources to support an acquisition of the Company. At a March 30, 2005 meeting and on several occasions thereafter, Mr. Gehring reiterated to Mr. Hilfiger or his advisers that he was trying to put together a proposal with financing sources to acquire the Company and would like Mr. Hilfiger to support his group in any such bid. Mr. Hilfiger, while not objecting to Mr. Gehring’s efforts, made clear that he intended to remain neutral and was not prepared to participate in or favor any group in an acquisition. During one of the meetings with Mr. Hilfiger and his advisers, knowing that Mr. Hilfiger had indicated to the Company’s board that he was interested in revising his 1992 employment agreement, Mr. Gehring agreed that he would be inclined to support a modification of Mr. Hilfiger’s employment agreement to guarantee compensation of up to $20 million annually for a period of years. During this same period, Mr. Gehring also had several conversations with Mr. Horowitz, the then Chairman of the Board, to express his concerns with the financial results of the Company’s U.S. Wholesale operations and his interest in considering a possible acquisition of the Company. Mr. Horowitz advised Mr. Gehring that he would need to secure financing to make his bid credible to the Company’s board, and also apprised some of the independent directors of the Company of his conversation.

In March and April 2005, Mr. Gehring and Ludo Onnink, chief financial officer of Tommy Hilfiger Europe, met with several private equity firms and financial institutions to discuss their interest in a possible acquisition of the Company, and entered into confidentiality agreements with several of them, including Apax. In the course of these discussions, Messrs. Gehring and Onnink presented historical and projected financial information of the Company that they had prepared to reflect their proposed business plans. In May 2005, Mr. Gehring also reached a tentative, non-exclusive understanding with Apax regarding the management arrangements that would apply to an Apax bid.

In May 2005, Mr. Gehring met separately with Mr. Hilfiger and David F. Dyer, chief executive officer and president of the Company, to advise them that he was planning to make a proposal to acquire the Company, which he wanted to present to the board at its regular meeting on May 22, 2005. Mr. Dyer advised Mr. Gehring that he did not think it was an appropriate time to consider a possible sale of the Company in view of the pending USAO investigation and the continuing delay in filing the Company’s financial statements. Mr. Dyer informed all of the independent directors in advance of the board meeting of his discussions with Mr. Gehring, and they decided to invite Mr. Gehring to make his presentation at the May 22nd board meeting. At that meeting, Mr. Gehring discussed the background of his desire to acquire the Company and his views and perspectives on the Company’s current and future operations. He delivered a letter to the board of directors from him and Apax Partners expressing their interest in making a proposal to acquire the Company for $14.50 in cash per share, subject to due diligence, agreement on all legal documentation, final approval of Apax’s investment committee and the receipt of financing commitments from their financing sources. The proposal letter contemplated that the equity financing would be provided by the Apax Funds, and attached letters from two financial institutions expressing their interest in providing the required debt financing. The $14.50 per share proposed purchase price represented a 33% premium over the most recent closing price of the Company’s shares of $10.91. Following discussions, the independent directors on the board determined that, in view of the pending USAO investigation and the delay in filing public financial statements, it was not in the best interest of the Company’s shareholders for the Company to consider such a transaction at that time.

At its meeting on May 22, 2005 the board of directors also reviewed the Company’s long-term prospects and a proposed three-year business plan developed by the Company’s management. In addition, the Company’s management discussed with the board of directors strategic alternatives developed by the Company’s management, which included (i) restructuring the Company, (ii) acquiring other companies in the apparel industry in order to diversify the Company’s brands and channels of distribution, (iii) recapitalizing the Company, (iv) buying back shares or Company debt, (v) expanding the retail and/or licensing segment of the Company, along with its international business, while downsizing its U.S. Wholesale operations, and (vi) exploring other measures to create value, including a possible sale or leveraged buyout of the Company. Following such discussions, the board of directors asked the Company’s management to continue examining these alternatives, retain JPMorgan as financial advisor to the Company and return with a recommendation at its next meeting scheduled for August 1, 2005.

Following the May board meeting, Mr. Dyer wrote a memorandum to Mr. Gehring which directed Mr. Gehring that, if the board of directors of the Company determined to pursue a potential sale of the Company in the future, Mr. Gehring could not participate or align himself with any specific group or consortium while still an employee of the Company. In response to the board’s determination and Mr. Dyer’s direction, Mr. Gehring ultimately decided to discontinue his leadership of a possible acquisition bid for the Company.

On August 1, 2005, the board of directors discussed the Company’s competitive position in the apparel industry and its strategic alternatives at a regular meeting. JPMorgan reviewed with the board of directors the challenges facing the apparel industry generally and the Company specifically, and noted that the trading value of the Company’s shares remained depressed relative to other comparable publicly traded apparel companies. JPMorgan observed that: (a) the Company’s ordinary shares were trading at a Firm Value/2005 EBITDA multiple of 5.2x, whereas peer companies’ shares were trading in a range of approximately 7.0x to 11.0x, (b) the Company’s long-term growth rate of 10% per annum compared to peer companies whose growth rates ranged from 8% to 20%, and (c) the Company had a trailing 12 month EBITDA margin of 11% versus a peer company range of 8% to 24%. JPMorgan attributed this relative undervaluation of the Company’s shares to the Company’s (a) lack of identifiable future growth drivers, (b) declining operating margins, (c) reliance on a consolidating department store channel in the U.S. and (d) poor performance in its U.S. wholesale division. JPMorgan discussed with the board that such undervaluation would be likely to persist for the foreseeable future.

At the August 1 meeting, JPMorgan and the Company’s management discussed strategic alternatives with the board, including (i) a sale of the Company to a strategic or financial buyer; (ii) a recapitalization of the Company; and (iii) four prospective scenarios developed and presented by the Company’s management intended to reposition the Company as part of its ongoing business plan, including (a) a strategy to reinvigorate the U.S. wholesale business, by, among other things, increasing capital expenditures to secure more selling space in department stores, concentrating on selective retail locations, improving products and increasing marketing; (b) a licensing strategy, whereby the Company would exit the U.S. wholesale business and seek licensing partners for all wholesale apparel lines; (c) a U.S. retail strategy, whereby the Company would exit the U.S. wholesale business and aggressively roll out retail stores and pursue new licensing opportunities; and (d) a major U.S city presence strategy, whereby the Company would exit the U.S. wholesale business and sustain the presence of the Tommy Hilfiger brand through a roll-out of retail stores limited to major U.S. cities. JPMorgan and the Company’s management also discussed with the board the pros and cons of each of these strategic alternatives. JPMorgan reviewed with the board of directors the pool of potential strategic and financial buyers of the Company. In assessing the potential strategic buyers, JPMorgan analyzed both the strategic rationale and the financial ability of such buyers to acquire the Company. Based on their analysis and discussions with management regarding each of the alternatives, JPMorgan recommended that the board of directors consider exploring a potential sale of the Company to a strategic or financial buyer. At the conclusion of the meeting, the independent directors authorized JPMorgan to begin preparing for a sales process as well as analyzing a potential recapitalization of the Company. The board also authorized the Company to retain Wachtell, Lipton, Rosen & Katz to act as the Company’s legal advisor in connection with a possible sale of the Company.

On August 8, 2005, the Company’s general counsel and legal and financial advisors met with financial and legal advisors to Mr. Hilfiger, to inform them of the board’s determination to commence a sales process and to discuss the general parameters for the potential sales process that the Company expected to conduct. Mr. Hilfiger’s advisors stated that Mr. Hilfiger was open-minded regarding a potential transaction, but would be interested (whether in the context of a sale of the Company or under stand-alone alternatives), as he had stated previously, in revising his employment contract to better align his interests with the performance of the Company’s worldwide wholesale, retail and licensing businesses rather than its North American wholesale and retail businesses alone as provided in his 1992 employment agreement with the Company. His advisors also stated that Mr. Hilfiger desired to be generally informed about the sales process as it proceeded to the extent appropriate. From time to time over the next several months, the Company’s advisors provided Mr. Hilfiger’s advisors with general updates regarding the status of the sales process, but without furnishing his advisors with detailed information regarding the status or terms of the proposals.

On August 10, 2005, THUSA announced that it had entered into a non-prosecution agreement with the USAO to resolve the USAO’s investigation. Under the terms of the non-prosecution agreement, among other things, THUSA agreed to file amended U.S. federal income tax returns for the fiscal years ending March 31, 2001 through 2004 reflecting a reduced buying office commission rate for those four years. The Company’s stock price increased over 10% on the first trading day following the announcement of the USAO settlement to close at $15.01 per share.

On August 18, 2005, Women’s Wear Daily, an apparel industry trade publication, published a speculative news report indicating that the Company was already being “shopped” to potential buyers, and that report was picked up in the major financial media. In response to this report and other market rumors, the Company’s shares traded as high as $18.76 per share on the New York Stock Exchange on August 18, 2005, which was the highest sales price in over five years.

At a board meeting on August 29, 2005, the board of directors continued to discuss the strategic alternatives available to the Company. JPMorgan then addressed in more detail the steps of a potential two-phase sale process. Following the JPMorgan presentation, the board authorized JPMorgan to begin contacting potential buyers.

Beginning on August 29, 2005, JPMorgan contacted companies in the apparel business, as well as financial buyers, in the United States, Europe and Asia to explore their potential interest in a transaction with the Company. In the course of this process, JPMorgan contacted or was contacted by twenty-four parties with respect to their potential interest in acquiring the Company.

During the month of September and thereafter, the Company executed confidentiality agreements with nineteen of these parties and the Company’s senior management made multi-hour presentations on the Company’s businesses and prospects to sixteen potential strategic and financial buyers from the United States, Europe and Asia. In addition, at the Company’s request, certain members of senior management of the Company’s subsidiaries and divisions, including Messrs. Gehring and Onnink, who were assisting the Company in the management presentations or otherwise with the Company’s strategic planning alternatives, signed agreements to maintain the confidentiality of the strategic planning alternatives and all other information concerning the operation of the Company’s business. The agreements also provided that they would not contact any third party involved in the strategic planning alternatives or their legal or financial advisors for any purpose without first notifying the Company’s general counsel.

At a meeting on September 29, 2005, Mr. Dyer updated the board on the status of the sales process.

Commencing on October 9, 2005, JPMorgan distributed Phase I data packages to the sixteen potential buyers which had continued to express interest in a potential transaction. The Phase I data packages included detailed three-year financial projections by business segment, historical and projected consolidated financial statements and selected public filings made by the Company. Beginning on October 12, 2005, JPMorgan distributed Phase I process letters to each of the potential buyers who received the Phase I data packages. The process letters requested that the parties submit initial indications of interest to acquire the Company by October 24, 2005.

On October 24, 2005, JPMorgan began receiving indications of interest from potential buyers. By October 28, 2005, five bidding groups representing eight parties remained active in the process, although only two potential buyers, Apax and another large private equity firm, submitted non-binding indications of interest that included price ranges, in each case subject to the completion of satisfactory due diligence and other conditions and assumptions.

On October 31, 2005, the board of directors met to review the status of the sales process. JPMorgan reviewed with the board of directors the indications of interest received from Apax and the other private equity firm and the status of the other three bidding groups. JPMorgan also discussed with the board of directors the 10.6% decline in stock prices during the period between August 18, 2005 and October 28, 2005 in the Company’s peer group, as well as the 16.2% decline in the Company’s stock price for the same period, which for analytical purposes implied an “unaffected trading price” of between $13.50 and $14.40 per Company ordinary share. The board of directors then discussed with management and its financial and legal advisors what steps it should take in responding to each of the potential buyers, including whether to proceed with a second round of the sales process. After such discussion, the board authorized JPMorgan to commence Phase II of the sales process, during which each of the potential buyers which submitted an indication of interest would be permitted greater access to the Company’s management and employees and access to the Company’s dataroom.

After further conversations with JPMorgan and the Company, the three remaining bidding groups decided not to proceed into Phase II. One of the three groups subsequently re-entered the process in late November as discussed below.

Beginning on November 7, 2005, the Company granted both Apax and the other private equity bidder access to the Company’s dataroom and other confidential information. Beginning a few days later, the Company provided detailed two-day Phase II management presentations to each bidder. Both bidders were provided access to the dataroom for approximately six weeks, which was supplemented during this period including in response to requests for additional information from both bidders. Following these Phase II management presentations, the Company conducted a series of follow-up due diligence sessions with each of the parties in response to their requests.

Beginning on November 16, 2005, JPMorgan distributed to the two potential bidders a Phase II bid process letter and a proposed form of merger agreement. In the Phase II bid process letter, the potential buyers were requested to submit a mark-up of the proposed merger agreement by November 29, 2005, financing commitment letters and a description of any proposed management participation plan by December 9, 2005, and a binding final offer price by December 15, 2005. The Phase II bid process letter contemplated that bidders would be permitted to meet with management and JPMorgan after December 9, 2005.

On November 23, 2005, a financial advisor to a publicly traded apparel brand licensing company contacted JPMorgan to advise that its client was in discussions with two potential financial partners and a retail sourcing partner regarding their participation in a possible joint acquisition of the Company. The financial advisor also indicated that his client’s business model for a potential acquisition of the Company was predicated on a multi-channel licensing strategy of partnering with both sourcing and retailing partners which, in their view, would create the broadest retail appeal for the “Tommy Hilfiger” brand on a global basis. The financial advisor also stated that its client was in discussions with a mass-market retailer regarding a possible licensing agreement of a new Tommy Hilfiger brand, which would be critical to their being able to make a bid.

On November 29, 2005, the apparel brand licensing company delivered an indication of interest that provided a preliminary valuation range for the Company, subject among other things to it reaching agreements with its two financial partners, its sourcing partner and the mass-market retailer, and the satisfactory completion of due diligence. The potential bidder also stated its understanding that, under Mr. Hilfiger’s existing agreements with the Company, any new licensing transaction would require Mr. Hilfiger’s consent. After receiving this indication of interest and signed confidentiality agreements, JPMorgan provided them with the Company’s proposed form of merger agreement. In addition, the Company gave the bidding group the Phase I management presentation, since the bidding group had advised that it did not require the more detailed Phase II presentations, as well as a separate presentation from the Company’s European management regarding the Company’s European business. The Company also requested that its European management team meet with this bidder as well as the private equity bidder to provide their personal views and perspectives for growing the Company’s business comparable to what they had previously shared with Apax in the spring.

During the weeks following the receipt of the apparel licensing party’s indication of interest, JPMorgan spoke with representatives of the mass-market retailer regarding its potential interest in a licensing arrangement. The retailer’s representatives indicated that they would be willing to have discussions with the Company directly or any potential buyer of the Company about such an opportunity. They also indicated that their negotiations with the apparel brand licensing company were preliminary and that there was no assurance that any agreement could be reached. Following these discussions, JPMorgan informed the other bidders of the mass-market retailer’s possible interest in a licensing transaction, and the Company’s management began analyzing the viability of a Company stand-alone licensing agreement with such retailer.

On November 29, 2005, the two private equity bidders delivered mark-ups of the draft merger agreement to the Company’s advisors. On Friday, December 2, 2005, representatives of the Company and Apax and their respective legal advisors engaged in preliminary negotiations on the merger agreement. No meeting was held with the legal advisors to the other private equity bidder following its submission of the merger agreement mark-up, as the bidder had indicated to JPMorgan that it intended to submit a non-binding bid below the Company’s then current market price at the December 15th bidding deadline that would be subject to further due diligence. The Company’s legal advisors sent a revised draft merger agreement to Apax and the other private equity bidder on December 7, 2005 and requested that a final negotiated merger agreement be submitted by December 12, 2005.

Beginning on November 30, 2005, each of the three bidding groups and their advisors met with Mr. Hilfiger and his advisors, with JPMorgan present, to discuss the bidder’s future plans for the business, including Mr. Hilfiger’s future role. On December 6, 2005, Apax and its advisors told the Company’s legal and financial advisors that Apax would not be in a position to submit its best bid unless it were allowed to meet with Mr. Hilfiger and his advisors without any other representatives of the Company and its advisors present, in order to obtain a level of comfort about Mr. Hilfiger’s views on a possible acquisition of the Company by Apax and his future role. Apax advised the Company’s advisors of the importance Apax placed on Mr. Hilfiger’s continuing role with the Company and its concern regarding the potential impact of Mr. Hilfiger’s 1992 agreements on the operation of the Company’s business by Apax. In light of Apax’s position, the Company and its advisors spoke with Mr. Mario Baeza, the lead director of the Company, who agreed to permit Mr. Hilfiger to meet with Apax. The Company then advised Mr. Hilfiger and his advisors that, in view of Apax’s position, it would be in the best interests of the Company and its shareholders for Mr. Hilfiger to have direct discussions with Apax, including with respect to the terms of any revised employment agreement if Apax were to enter into a merger agreement with the Company. Mr. Hilfiger agreed to the Company’s request, and Mr. Hilfiger and his advisors met with Apax and its advisors several times over the next two weeks. The Company also authorized Messrs. Gehring and Onnink to have negotiations with the bidders regarding their future roles and potential participation in a transaction.

On the morning of December 12, 2005, the board of directors held a telephonic meeting with management and the Company’s advisors to discuss, among other things, the status and issues with respect to the three potential bidders. On the evening of December 12, 2005, Apax, through its legal advisors, submitted a second round of comments on the merger agreement. During the rest of that week, the legal advisors for the Company and Apax continued to negotiate the terms of the potential merger agreement.

On December 15, 2005, JPMorgan received non-conforming bids from the other private equity bidder and the apparel licensing company. The private equity firm submitted a non-binding proposal as well as “highly confident” debt financing letters from two investment banks, which did not represent a “fully financed” bid requested by the bidding procedures letter. In its proposal, the private equity bidder proposed to pay $15.50 per share, subject to its completion of satisfactory due diligence and the Company’s willingness to agree to a 28-day exclusivity period.

The apparel brand licensing company also submitted a non-conforming bid which simply reconfirmed its non-binding preliminary valuation range of $19.00 to $20.50 per share, subject to completion of due diligence and entering into agreements with its proposed strategic and financial partners. It stated that it was prepared to work towards completing such documentation by no later than January 15, 2006. Its letter did not contain any financing documents or discuss any terms that would be included in a merger agreement. The apparel brand licensing company indicated that it had negotiated a term sheet with its sourcing partner but was still in the process of negotiating term sheets with its potential financing sources and the mass-market retailer.

On December 16, 2005, the Company’s board of directors (excluding Mr. Hilfiger) met to discuss the status of the sales process. JPMorgan discussed the indications of interest received from two bidders, and advised the board that Apax continued to work on finalizing a definitive proposal. Mr. Dyer also advised the board that management would present a detailed financial analysis of the Company’s stand-alone alternatives at the board’s meeting on December 17, 2005.

On the morning of December 17, 2005, the Company received a fully financed, definitive proposal from Apax to acquire 100% of the Company’s shares for $16.00 per share. Included in Apax’s proposal were (a) a commitment letter for the full amount of debt financing from Citigroup Global Markets Limited and Credit Suisse, London Branch, as lead arrangers and underwriters, (b) a commitment letter for the full amount of equity financing from Apax Europe VI A, L.P. and Apax Europe VI-1, L.P. (the “Apax Funds”), (c) a memorandum of understanding between Messrs. Gehring and Onnink and the Apax Funds with respect to their employment following an acquisition and equity participation in and following the acquisition, (d) an employment agreement between Mr. Hilfiger and Merger Sub, and (e) an Irrevocable Acknowledgment and Consent Agreement between Mr. Hilfiger and (among other entities) Merger Sub relating to, among other things, Mr. Hilfiger’s existing rights with respect to the Company’s trademarks. Under the employment agreement between Mr. Hilfiger and Merger Sub, following the effective time of the merger, Mr. Hilfiger would serve as Principal Designer and chairman of the Strategy and Design Board of the Company and Mr. Hilfiger or a person designated by him will be a director of the Company and any of its subsidiaries following the acquisition. The agreement provided, among other things, that Mr. Hilfiger would receive annual cash compensation based on percentages of worldwide sales and licensing revenues of the Company and its subsidiaries, subject to a minimum of $20 million per year for the first four years. Apax also offered Mr. Hilfiger or his controlled affiliate the opportunity to acquire an equity interest in the Company or a controlling affiliate thereof following the completion of the merger, but the terms of such investment were not negotiated or finalized. The memorandum of understanding with Messrs. Gehring and Onnink prohibited each of them from entering into discussions or negotiations with any other potential bidders following the execution by the Company of a merger agreement with entities indirectly owned by the Apax Funds, but the agreements with Mr. Hilfiger did not include such a restriction.

The Company’s board of directors met on December 17 and 18, 2005 to consider the Company’s strategic alternatives. Mr. Hilfiger did not participate during the board’s discussions with the Company’s financial and legal advisors relating to the sales process. On December 17, 2005, the Company’s management provided the board with four updated prospective ongoing scenarios that were originally presented to the board of directors on August 1, 2005. These scenarios had been updated based on further analysis and diligence, refinement of assumptions and further review of market conditions and market opportunities. They included (i) continuing with the Company’s business plan, which would involve creating a smaller, more profitable, U.S. wholesale business, rolling out H retail stores as well as rolling out Tommy Hilfiger stores in lifestyle centers, (ii) a multi-tiered brand licensing strategy, whereby the Company would exit the U.S. wholesale business, seek licensing parties for all current apparel lines and license a sub-brand to a mass-market retailer, (iii) a U.S. retail acceleration strategy, whereby the Company would exit the U.S. wholesale business and aggressively roll out retail stores, and (iv) a major U.S. city presence strategy, whereby the Company would exit the U.S. wholesale business and sustain the presence of the Tommy Hilfiger brand through a roll-out of retail stores limited to major U.S. cities. Each of the last three scenarios also contemplated that the Company would execute an unleveraged recapitalization, using a substantial portion of its cash to buy back shares, pay down debt, and institute a quarterly cash dividend on its shares. Following the management presentation, JPMorgan provided an update to the board on the status of the proposal received that morning from Apax, and provided a preview of the content of its presentation for the following day which is described below.

On December 18, 2005, JPMorgan reviewed with the board financial analyses of the Company’s historical and projected financial performance. JPMorgan also reviewed with the board of directors a comparison of the economic terms between Mr. Hilfiger’s existing lifetime employment agreement with the Company (based on management’s business plan) and the proposed lifetime employment agreement upon acquisition of the Company indirectly by the Apax Funds. A representative of Wachtell, Lipton, Rosen & Katz then discussed with the directors their fiduciary duties and responsibilities and the terms and conditions of the proposed Apax merger agreement and the arrangements with Messrs. Hilfiger, Gehring and Onnink. Following the review and discussion of the strategic alternatives and the terms of Apax’s proposal, including the terms of Mr. Hilfiger’s arrangements with Apax, the board of directors directed the Company’s advisors to advise Apax and its advisors that the board rejected the $16.00 per share proposal and that Apax would have to increase its purchase price per share to an amount in excess of $17.00. The board also instructed its advisors to inform Apax that it needed to renegotiate Mr. Hilfiger’s employment agreement to eliminate the $20 million guaranteed minimum annual salary for four years and adjust the compensation formula so that Mr. Hilfiger would not receive more than $14.5 million in the first year, which was the amount of cash compensation paid by the Company to Mr. Hilfiger pursuant to his 1992 employment agreement for the last full fiscal year ended March 31, 2005. The board requested that Apax use the savings from any such amended employment agreement to increase the merger consideration offered to all shareholders. Following discussion with the Company’s management and its financial advisors, the board also determined that a stand-alone licensing strategy with a mass-market retailer was subject to substantial risks and uncertainties and would not be in the best interests of the Company and its shareholders. The board also rejected the other private equity firm’s conditional $15.50 per share proposal. The board also determined not to pursue the proposal from the apparel brand licensing company, notwithstanding the high price range indicated in its indication of interest, in view of the absence of definitive documentation or even term sheets from its proposed financial and strategic partners, the time needed for it to reach agreements with the mass-market retailer and its potential financial and strategic partners, and the substantial uncertainty whether it would ever be able to come to satisfactory agreements with any or all of the parties necessary to pursue its proposal, including Mr. Hilfiger, as well as the lack of any assurance that it would be able to reach a satisfactory merger agreement with the Company. The Company’s advisors also discussed with the board that even if the board were to approve an increased bid from Apax, the board would have the ability under the terms of the Apax merger agreement to accept a subsequent unsolicited higher bid from any third party that was fully financed, subject to the payment of a $50 million termination fee.

Following the meeting, the Company’s financial and legal advisors communicated the board’s position to Apax and its advisors. JPMorgan asked about the proposed terms of Apax’s offer to permit Mr. Hilfiger to invest in the Company following a merger. Apax advised that it is expected that Mr. Hilfiger or his controlled affiliate would be permitted to acquire an equity interest in the surviving corporation or a controlling affiliate thereof at a price equivalent to the Apax Funds’ effective buy-in price for the acquisition, but that the terms of such arrangements had not been negotiated or finalized. Mr. Baeza also spoke with Mr. Hilfiger to discuss the board’s concerns regarding Mr. Hilfiger’s proposed new employment agreement and the need for him and his advisors to renegotiate the terms of such agreement.

From December 19 through December 21, 2005, representatives of the Company and Apax and their respective legal advisors continued to negotiate the terms of the merger agreement, the guarantee and the financial commitments. In addition, the Company advised Apax that its agreements with Messrs. Gehring and Onnink should be modified to permit them to speak with third parties in the event a competing proposal were made following the execution of the merger agreement. In the early morning of December 21, 2005, Apax informed JPMorgan that it was only prepared to increase its purchase price to $16.35 per share, and had not made any change to Mr. Hilfiger’s employment arrangements with Apax. Apax also advised that it would waive the restrictions on Messrs. Gehring and Onnink with respect to entering into negotiations with third parties if a competing proposal were made.

On the morning of December 21, 2005, the board of directors (other than Mr. Hilfiger) met to discuss the Apax proposal. Following a review of the terms of Apax’s revised offer with the Company’s financial and legal advisors, the board of directors determined that Apax’s offer was unacceptable, in terms of both the $16.35 per share price and the terms of Mr. Hilfiger’s agreement, which were unchanged, and should be rejected. The board of directors determined that it would continue to review the Company’s other strategic alternatives, including the possibility of undertaking a recapitalization of the Company, at a special strategy meeting which it expected to hold in early January. Following the meeting, the Company’s financial and legal advisors communicated the board’s determination to representatives of Apax and its advisors.

In the afternoon on December 21, 2005, Apax contacted JPMorgan to advise that Apax was working on a revised proposal that would increase the purchase price to $16.80 per share. Apax also stated that it was working on modifying Mr. Hilfiger’s employment agreement. Later that evening, Apax delivered to the Company’s advisors its “best and final” offer of $16.80 per share, which would expire at 5:00 P.M. on December 23, 2005. Apax also advised that Mr. Hilfiger had agreed to modify his employment agreement with Apax to reduce his annual compensation for the first three years from an amount based on percentages of the Company’s worldwide sales and licensing revenues, subject to a minimum guarantee of $20 million, to a fixed salary of $14.5 million. In addition, Mr. Hilfiger had agreed to reduce his minimum guaranteed salary for the fourth year from $20 million to $14.5 million. In the offer letter, Apax emphasized that each of Mr. Hilfiger’s undertakings in his new agreements with Apax, including the waiver of his rights under his agreements with the Company that gave him certain controls over the use of the Tommy Hilfiger name and trademarks, were vital to Apax’s business strategy and that Apax believed the contracts negotiated with Mr. Hilfiger reflected the fair value of the rights and benefits that he would be transferring to Apax. Apax’s offer letter stated that “[t]he economic terms of [its] proposed contract with Mr. Hilfiger are independent of the purchase price [Apax has] offered.”

On the morning of December 22, 2005, a meeting of the board of directors was convened (with Mr. Hilfiger and one independent director absent) to discuss the developments since the previous day’s meeting. JPMorgan described Apax’s offer letter, including the increase in its offer price to $16.80 per share and the proposed revisions to Mr. Hilfiger’s employment agreement. JPMorgan reviewed a financial analysis of the proposed purchase price, and discussed the exhaustive sales process that had been undertaken since August. The board indicated that it was favorably inclined towards accepting such revised proposal assuming the changes to the price and Mr. Hilfiger’s employment agreement were made as proposed.

During the afternoon of December 22, 2005, the legal advisors to the Company and Apax continued to negotiate the merger agreement and the guarantee. Apax also provided the Company with copies of the revised agreements with Mr. Hilfiger (which are described in more detail in the section entitled “–Interests of Certain Persons in the Merger”).

The board of directors (other than Mr. Hilfiger) met on the evening of December 22, 2005 to discuss the proposed merger and the transaction agreements. JPMorgan reviewed with the board of directors the revised terms of the Apax proposal and JPMorgan’s financial analysis of the Company taking into account management’s projections and other factors discussed in more detail in the section entitled “–Opinion of J.P. Morgan Securities Inc.” A representative of Wachtell, Lipton, Rosen & Katz reviewed the material changes to the merger agreement negotiated over the last several days. JPMorgan then delivered its oral opinion (later confirmed in writing) that, based on and subject to the assumptions, qualifications, and limitations set forth in its opinion, JPMorgan was of the opinion that as of December 22, 2005 the consideration to be received by the holders of the Company ordinary shares (other than Messrs. Hilfiger, Gehring and Onnink) in the proposed merger was fair, from a financial point of view, to such holders. The full text of the JPMorgan opinion dated December 22, 2005 is attached to this proxy statement as Annex C. During this meeting and the prior meetings over the last week, the board of directors discussed a number of the qualitative factors with respect to the transaction proposal set forth under “The Merger—Reasons for the Merger.” Following such discussion, the Company’s board of directors, by unanimous vote of the independent directors (with Mr. Hilfiger absent and Mr. Dyer abstaining), approved and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the other transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, the Company and its shareholders. Mr. Dyer advised the board that, while he believed a sale to the Apax Funds was in the best interests of the Company, he was abstaining from the board’s vote in view of the terms of his employment agreement which provide increased severance benefits for a termination of his employment in connection with a change of control.

On the morning of December 23, 2005, the Company, Parent and Merger Sub executed the merger agreement and the guarantee and then announced the transaction before the start of trading on the New York Stock Exchange.

Reasons for the Merger

After careful consideration, the Company’s board of directors, by unanimous vote (excluding Mr. Hilfiger, who did not participate in the review and consideration of the proposed transaction, and Mr. Dyer, who abstained), approved and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its shareholders. In the course of reaching its decision to approve and adopt the merger agreement and the merger, the Company’s board of directors consulted with the Company’s legal and financial advisors and considered a number of factors that it believed supported its decision, including the following:

•	the board of directors’ familiarity with, and presentations by the Company’s management regarding, the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company, as well as the risks involved in achieving those prospects, the nature of the apparel industry in which the Company competes, industry trends, and economic and market conditions, both on an historical and on a prospective basis;

•	the absence of a definitive bid from any party other than from Apax, notwithstanding the fact that the Company, with the advice and assistance of its financial and legal advisors, undertook a thorough sales process since August 2005, which included (a) JPMorgan having contact with twenty-four potential bidders (both parties in the apparel industry and financial parties) to solicit interest in a potential transaction with the Company, (b) executing confidentiality agreements with nineteen of these parties, (c) holding preliminary management presentations for sixteen of these parties and (d) discussions and negotiations conducted by the Company with three of these parties (see “The Merger—Background of the Merger”);

•

the preliminary and uncertain nature of the indication of interest from the group lead by the publicly traded apparel brand licensing company, including the fact that its indication of interest (i) did not contain any term sheets, financing commitments or agreements with its sourcing partner, (ii) was contingent upon reaching a binding licensing agreement with the mass-market retailer, discussions for which had only recently begun, (iii) was contingent upon Mr. Hilfiger consenting to any licensing arrangement with the mass-market retailer, (iv) was subject to the completion of due diligence, which the Company was told would not be completed until year-end, with documentation to be completed by January 15, 2006, and (v) did not include a mark-up of the contract circulated to each of the bidders reflecting the terms on which it would be prepared to enter into a transaction, all of which created substantial uncertainty as to whether such party would ever be able to submit a definitive, fully financed bid;

•	the potential shareholder value that could be expected to be generated from the various strategic alternatives available to the Company, including (i) continuing with the Company’s business plan, which would involve creating a smaller, more profitable, U.S. wholesale business, rolling out H retail stores as well as rolling out Tommy Hilfiger stores in lifestyle centers, (ii) restructuring the Company, (iii) acquiring other companies in the apparel industry in order to diversify the Company’s brands and channels of distribution, (iv) recapitalizing the Company, (v) buying back shares or Company debt, (vi) expanding the retail and/or licensing segment of the Company, along with its international business, while downsizing its U.S. Wholesale operations, and (vii) other measures to create value, including a possible sale or leveraged buyout of the Company, and the risks associated with executing such strategic alternatives and achieving such potential values;

•	its belief that the merger was more favorable to shareholders than the other strategic alternatives discussed above reasonably available to the Company and its shareholders;

•	the financial matters reviewed with the board of directors by the Company’s financial advisor, J.P. Morgan Securities Inc., in connection with the proposed merger (see “The Merger—Background of the Merger” and “The Merger—Opinion of J.P. Morgan Securities Inc.”);

•	the opinion dated December 22, 2005 of JPMorgan, as investment bankers, to the board of directors to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of the Company ordinary shares pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Messrs. Hilfiger, Gehring and Onnink. The full text of the JPMorgan opinion, dated December 22, 2005, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by JPMorgan in rendering its opinion, is attached to this proxy statement as Annex C. The Company and its board of directors encourage shareholders to read the JPMorgan opinion carefully and in its entirety, as well as the section below entitled “The Merger—Opinion of J.P. Morgan Securities Inc.”;

•	the financial and other terms and conditions of the merger agreement as reviewed by the Company’s board of directors (see “The Merger Agreement”) and the fact that they were the product of extensive negotiations between the parties;

•	the fact that the $16.80 price being paid for each Company ordinary share in the merger represents a premium of 5% over the closing sale price of $16.00 on the New York Stock Exchange on December 22, 2005, the trading day immediately prior to the date on which the Company announced the execution of the merger agreement (but after recurring public reports regarding a potential sale of the Company beginning in August and continuing through the days leading up to the execution of the merger agreement), and a premium of 36% over the average trading price of the shares over the prior three-year period;

•	an estimated trading range of the Company ordinary shares in the absence of takeover speculation or any other transforming transactions, which was significantly below the current market price;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s shareholders to immediately realize fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to furnish information to and conduct negotiations with third parties that make an unsolicited company alternative proposal (as defined in the section entitled “The Merger Agreement—No Solicitation”);

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement in order to approve a company alternative proposal proposed by a third party that is a company superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation”), upon the payment to Parent of a US$50 million termination fee (see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee”);

•	the fact that the employment arrangements between affiliates of the Apax Funds and each of Messrs. Hilfiger, Gehring and Onnink do not become effective until the completion of the merger and permit such individuals to conduct negotiations with third parties that make a company alternative proposal;

•	the obligations of Parent under the merger agreement to take all actions as reasonably may be necessary to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible, including through the sale, divestiture or disposition of assets or businesses of Parent or the Company or by taking actions that after the closing would limit the freedom of action of Parent or its subsidiaries with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the closing;

•	the fact that the merger agreement provides for the payment by Parent to the Company of a termination fee equal to US$50 million upon the occurrence of certain circumstances arising in connection with the failure of Parent or Merger Sub to receive the proceeds of the debt financing or alternative financing and the fact that Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. are guaranteeing Parent’s termination fee payment obligations (see “The Merger—The Guarantee; Remedies” and “The Merger Agreement—Termination Fee”);

•	the board of directors’ understanding, after consultation with its professional advisors, that both the US$50 million termination fee or portion thereof which may become payable (and the circumstances when such fee is payable) and the requirement to reimburse Parent and Merger Sub for certain reasonable out-of-pocket expenses, up to a limit of US$15 million, in the event that the merger agreement is terminated under certain other circumstances are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•	the commitment made by Parent and Merger Sub, except as required by law, to honor, fulfill and discharge the Company’s and its subsidiaries’ obligations for one year following the closing of the merger under the THUSA Severance Pay Plan (the “Severance Plan”) and the retention bonus pool, in each case, put in place prior to the execution of the merger agreement (see “The Merger—Interests of Certain Persons in the Merger—Severance and Retention Plans”), which will assist the Company in retaining key management and other personnel for purposes of ensuring a smooth transition and preserving the Company’s assets until the completion of the merger; and

•	the changes made to Mr. Hilfiger’s employment agreement with Merger Sub and the concurrent increase in the proposed purchase price from $16.35 to $16.80 per share (which amounts to an approximately US$43 million increase in value to shareholders) following the board of directors’ insistence that the annual cash amounts payable under such employment agreement be reduced, and that Parent use the savings resulting from this reduction in Mr. Hilfiger’s annual compensation, together with additional funds provided by Parent, to increase the merger consideration payable to shareholders (see “The Merger—Background of the Merger”).

In addition, the Company’s board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of the Company’s shareholders. These procedural safeguards include the following:

•

the fact that, other than the acceleration of the vesting of options to acquire Company ordinary shares held by each director (in connection with the acceleration of vesting of options held by all officers and employees of the Company), and customary terms of the merger agreement providing for the indemnification of (to the fullest extent permitted by the Company’s articles and indemnification agreements) and provision of directors and officers liability insurance for each director for six years from and after the effective time, the independent directors will not receive any consideration in connection with the merger that is different from that received by any other shareholder of the Company;

•	the fact that the board of directors considered and reviewed the terms of the merger agreement, and negotiated the amount of the merger consideration, without the participation of Mr. Hilfiger;

•	the fact that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Hilfiger, and with knowledge of the interests of Messrs. Hilfiger, Gehring and Onnink in the merger;

•	the fact that the Company is permitted under certain circumstances to furnish information and engage in discussions or negotiations in response to unsolicited inquiries regarding company alternative proposals, and to terminate the merger agreement in order to enter into an agreement for a company superior proposal;

•	the fact that Messrs. Hilfiger, Gehring and Onnink are permitted to negotiate with third parties who submit company alternative proposals and do not have agreements with Apax requiring them to vote in favor of the merger;

•	the availability of dissenters’ rights to holders of the Company ordinary shares who comply with all of the required procedures under the laws of the British Virgin Islands, which allows such holders to seek appraisal of the fair value of their shares as determined by a committee of three appraisers (see “Dissenters’ Rights of Appraisal” and Annex D);

•	the fact that the Company, with the advice and assistance of its financial and legal advisors, undertook a thorough sales process since August 2005, which included (a) JPMorgan having contact with twenty-four potential bidders (both parties in the apparel industry and financial parties) to solicit interest in a potential transaction with the Company, (b) executing confidentiality agreements with nineteen of these parties, (c) holding preliminary management presentations for sixteen of these parties and (d) discussions and negotiations conducted by the Company with three of these parties (see “The Merger—Background of the Merger”);

•	the fact that the opinion of J.P. Morgan Securities Inc. addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company ordinary shares, other than Messrs. Hilfiger, Gehring and Onnink; and

•	the fact that the board of directors did not permit Mr. Hilfiger to discuss the terms of his participation following a potential merger with Apax until one week before definitive bids were due after Apax made it clear that it would not be in a position to submit its best offer unless it had the opportunity to negotiate an employment agreement with Mr. Hilfiger.

In light of the procedural safeguards discussed above and the fact that as of [            ], 2006, the record date, members of management held and are entitled to vote, in the aggregate, less than 5% of the outstanding Company ordinary shares, the board of directors did not consider it necessary to require approval of the merger agreement by at least a majority of the Company’s unaffiliated shareholders entitled to vote and present at the special meeting.

The Company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by Parent’s debt commitment letter is not obtained, and the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that the merger agreement is conditioned upon the successful consummation substantially concurrently with the closing of the merger of a tender offer/consent solicitation by THUSA, a subsidiary of the Company, for its outstanding 6.85% notes due 2008 and 9% senior bonds due 2031 with the Company’s cash on hand (see “The Merger Agreement—Existing Indebtedness” and “The Merger Agreement—Conditions to Closing”);

•	the fact that the price being paid for each Company ordinary share in the merger is approximately 11.7% below the recent 52-week (and five-year) high sales price of the Company ordinary shares of $18.76 on August 18, 2005, following public reports regarding a possible sale of the Company;

•	the fact that an all cash transaction generally would be a taxable transaction to the Company’s shareholders for U.S. federal income tax purposes;

•	the fact that the Company’s shareholders (other than Messrs. Hilfiger, Gehring and Onnink and future management participants) will lose the opportunity to participate in future earnings or growth of the Company and will not benefit from future appreciation in value of the Company, if any;

•	the terms of management participation in the merger and the fact that Messrs. Hilfiger, Gehring and Onnink have interests, and that certain other managers may have interests, in the transaction that are different from, or in addition to, those of the Company’s other shareholders;

•	the customary restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the Company is entering into a merger agreement with newly formed corporations with essentially no assets, but for which certain obligations are guaranteed by the Apax Funds up to a US$50 million limit, and the fact that the Company’s remedy in connection with any breach of the merger agreement (including an intentional breach) or fraud by Parent or Merger Sub is limited to US$50 million (which is also the amount of the termination fee payable by Parent in the event of the occurrence of certain circumstances relating to Parent’s failure to obtain the proceeds of the debt financing or alternative financing) (see “The Merger—The Guarantee; Remedies” and “The Merger Agreement—Remedies”); and

•	the possibility that the US$50 million termination fee payable by the Company under specified circumstances may discourage a competing proposal to acquire the Company.

In the course of reaching its decision to approve the merger agreement, the Company’s board of directors did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of September 30, 2005 was approximately $14.66, or approximately 12.8% lower than the $16.80 per share cash merger consideration.

The foregoing discussion summarizes the material factors considered by the Company’s board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, the Company’s board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The Company’s board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors, by unanimous vote of the board of directors (excluding Mr. Hilfiger, who did not participate in the review and consideration of the proposed transaction, and Mr. Dyer, who abstained):

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its shareholders;

•	has approved the merger agreement; and

•	recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement.

Opinion of J.P. Morgan Securities Inc.

The Company retained JPMorgan as its financial advisor in connection with its analysis and consideration of various strategic financial alternatives available to be undertaken by the Company, including the proposed merger, and to render an opinion to the Company’s board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company ordinary shares (other than Messrs. Hilfiger, Gehring and Onnink) in connection with the proposed merger. At the meeting of the Company’s board of directors on December 22, 2005, JPMorgan delivered its oral opinion (later confirmed in writing) to the Company’s board of directors, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in its written opinion, the consideration to be received by the holders of the Company ordinary shares (other than Messrs. Hilfiger, Gehring and Onnink) in the proposed merger was fair, from a financial point of view, to such holders.

JPMorgan’s opinion and related financial analysis were provided to the Company’s board of directors in connection with and for the purposes of its evaluation of the proposed merger. The opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the proposed merger or any other matter.

The full text of JPMorgan’s written opinion dated December 22, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JPMorgan in conducting its financial analysis and in rendering its opinion, is attached to this proxy statement as Annex C, and is incorporated herein by reference. You are encouraged to read the written opinion carefully and in its entirety. The following summary of JPMorgan’s opinion is qualified in its entirety by reference to the full text of the written opinion.

In conducting its financial analysis and arriving at its opinion, JPMorgan:

•	reviewed a draft dated December 22, 2005 of the merger agreement;

•	reviewed a draft dated December 22, 2005 of the guarantee by Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. in favor of the Company with respect to the payment and performance by Parent and Merger Sub, respectively, of their obligations under the merger agreement, subject to the limitations and cap set forth therein;

•	reviewed the commitment letter dated December 17, 2005, among Citigroup Global Markets Limited, N.A., London, Citibank N.A., London and Credit Suisse, London Branch and Parent and related term sheet and a draft dated December 17, 2005 of the commitment letter among Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. and Parent;

•	reviewed drafts dated December 15, 2005 of an employment agreement between the Company and Mr. Hilfiger and an Irrevocable Acknowledgment and Consent Agreement relating to certain intellectual property among Mr. Hilfiger, Merger Sub and certain affiliates of the Company;

•	reviewed the memorandum of understanding dated December 15, 2005, among Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P., Mr. Gehring and Mr. Onnink (and the attached term sheet);

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the ordinary shares of the Company and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of the management of the Company with respect to certain aspects of the proposed merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters JPMorgan believed necessary or appropriate to their inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by the Company or Parent or otherwise reviewed by or for JPMorgan. JPMorgan had not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor had JPMorgan evaluated the solvency of the Company or Parent under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the proposed merger, and that the other transactions contemplated by the merger agreement and the other documents JPMorgan reviewed (listed above) will be consummated as described in the documents JPMorgan reviewed (listed above), and that the definitive documents (to the extent JPMorgan reviewed drafts or forms, as indicated above) will not differ in any material respects from the drafts or forms thereof reviewed by JPMorgan. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on the Company.

JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date thereof. It should be understood that subsequent developments may affect the opinion and that JPMorgan does not have any obligation to update, revise, or reaffirm the opinion. JPMorgan’s opinion was limited to the fairness, from a financial point of view, to the holders of the ordinary shares of the Company (other than Messrs. Hilfiger, Gehring and Onnink) of the consideration to be received by such holders in the proposed merger and JPMorgan expressed no opinion as to the fairness of the proposed merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed merger. JPMorgan further expressed no opinion as to any arrangements, not available to all holders of the ordinary shares of the Company, entered into in connection with the proposed merger.

In accordance with customary investment banking practice, in connection with rendering its opinion, JPMorgan performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

Accordingly, JPMorgan believes that the analyses it performed and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by JPMorgan in connection with its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, to the holders of the Company ordinary shares (other than Messrs. Hilfiger, Gehring and Onnink) of the consideration to be received by such holders in the proposed merger.

In performing its analysis, JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of JPMorgan’s analysis of the fairness, from a financial point of view, to the holders of the Company ordinary shares (other than Messrs. Hilfiger, Gehring and Onnink) of the consideration to be received by such holders in the proposed merger. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth below under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, such values may be higher or lower than those indicated. Additionally, the analyses performed by JPMorgan relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired or sold.

The following is a summary of the material financial analyses performed by JPMorgan in connection with providing its opinion to the Company’s board of directors on December 22, 2005, but does not purport to be a complete description of the analyses or data presented by JPMorgan.

A.    Comparable publicly traded company analysis

JPMorgan performed a publicly traded company multiple analysis, which attempts to provide a range of implied per share values for a company’s shares by comparing that company to other publicly traded companies and then compares this implied range of values to the consideration to be received by holders of the subject company’s shares in a proposed transaction.

Using publicly available information, JPMorgan compared financial, operating and stock market data and forecasted financial information of the Company with similar information for thirteen selected publicly traded companies JPMorgan deemed reasonably comparable to the Company based upon its experience in the retail apparel industry and their relative similarity in size and business mix to that of the Company. In evaluating companies identified by JPMorgan as reasonably comparable to the Company, JPMorgan made judgments and assumptions with regard to several factors, including lines of business, relative business risks, growth prospects, size, scale and market positioning. JPMorgan noted that none of the selected companies is either identical or directly comparable to the Company and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies. The selected publicly traded companies considered by JPMorgan were:

•	VF Corp.

•	Polo Ralph Lauren

•	Jones Apparel Group

•	Liz Claiborne

•	Quicksilver

•	Phillips-Van Heusen

•	Timberland

•	Columbia Sportswear

•	Oxford Industries

•	Warnaco

•	Kellwood

•	Perry Ellis

•	Kenneth Cole

In calculating the multiples referred to below, JPMorgan used the above companies’ closing stock prices on December 21, 2005 and calendarized financial statistics for a January 31st year end (i.e., calendar year 2006 ends January 31, 2007).

For each selected company, JPMorgan calculated multiples of total firm value, which consists of the market value of the particular company’s equity, referred to as equity value, plus the book value of the particular company’s total debt (and certain unfunded liabilities), minus cash, cash equivalents and marketable securities, to:

•	Calendar year 2005 projected net sales

•	Calendar year 2006 projected net sales

•	Calendar year 2005 projected earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and

•	Calendar year 2006 projected EBITDA

For each selected company, JPMorgan also reviewed multiples (referred to as the earnings per share multiples) of the price per share to:

•	Calendar year 2005 projected earnings per share, referred to as EPS, and

•	Calendar year 2006 projected EPS.

For each selected company, JPMorgan also reviewed multiples (referred to as the PEG multiples) of the earnings per share multiple for calendar years 2005 and 2006, respectively, to:

•	Calendar year 2005 projected earnings growth, referred to as PEG, and

•	Calendar year 2006 projected earnings growth.

The following table sets forth the results of these analyses:

Multiple analysis	Range	Median	Mean

Firm value to calendar year 2005 projected net sales	0.35 – 1.63x	1.06x	1.06x

Firm value to calendar year 2006 projected net sales	0.38 – 1.51x	1.01x	1.02x

Firm value to calendar year 2005 projected EBITDA	4.9 – 11.1x	8.1x	8.2x

Firm value to calendar year 2006 projected EBITDA	5.9 – 8.9x	7.4x	7.5x

Price per share to calendar year 2005 projected EPS	8.4 – 19.3x	14.7x	14.6x

Price per share to calendar year 2006 projected EPS	7.7 – 17.0x	13.2x	13.1x
Calendar year 2005 earnings per share multiple to calendar year 2005 PEG	1.0 – 1.8x	1.2x	1.2x

Calendar year 2006 earnings per share multiple to calendar year 2006 PEG	0.8 – 1.7x	1.1x	1.0x

JPMorgan compared the ranges of these ratios for the comparable companies against the same ratios for the Company using the $16.80 merger consideration and firm value of US$1.342 billion as well as publicly available information and projections provided by the Company. The following table sets forth the relevant comparable information for the Company:

Multiple analysis	The Company

Firm value to calendar year 2005 projected net sales	0.80x

Firm value to calendar year 2006 projected net sales	0.76x

Firm value to calendar year 2005 projected EBITDA	6.8x

Firm value to calendar year 2006 projected EBITDA	5.9x

Price per share to calendar year 2005 projected EPS	16.1x

Price per share to calendar year 2006 projected EPS	14.5x
Calendar year 2005 earnings per share multiple to calendar year 2005 PEG	1.6x

Calendar year 2006 earnings per share multiple to calendar year 2006 PEG	1.4x

JPMorgan also compared the firm value to calendar 2006 projected EBITDA for the comparable companies against the historical three-year average forward EBITDA multiple of the Company equal to 4.5x (based on the publicly available market consensus data for one-year forward EBITDA of the Company). In addition, JPMorgan compared the price per share to calendar year 2006 projected EPS for the comparable companies against the historical five-year average forward price earnings multiple of the Company equal to 9.6x.

Based on various judgments concerning relative comparability of each of the selected companies to the Company, JPMorgan did not rely solely on the quantitative results of the analysis in developing reference ranges or otherwise applying its analysis. JPMorgan, based on its experience with mergers and acquisitions and the retail apparel industry, and using the selected multiples as a general guide, selected a range of firm value to calendar year 2006 projected EBITDA multiples of 4.0 – 5.0x and a range of earnings per share to calendar year 2006 projected EPS multiples of 9.0 – 12.5x that it believed reflected an appropriate range of multiples applicable to the Company. JPMorgan then applied the selected range of firm value multiples to calendar year 2006 projected EBITDA of the Company and the selected range of the earnings per share multiples to calendar year 2006 projected EPS of the Company, in order to derive an implied per share reference range for the Company ordinary shares. JPMorgan then compared this implied per share reference range to the consideration to be received per share by holders of the Company ordinary shares in the proposed merger. This analysis indicated an implied per share reference range for the Company ordinary shares of $10.00 to $14.50, as compared to the per share consideration of $16.80 to be received by holders of the Company ordinary shares in the proposed merger.

B.    Precedent transactions analysis

JPMorgan performed a selected precedent transaction analysis, which compares the per share consideration to be received by holders of a Company ordinary share in a proposed transaction to an implied range of per share values for such shares derived from an analysis of selected transactions deemed to be reasonably comparable to the proposed transaction. The following is a list of the transactions (including the date of transaction announcement and value) deemed by JPMorgan to be reasonably comparable to the proposed merger, based on the relative similarity of the financial and operating characteristics of the target companies to the Company:

Year announced	Acquirer	Target	Transaction Value

1998	Vestar Capital Partners	St. John Knits	$520.0 million

2001	Berkshire Partners	William Carter	$468.2 million

2001	Retail Brand Alliance	Brooks Brothers	$225.0 million

2001	Jones Apparel Group	Norton McNaughton	$570.5 million

2001	LVMH	Donna Karan International	$283.0 million

2001	Liz Claiborne	Mexx Group	$255.1 million

2002	Kellwood	Gerber	$ 94.7 million

2002	Berkshire Hathaway	Garan	$221.7 million

2003	Oxford Industries	Tommy Bahama	$272.6 million

2003	Phillips-Van Heusen	Calvin Klein	$438.0 million

2003	VF Corp.	Nautica	$506.7 million

2005	Carter’s Inc.	OshKosh B’Gosh	$280.8 million

2005	Infinity, Perseus and Symphony	Haggar	$191.0 million

In performing its analysis, JPMorgan calculated latest twelve-month (referred to as LTM) net sales and EBITDA and projected EBITDA transaction value multiples for the selected transactions by dividing the publicly announced transaction value of each selected transaction by the publicly available latest twelve-month net sales and EBITDA and projected EBITDA, respectively, of the target company prior to the announcement of the transaction. The selected transactions may differ significantly from the proposed merger based on, among other things, the size of the transactions, the structure of the transactions, the financial and other characteristics of the parties to the transactions, and the dates that the transactions were announced or consummated. In deriving the ranges described below as part of its analysis, JPMorgan excluded certain transactions that were deemed not meaningful. The following table sets forth the results of the analysis:

Multiple analysis	Range	Median	Mean

Transaction value to LTM net sales	0.3 – 1.8x	0.7x	0.8x

Transaction value to LTM EBITDA	3.8 – 9.8x	7.4x	7.0x

Transaction value to projected EBITDA	3.7 – 10.1x	6.7x	6.4x

Based on various judgments concerning relative comparability of each of the selected transactions to the proposed merger, JPMorgan did not rely solely on the quantitative results of the selected transaction analysis in developing a reference range or otherwise applying its analysis. JPMorgan, based on its experience with mergers and acquisitions and the retail apparel industry, and using the selected transaction multiples as a general guide, selected a range of multiples of transaction values to last twelve-month EBITDA of 6.0 – 7.5x that it believed reflected an appropriate range of transaction multiples applicable to the Company. JPMorgan multiplied the selected range of multiples by the Company’s projected 2006 EBITDA and divided these amounts by the number of fully diluted Company ordinary shares to arrive at a range of per share values for the Company ordinary shares. This selected transaction analysis indicated an estimated range of per share values for the Company ordinary shares of between $15.00 and $18.25 per share. JPMorgan noted that the consideration to be received in the proposed merger per Company ordinary share was $16.80.

C.    Discounted cash flow analysis

JPMorgan conducted a discounted cash flow analysis for the Company for the purpose of determining the fully diluted equity value per share of the Company ordinary shares. JPMorgan calculated the sum of the present values of the estimated future cash flows that could be generated by the Company in the future and then compared this equity value to the consideration to be received in the proposed merger per Company ordinary share. In performing its analysis, JPMorgan calculated the unlevered after-tax free cash flows (i.e., unlevered net income plus depreciation, minus total capital expenditures and minus increases in net working capital) that the Company is expected to generate during fiscal years 2007 through 2016 based upon two cases of financial projections prepared by the management of the Company through the years ended 2010 (referred to below as Case 1 and Case 2; Case 2 reflected management’s lower case scenario) and management guidance through the years ended 2016. These projections were based on assumptions regarding the future financial performance of the Company.

In the discounted cash flow analysis, JPMorgan used: (i) discount rates ranging from 11.0% to 12.0%, based upon an analysis of the weighted average cost of capital of the Company as well as selected publicly traded comparable companies and a range of betas (which are coefficients measuring a stock’s relative volatility in relation to the rest of the stock market), and (ii) terminal revenue growth rates ranging from 0.0% to 1.0%.

For each case analyzed, JPMorgan derived the value of the Company ordinary shares from the discounted cash flow value range by subtracting the Company’s debt and adding the Company’s estimated cash and cash equivalents outstanding as of March 31, 2006, in each case based on estimates provided by Company management. The analysis yielded the following implied share prices per Company ordinary share:

	Implied Share Prices
	Case 1 Projections	Case 2 Projections(1)
Highest estimated valuation per share	$18.00	$16.00
Lowest estimated valuation per share	$16.00	$14.50

(1)	Case 2 reflects Company management’s lower case scenario.

Recapitalization Analysis

JPMorgan performed an analysis of hypothetical recapitalization transactions involving the Company and the value that the Company’s shareholders could have received in such transactions. This analysis assumed that the Company used the proceeds of new debt financing to finance either a dividend per Company ordinary share or a cash tender offer of $16.80 per Company ordinary share for approximately 30.8% of the Company ordinary shares. The amount of indebtedness assumed was based upon pro forma leverage of 2.50 – 3.00x debt to EBITDA to achieve assumed mid-BB-/B+ credit ratings. The new financing was assumed to bear interest at between 9.00 to 9.50% per annum. The post recapitalization trading value of the Company ordinary shares, in each case, was based upon estimated price to earning ratios of 7.0 – 9.0x after giving effect to the additional leverage and financial projections prepared by Company management.

JPMorgan analyzed the hypothetical recapitalization transactions using EBITDA that the Company is expected to generate during fiscal years 2007 through 2016 based upon two cases of financial projections prepared by Company management through the years ended 2010 (referred to below as Case 1 and Case 2; Case 2 reflected management’s lower case scenario) and management guidance through the years ended 2016. These projections were based on assumptions regarding the future financial performance of the Company.

The analysis yielded the implied share prices per Company ordinary share:

	Implied Share Prices
	Case 1 Projections	Case 2 Projections(1)
Highest estimated valuation per share	$14.50	$14.25
Lowest estimated valuation per share	$11.75	$11.25

(1)	Case 2 reflects Company management’s lower case scenario.

Leveraged Buyout Analysis

JPMorgan also performed an analysis of hypothetical leveraged buyouts of the Company. For this analysis, JPMorgan assumed the Company would incur $997.1 million of debt in connection with such buyouts, a debt to EBITDA ratio of 5.0x, a target internal rate of return of 20% to 30% for an acquiror intending to exit after 5.0 years, an exit multiple of 4.5 – 5.5x EBITDA, a 10% management equity position and transaction fees and expenses of $142 million. JPMorgan performed this analysis using EBITDA that the Company is expected to generate during fiscal years 2007 through 2016 based upon two cases of financial projections prepared by Company management through the years ended 2010 (referred to below as Case 1 and Case 2; Case 2 reflected management’s lower case scenario) and management guidance through the years ended 2016. These projections were based on assumptions regarding the future financial performance of the Company.

This analysis yielded an implied per share offer price range for each Company ordinary share of:

	Implied Share Prices
	Case 1 Projections	Case 2 Projections(1)
Highest estimated valuation per share	$17.75	$16.50
Lowest estimated valuation per share	$14.75	$14.00

(1)	Case 2 reflects Company management’s lower case scenario.

Miscellaneous

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the Company with respect to the proposed merger and deliver an opinion to the Company’s board of directors with respect to the proposed merger on the basis of such experience and its familiarity with the Company.

JPMorgan will receive a fee from the Company for its services (including for delivery of the opinion) in an aggregate amount equal to 0.68% of the amounts paid to the Company’s shareholders and option holders, or approximately US$10.8 million, upon completion of the merger, against which will be credited a US$500,000 retainer and the US$1.5 million fee paid to JPMorgan upon the delivery of its opinion to the board of directors of the Company. The fee amount was agreed upon following negotiation. In addition, the Company has agreed to indemnify JPMorgan for certain liabilities arising out of its engagement.

JPMorgan and its affiliates (a) have in the past provided investment banking and financial services to the Company and Apax and their respective affiliates, including acting as a financial advisor in connection with acquisitions, as a bookrunner, arranger and manager with respect to credit facilities and debt and equity offerings, as registrar, transfer agent and trustee for securities and as provider of cash management and investment management services, for which services we have received compensation and (b) have provided financing (other than in connection with the proposed merger) to such companies and their affiliates for which JPMorgan and its affiliates have received compensation. In the past two years, the aggregate compensation received by JPMorgan and its affiliates from the Company and its affiliates was approximately US$3.8 million (which includes the payment of US$1.5 million received upon delivery of the opinion dated December 22, 2005 and the US$500,000 retainer). In the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of the Company for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities. In the past two years, the aggregate compensation received by JPMorgan and its affiliates from affiliated portfolio companies of Apax was approximately US$33.8 million.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s shareholders, certain other conditions to the closing of the merger are satisfied, and Parent has obtained its financing or alternative financing for the merger, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Following the merger, the entire equity in the Company will be controlled by Parent (through the conversion, at the time of the merger, of each ordinary share of Merger Sub into one Company ordinary share), which in turn will be controlled by affiliates of the Apax Funds. Messrs. Gehring and Onnink and any other employees of the Company or its subsidiaries who participate on an equity basis, following the completion of the merger, will have ownership interests as well. In addition, it is expected that Mr. Hilfiger or his controlled affiliate will be permitted to acquire an equity interest in the surviving corporation or a controlling affiliate thereof at a price equivalent to the Apax Funds’ effective buy-in price for the acquisition, but the terms of such arrangements have not been negotiated or finalized.

When the merger is completed, each Company ordinary share issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company, Merger Sub or held by shareholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under the laws of the British Virgin Islands) will be converted into the right to receive $16.80 in cash without interest, less any applicable with holding taxes.

The merger agreement provides that at the effective time of the merger, all outstanding options to acquire Company ordinary shares, granted under the employee and director stock plans of the Company or otherwise, will become fully vested and will be converted into the right to receive an amount in cash (without interest) less applicable withholding taxes equal to the product of (i) the number of Company ordinary shares subject to each option immediately prior to the effective time of the merger and (ii) the excess, if any, of $16.80 over the exercise price per Company ordinary share subject to such option.

The merger agreement provides at the effective time of the merger all restricted Company ordinary shares issued under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan or otherwise will be cancelled and converted into the right to receive $16.80 in cash (less applicable withholding taxes), without interest, for each such restricted Company ordinary share.

In connection with the merger, as described in the section entitled “The Merger–Interests of Certain Persons in the Merger,” Messrs. Hilfiger, Gehring and Onnink and certain other future management participants will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of the Company shareholders generally.

At the effective time of the merger, the Company’s shareholders, other than Messrs. Gehring and Onnink and the future management participants, will cease to have direct or indirect ownership interests in the Company or rights as Company shareholders. Therefore, such current shareholders of the Company (other than Messrs. Hilfiger, Gehring and Onnink and the future management participants) will not participate in future earnings or growth of the Company and will not benefit from appreciation in value of the Company, if any.

The Company ordinary shares are currently registered under the Exchange Act and are listed on the New York Stock Exchange (the “NYSE”) under the symbol “TOM.” As a result of the merger, the Company will be a privately held corporation, and there will be no public market for its ordinary shares. After the merger, the Company ordinary shares will cease to be listed on the New York Stock Exchange. In addition, registration of the Company ordinary shares under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to the Company. After the effective time of the merger, the Company will also no longer be required to file periodic reports with the SEC on account of its ordinary shares. Depending on the results of the debt tender offers and the related consent solicitations (see “The Merger Agreement—Existing Indebtedness”), following completion of the merger, the 6.85% 2008 notes and 9.0% 2031 senior bonds may be de-registered and, in the case of the 2031 senior bonds, de-listed from the NYSE (where they currently trade under the symbol “THB”).

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the officers of the surviving corporation will be the current officers of the Company until their respective successors are duly elected and qualified, or their death, resignation or removal. In addition, following the effective time of the merger, it is expected that Messrs. Gehring and Onnink will become chief executive officer and chief financial officer or chief operating officer, respectively, of the Company and/or a controlling affiliate thereof. At the effective time of the merger, the memorandum and articles of association of the Company, as amended, as set forth in the merger agreement, shall be the memorandum and articles of association of the surviving corporation.

In addition, under the terms of the merger agreement, Parent and Merger Sub have generally agreed to indemnify current and former officers and directors of the Company for any acts or omissions in their capacity as officers or directors occurring on or before the effective time of the merger (to the fullest extent permitted by the Company’s articles of association and indemnification agreements) and provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

Financing by Parent of Merger and Related Transactions

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and the related transactions (including payment of the aggregate merger consideration and related expenses, but not including the repayment of certain existing indebtedness of the Company (including through THUSA’s debt tender offers and consent solicitation with respect to its 6.85% notes due 2008 and 9% senior bonds due 2031 (see “The Merger Agreement—Existing Indebtedness”))) will be approximately US$1.7 billion, which is expected to be funded by the following: (a) borrowings under the Facilities (as defined below), (b) equity financing from the Apax Funds, and (c) certain cash on the balance sheet of the Company. The foregoing estimate does not take into account the results of shareholders’ exercise of appraisal rights which may result in their receipt of consideration less than, more than or equal to the merger consideration which would have been payable to them under the terms of the merger agreement.

The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses.

Equity Financing

Pursuant to an equity commitment letter, dated December 23, 2005, from Apax Partners European Managers Ltd. on behalf of the Apax Funds, the proceeds of which would constitute the equity portion of the merger financing, the Apax Funds have agreed to contribute or cause to be contributed to Parent US$449 million of the financing required for the transactions contemplated by the merger agreement.

The equity commitment of the Apax Funds is subject to the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to effect the merger. See “The Merger Agreement—Conditions to Closing.”

The Apax Funds’ equity commitment will terminate upon the earlier to occur of: (a) the termination of the merger agreement in accordance with its terms; and (b) the closing of the merger.

Debt Financing

In connection with the signing of the merger agreement, Parent entered into a debt commitment letter dated December 23, 2005, with Citigroup Global Markets Limited, Citibank N.A., London and Credit Suisse, London Branch (together the “Credit Parties”) whereby, subject to the terms and conditions thereof and the terms and conditions found in the term sheet dated December 23, 2005, the Credit Parties committed to underwrite and arrange (a) €625 million in senior secured term loan facilities (the “Term Loan Facilities”); (b) an additional €75 million senior secured term loan facility; (c) a €250 million senior secured revolving credit facility; (d) a US$240 million senior secured cash bridge facility; and (e) a €265 million mezzanine facility. The ranking of each Senior Facility will be pari passu with each other Senior Facility and ahead of the Mezzanine Facility. The proceeds from the Facilities will be available to, among other things, (a) finance part of the payment of purchase price for the merger, and (b) pay the expenses incurred in connection with the merger (including after the merger is completed).

The debt commitments may be terminated by Parent, on the one hand, or the Credit Parties, on the other hand, by giving notice of such termination upon notice if the other party materially breaches the terms of the debt commitment letter or the documentation governing the Facilities is not signed by March 15, 2006. The documentation governing the Facilities has not been finalized and, accordingly, its actual terms may differ from those described in this proxy statement.

Conditions to the Debt Commitment and Conditions Precedent to Utilization

The debt commitments are subject to certain conditions, including:

•	The preparation and execution of mutually acceptable facility documentation reflecting the terms and conditions set forth in the debt commitment letter and the term sheet dated December 23, 2005.

•	No breach of the Company’s warranty in the merger agreement that since March 31, 2005, except as otherwise specifically contemplated or permitted by the merger agreement, the businesses of the Company and its subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a “company material adverse effect” as at the closing date. For the purposes of this condition, however, any determination of whether a “company material adverse effect” has occurred will be made by Citigroup Global Markets Limited and Credit Suisse, London Branch, together with any of their respective affiliates (the “Mandated Lead Arrangers”), acting reasonably.

•	Execution of the merger agreement (the merger agreement being substantially in the form of the draft merger agreement delivered to the Mandated Lead Arrangers on December 23, 2005 and including schedules that are satisfactory to the Mandated Lead Arrangers (acting reasonably)).

•	Delivery of certain reports and memoranda in satisfactory form.

The initial utilization of the Facilities is subject to certain conditions, including:

•	The delivery of certain additional documentation;

•	The investors and other third parties making cash contributions by way of subscription for ordinary shares, shareholder loans/preferred equity certificates in an aggregate amount equal to at least 30 percent of the aggregate funded capital structure at closing (together, the “Equity Contribution”);

•

The delivery of a certificate of Parent (signed by a director) certifying that: (i) no terms and conditions of any merger document have been amended, waived or terminated without the consent of the Mandated

Lead Arranger(s) (who shall act reasonably in giving consent) except to the extent it does not materially and adversely affect the interests of the lenders and no terms relating to conditionality have been amended; and (ii) the Equity Contribution and amounts to be drawn under the term loan facilities and the Mezzanine Facility are sufficient to pay the purchase price under the merger documents;

•	The payment of fees due to the Mandated Lead Arrangers and the facility agents including legal fees (subject to the agreed caps);

•	No change of control of the Parent and its immediate controlling affiliate and its subsidiaries (excluding the Company and its subsidiaries);

•	In respect of the participation of a lender in a utilization, it is not unlawful for that lender or any Original Obligor to perform its obligations. Original Obligor means Parent, its immediate controlling affiliate, the guarantor companies in the surviving corporation’s corporate group and (after closing) any members of the group which become guarantor companies;

•	In respect of the Original Obligors only, no breach of representations as to the status, binding obligations, no conflict, power and authority, or holding companies;

•	Reasonable endeavors to refinance all financial indebtedness (other than permitted financial indebtedness) as soon as reasonably practicable but in any event within 10 days after closing; and

•	In respect of the Original Obligors only, no event of default under the following provisions: non-payment, other defaults (but only in respect of a major breach), insolvency proceedings, creditors process, unlawfulness or repudiation.

The Facilities will not (except as provided in the merger agreement) be conditional upon no material adverse change having occurred.

The Facilities will also contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, limitations on dividends on, and redemptions and repurchases of, capital stock, prepayments, redemptions and repurchases of debt, indebtedness, investments, guarantees and hedging arrangements, limitations on mergers, acquisitions, and asset sales, transactions with affiliates, changes in the business conducted by the obligors and members of the group, ability to pay dividends or make distributions, amendments of debt, and capital expenditures. The Facilities will also include customary events of default, including a change of control of the borrowers.

For a description of Parent’s covenants under the merger agreement with respect to financing and termination fees that may be payable by Parent under certain limited circumstances, see “The Merger Agreement—Financing” and “—Termination Fee.”

The Guarantee; Remedies

In connection with the merger agreement, Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. have agreed to jointly and severally guarantee to the Company the prompt and complete payment and performance of Parent’s and Merger Sub’s obligations to the Company arising (i) under the merger agreement in the event of an intentional breach or fraud by Parent or Merger Sub of such obligations or (ii) under the merger agreement in the event Parent is obligated to pay the Company a US$50 million termination fee (see “The Merger Agreement—Termination Fee”), up to a maximum amount equal to US$50 million. The guarantee will remain in full force and effect until the effective time of the merger.

The Company cannot seek specific performance to require Merger Sub to complete the merger, and the Company’s exclusive remedy under the merger agreement for the failure of Merger Sub to complete the merger is limited to (a) a termination fee of US$50 million payable to the Company only in the circumstances described under “The Merger Agreement—Termination Fee”) or (b) a claim for damages in the event of any intentional breach or fraud by Parent or Merger Sub, subject to a US$50 million liability cap.

The summary of the terms of the guarantee above and elsewhere in this proxy statement is qualified in its entirety by reference to the guarantee, a copy of which is attached to this proxy statement as Annex B and which is incorporated by reference into this document. You are encouraged to read carefully the guarantee in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors to vote FOR the approval of the merger agreement, the Company’s shareholders should be aware that some of the Company’s executive officers and members of its board of directors, and some officers of the Company’s Tommy Hilfiger Europe subsidiary, have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The independent members of the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved.

Apax Partners indicated in their discussions regarding the transaction that they would not be in a position to submit their best offer unless Mr. Hilfiger entered into a new employment arrangement with Merger Sub and waived certain rights Mr. Hilfiger has under his existing agreements with the Company regarding the potential uses of the Company’s trademarks.

The Options to Purchase Company Ordinary Shares and Restricted Company Ordinary Shares

Options.    The merger agreement provides that, at the effective time of the merger, all outstanding options to purchase Company ordinary shares (including those held by our directors and executive officers) under the Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger U.S.A., Inc. 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan, as amended, and the 2003 Incentive Plan or otherwise will become fully vested and will be cancelled in exchange for the payments described below, less applicable withholding taxes.

The table below sets forth, as of [                ], 2006, for each of the Company’s directors and executive officers, (a) the number of shares subject to vested options for the Company ordinary shares assuming a closing date of April 1, 2006, (b) the value of such vested options, calculated by multiplying (i) the excess, if any, of $16.80 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that would be unvested and/or unexercisable as of April 1, 2006 and that will vest and become exercisable upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess, if any, of $16.80 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person, and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess, if any, of $16.80 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	Vested Options*		Options that will vest as a result of the Merger*		Totals
	Shares	Value	Shares	Value	Shares	Value
Directors (exclusive of Mr. Hilfiger and Mr. Dyer):
Mario Baeza(1)	24,000	$84,080	0	$0	24,000	$84,080
Jerri L. DeVard(1)	24,000	$84,080	0	$0	24,000	$84,080
Clinton V. Silver(2)	9,600	$68,870	2,400	$15,340	12,000	$84,210
Robert T.T. Sze(3)	16,800	$107,688	9,200	$56,252	26,000	$163,940

Subtotal	74,400	$344,718	11,600	$71,592	86,000	$416,310

Executive Officers:
Thomas J. Hilfiger	0	$0	0	$0	0	$0
David F. Dyer(4)	500,001	$3,046,673	499,999	$2,778,327	1,000,000	$5,825,000
Robert Rosenblatt(5)	100,000	$659,781	300,000	$1,979,344	400,000	$2,639,125
Joseph Scirocco(6)	125,000	$781,063	25,000	$74,500	150,000	$855,563
James Gallagher(7)	6,250	$43,250	31,250	$167,000	37,500	$210,250
Theophlius Killion(8)	12,500	$64,000	62,500	$266,500	75,000	$330,500

Subtotal	743,751	$4,594,767	918,749	$5,265,671	1,662,500	$9,860,438

Total	818,151	$4,939,485	930,349	$5,337,263	1,748,500	$10,276,748

*	Assuming closing of merger on April 1, 2006.
(1)	Does not include 4,000 shares of unvested options, which are to be granted on April 1, 2006 at an exercise price equal to the average of the high and low sales price on such date.
(2)	Excluding 6,800 shares of vested options and 4,000 shares of unvested options with exercise prices ranging from $17.13 to $29.25 per share.
(3)	Excluding 4,000 shares of unvested options with an exercise price of $17.13.
(4)	Excluding 333,334 shares of vested options and 166,666 shares of unvested options with an exercise price of $17.20 per share.
(5)	Does not include 175,000 shares of unvested options, which are to be granted on April 1, 2006 with an exercise price equal to the average of the high and low sales price on such date.
(6)	Excluding 100,000 shares of vested options with an exercise price of $19.56 per share.
(7)	Does not include 25,000 shares of unvested options, which are to be granted on April 1, 2006 with an exercise price equal to the average of the high and low sales price on such date.
(8)	Excluding 50,000 shares of vested options and 50,000 shares of unvested options with an exercise price of $17.01 per share.

Restricted Company Ordinary Shares.    The merger agreement provides that, at the effective time of the merger, all restricted Company ordinary shares (including those held by our directors and executive officers) under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan or otherwise will be cancelled and converted into the right to receive an amount in cash equal to $16.80, less applicable withholding taxes. The table below sets forth for each director and executive officer of the Company (a) the number of shares that will be converted into the right to receive $16.80 per share as a result of the merger, and (b) the total payment to the directors and executive officers with respect to those shares, calculated by multiplying (i) the $16.80 per share merger consideration by (ii) the number of shares described in clause (a).

Name of Director or Executive Officer	Restricted Shares	Payment
Directors (exclusive of Messrs. Hilfiger and Dyer):
Mario L. Baeza	0	$0
Jerri L. DeVard	0	$0
Clinton V. Silver	0	$0
Robert T.T. Sze	0	$0

Executive Officers:
Thomas J. Hilfiger	0	$0
David F. Dyer	0	$0
Robert Rosenblatt	25,000	$420,000
Joseph Scirocco	10,000	$168,000
James Gallagher	5,000	$84,000
Theophlius Killion	10,000	$168,000
All directors and executive officers as a group (10 persons)	50,000	$840,000

Severance and Retention Plans

On December 22, 2005, in connection with the proposed merger, the board of directors of the Company approved a retention bonus pool, which we refer to as the Retention Bonus Plan, and the Severance Plan. The objective of these plans is to retain officers and other employees during the period leading up to the merger and the transition period thereafter, as applicable, and to provide an incentive to complete a successful merger and an effective transition.

Under the Retention Bonus Plan, a retention pool of up to $12 million may be established by the Company. Executive officers of the Company (other than Messrs. Hilfiger and Dyer, who will not receive any payments under the plan) will be eligible to receive a cash retention bonus on the first business day to occur on or following the 180th day after the effective time of the merger, subject to the officer’s continued employment with the Company. The Retention Bonus Plan also provides other designated key employees with cash retention bonuses of varying amounts payable at the same time. Payment of the retention bonuses is contingent upon the consummation of the merger.

If the employment of a participant in the Retention Bonus Plan is terminated by the Company without “Cause,” by the participant for “Good Reason” or as a result of the participant’s death or “Disability” (each, as defined in the Retention Bonus Plan) after the effective time of the merger, but prior to the scheduled payment date of the retention bonus, the participant will receive the full amount of his or her cash retention bonus on the date of such termination of employment. Participants who voluntarily resign without “Good Reason” or whose employment is terminated for “Cause” after the effective time of the merger, or whose employment terminates for any reason prior to the effective time of the merger, will not receive a cash retention bonus.

Robert Rosenblatt, the Company’s chief operating officer, Theophlius Killion, the Company’s vice president - human resources, Joseph Scirocco, the Company’s chief financial officer, and James Gallagher, the Company’s general counsel, will each be entitled to receive retention bonuses in the amount of $300,000.

Under the Severance Plan, executive officers of the Company (other than Messrs. Hilfiger and Dyer, but including participants in the Retention Bonus Plan) are entitled to a lump-sum cash severance payment equal to

18 months of their base salary upon their termination of employment by the Company without “Cause” or by the participant for “Good Reason” (each, as defined in the Severance Plan) during the 12-month period after the effective time of the merger (collectively, a “Qualifying Termination”). The Severance Plan also provides employees who are not executive officers with lump-sum cash severance payments of varying amounts upon their Qualifying Terminations, based on their respective base salaries and levels of employment. The Severance Plan provides for a cutback of severance payments to an amount such that they will not constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.

Participants in the Severance Plan who experience a Qualifying Termination are also entitled to the continuation of certain health and welfare benefits (for the period of time equal to the number of months of base salary that the participant is entitled to receive under the Severance Plan) and outplacement services. In addition to any payments under the Severance Plan, participants who experience a Qualifying Termination between January 1, 2006 and June 15, 2006 will also be entitled to receive payment of their bonus in respect of the Company’s fiscal year ending March 31, 2006.

Participants whose employment is terminated for any reason other than due to a Qualifying Termination will not be entitled to any benefits under the Severance Plan. In addition, benefits under the Severance Plan are contingent upon a participant’s execution and non-revocation of a release of claims against the Company and, for participants at grade levels 13 and higher, entry into a noncompetition agreement with the Company.

Based on their current base salaries, Messrs. Rosenblatt, Killion, Scirocco and Gallagher would be entitled to severance payments of $1,200,000, $810,000, $750,000 and $600,000 respectively, upon a Qualifying Termination. Severance payments to participants in the Severance Plan are in lieu of any other severance benefits that participants may otherwise be entitled to in accordance with their individual employment or similar agreements, if any. Employees may choose not to participate in the Severance Plan, in which case they may become entitled to severance in accordance with their individual employment or similar agreements, if any.

David F. Dyer’s Employment Agreement

Pursuant to the terms of Mr. Dyer’s 2003 employment agreement, if the Company terminates employment without “Cause” or he resigns for “Good Reason” (each, as defined in his employment agreement) in anticipation of, or within the 24-month period following a “Change of Control” (as defined in his employment agreement), Mr. Dyer would be entitled to be paid cash severance equal to three times (i) his annual base salary (not taking into account Mr. Dyer’s August 10, 2005 waiver of increases in his base salary) plus (ii) his target annual bonus. In addition, Mr. Dyer will continue to receive certain benefits provided for under his employment agreement for a period of three years. As a result of the termination of his employment following the merger, Mr. Dyer will be entitled to receive approximately $8.0 million in cash severance payments. Pursuant to his employment agreement, Mr. Dyer will be reimbursed for any federal excise taxes imposed on payments that are contingent on a Change of Control. In addition, Mr. Dyer will be entitled to any bonus (or pro rata bonus) earned for the year ended March 31, 2006 and any pro rata bonus earned for the year ended March 31, 2007, as well as the cash payment in cancellation of his stock options described above under “Interests of Certain Persons in the Merger —The Options to Purchase Company Ordinary Shares and Restricted Company Ordinary Shares.”

Arrangements with Thomas J. Hilfiger

Mr. Hilfiger’s Employment Agreement.    Subject to completion of the merger, Mr. Hilfiger has entered into a definitive employment agreement with an affiliate of the Apax Funds that will, following the merger, become an arrangement with the surviving corporation and/or a controlling affiliate thereof. There are no restrictions on Mr. Hilfiger having discussions or negotiations with third parties that make a company alternative proposal to acquire the Company prior to the consummation of the merger.

Under his employment agreement with Merger Sub, following the effective time of the merger, Mr. Hilfiger will serve as Principal Designer and chairman of the Strategy and Design Board of the Company, as surviving corporation, for a term beginning on the closing date of the merger and continuing through his lifetime. In addition, Mr. Hilfiger, or a person designated by him, will serve on the board of directors of the Company (including the Executive Committee) and that of any subsidiary for no additional compensation. Mr. Hilfiger will receive (i) for the fiscal years ending March 31, 2007, March 31, 2008 and March 31, 2009, an annual cash amount of $14.5 million (which amount is approximately equal to the amount of cash compensation paid by the Company to Mr. Hilfiger in the last full fiscal year ended March 31, 2005); (ii) for the fiscal year ending March 31, 2010, a cash amount based on worldwide sales and licensing revenues of the Company and its subsidiaries, subject to a minimum of $14.5 million; and (iii) for all periods thereafter, a cash amount based on worldwide sales and licensing revenues of the Company and its subsidiaries. Under the employment agreement, Mr. Hilfiger will be entitled to reimbursement of certain business expenses, automobile and related expenses, travel expenses, wardrobe expenses and security expenses. Mr. Hilfiger will also be provided with separate disability policies and will be entitled to participate in all employee benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives. Upon Mr. Hilfiger’s termination of employment by the Company without “Cause” or by Mr. Hilfiger for “Good Reason” (each as defined in the employment agreement), Mr. Hilfiger will continue to receive the cash amounts described above, until his death, but will not be entitled to reimbursement of expenses. For 36 months after any such termination, or if earlier, until Mr. Hilfiger obtains health insurance coverage from another employer, the Company will continue to provide him, his spouse and his dependents with participation in the Company’s health benefit programs upon the same terms and conditions as other senior executives of the Company. If Mr. Hilfiger’s employment is terminated because of death or by the Company for disability, Mr. Hilfiger will be entitled to the cash amounts described above for the fiscal year which includes the date of his termination and for one additional fiscal year. If Mr. Hilfiger’s employment is terminated by the Company for Cause, the Company will reimburse Mr. Hilfiger for any accrued obligations, including reasonable expenses incurred but not paid prior to the termination date. Under the terms of the employment agreement, Mr. Hilfiger will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving corporation. Mr. Hilfiger will also be subject to certain confidentiality provisions. Additionally, upon the occurrence of specific “exit events” (which includes an initial public offering of the Company or the sale or other disposition of a majority of the outstanding ordinary shares, or substantially all of the assets, of the Company), Mr. Hilfiger has the option to terminate his employment with the Company in exchange for a lump-sum cash payment amount determined as a multiple of the worldwide sales and licensing revenues of the Company during the 12-month period immediately preceding the exit event. The Company will also reimburse Mr. Hilfiger an amount not to exceed $4 million in respect of his legal, accounting, financial advisory, public relations and other miscellaneous fees and expenses incurred in connection with the transaction.

Under Mr. Hilfiger’s current lifetime employment agreement with THUSA, Mr. Hilfiger is the Company’s honorary chairman of the board and principal designer. His employment agreement provides for his employment as the designer of all products carrying the Tommy Hilfiger trademarks until his death, disability or incompetence. Mr. Hilfiger also receives an annual base salary of $900,000, subject to adjustments. If net sales (as defined in his employment agreement) of THUSA and its subsidiaries are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives an additional payment equal to 1.5% of such excess. If Mr. Hilfiger terminates his employment without the consent of THUSA other than by reason of his death, disability or incompetence, THUSA will have no further obligations under the agreement. The agreement also provides that THUSA and its subsidiaries cannot enter into any line of business without the consent of Mr. Hilfiger if he shall reasonably determine that such line of business would be detrimental to the Tommy Hilfiger trademarks.

The Company’s current employment agreement with Mr. Hilfiger also provides that he is eligible to receive additional annual bonuses at the discretion of THUSA’s board of directors or compensation committee. If, however, compensation is awarded based on an arrangement that does not satisfy the requirements of Section 162(m), the Company would not be allowed to deduct for tax purposes any payments in excess of the $1,000,000 limitation. No discretionary bonuses were paid to Mr. Hilfiger with respect to the Company’s last three full fiscal years.

Waiver of Rights Under Trademark Agreement.    Under an agreement, dated June 30, 1992, between Mr. Hilfiger and THUSA (as successor by merger to Tommy Hilfiger, Inc.), THUSA agreed that without the prior written consent of Mr. Hilfiger, THUSA would not (1) sell, lease, license or convey any marks or interest in the marks (which includes the “Tommy Hilfiger” trademark and any variation of such name in whatever form or style and all related tradenames, copyrights, logos and similar rights); (2) create, incur, assume or suffer to exist any indebtedness to any person or persons in connection with which a lien shall be created on any mark or interest in the mark; or (3) amend the License Agreement dated as of March 22, 1989, between Tommy Hilfiger, Inc. and THUSA. The agreement terminates at the death of Mr. Hilfiger or the earlier termination by Mr. Hilfiger of his employment with THUSA without the consent of THUSA. Pursuant to this agreement, Mr. Hilfiger could control and restrict the Company’s usage of its trademarks in its current businesses, including whether to permit any licensing of such trademarks, and in any new lines of business.

In connection with the merger agreement, at the specific request of Parent, and as a condition to Parent’s willingness to enter into the merger agreement, Mr. Hilfiger entered into an Irrevocable Acknowledgement and Consent Agreement with (among other entities) Merger Sub, which will become effective upon closing of the merger and will terminate and novate the existing agreement. Under the terms of the Irrevocable Acknowledgement and Consent Agreement, Mr. Hilfiger irrevocably acknowledges and agrees that, on a perpetual and worldwide basis, the surviving corporation exclusively owns all rights in any trademark, service mark, domain name, or corporate or trade name, and any other mark, logo, slogan, trade dress or device, or any identifier similar or successor to any of the foregoing that (i) contains or comprises the Hilfiger name or any variation or abbreviation of, or reference to, the Hilfiger name, or (ii) is registered, applied for, or used by the surviving corporation or its affiliates, or used by third parties under license from the surviving corporation or its affiliates, in each case in any form, style, or manner. Mr. Hilfiger also irrevocably acknowledges and agrees that, on a perpetual and worldwide basis the surviving corporation has the exclusive right to register, license, transfer, and otherwise use the marks referred to in the preceding sentence. Mr. Hilfiger further acknowledges and agrees that, other than in his capacity as an officer or employee of the surviving corporation, he shall be prohibited from using, or authorizing or licensing (directly or indirectly) others to use, the marks in commerce anywhere in the world. Additionally, Mr. Hilfiger irrevocably consents, on a perpetual and worldwide basis, to the exclusive use and license by the surviving corporation and its affiliates of the Hilfiger name in connection with all products and services of any kind, nature, or description with which it may use the marks (subject to certain uses of the name expressly reserved by Mr. Hilfiger).

In return, Merger Sub agrees in the Irrevocable Acknowledgement and Consent Agreement to not sell or license the sale or distribution of certain products not ordinarily sold under the names of prestige designer businesses or prestige global lifestyle brands under the Hilfiger name or marks without Mr. Hilfiger’s prior written consent, nor will it use the Hilfiger name or the marks in a manner that disparages or intentionally tarnishes the marks or the Hilfiger name. Merger Sub also agrees to not engage in any new lines of businesses that materially differ from business lines engaged in by prestige designer businesses or prestige global lifestyle brands without Mr. Hilfiger’s prior written consent, not to be unreasonably withheld.

Other Employment Arrangements

Mr. Gehring’s Employment Arrangement.    Under a memorandum of understanding between Mr. Gehring and the Apax Funds, Mr. Gehring will be employed by the surviving corporation and/or a controlling affiliate thereof. It is expected that Mr. Gehring will serve as chief executive officer of the surviving corporation and/or a controlling affiliate thereof. Mr. Gehring will receive an annual base salary of €610,000 for the year ending March 31, 2006 (with a yearly increase of 5% of base salary) and will be eligible to receive a bonus equal to 50% of base salary if the Company reaches 100% of the budgeted EBITDA and cash flow target based on an “equity case” and an additional 7.5% of base salary for each additional 1% achieved over the budgeted “equity case” EBITDA and cash flow capped at 200% of base salary (after all bonus payments). In addition, Mr. Gehring is expected to purchase, through an ownership interest in a management investment vehicle, an indirect 4.99% interest in the equity of the surviving corporation at a per share price equal to the Apax Funds’ effective buy-in price in the acquisition. In connection with any such purchase, Mr. Gehring will have the opportunity to finance his purchase with a non-recourse shareholder loan from one of the controlling affiliates of Parent. Mr. Gehring will serve on the management board of the surviving corporation and/or a controlling affiliate thereof. Depending on certain specified events involving the termination or resignation of Mr. Gehring, the equity so purchased may be subject to buy-out and retransfer provisions and a vesting schedule tied to reaching specified EBITDA levels. Mr. Gehring will receive tag-along and drag-along rights in respect of these shares and all such shares will vest should there be an exit event. Mr. Gehring may also receive registration rights should the parties so agree. In addition, Mr. Gehring is entitled to additional equity performance incentives in the form of an additional 4.99% interest in any distributions on equity from an entity which directly or indirectly owns Parent after one of the Apax Funds or its permitted transferees have made 2.5 times its total investment (including the return of any outstanding loans to Mr. Gehring). The performance equity may also be paid in the form of an option. Mr. Gehring is also offered the opportunity to co-invest with the Apax Funds in another entity which also indirectly owns the surviving corporation. Mr. Gehring is also entitled to such perks to be agreed upon by the parties, including an annual budget for private jet travel for business purposes. If the transaction closes prior to March 31, 2006, Mr. Gehring is entitled to his annual bonus, supplemental bonus and retention incentives under the terms of his existing employment contract with Tommy Hilfiger Europe as if the transaction closed on March 31, 2006. The memorandum of understanding between Mr. Gehring and the Apax Funds reflects the agreement that the employment and equity arrangements described above may be restructured as a result of an impending analysis of tax, accounting and other conditions.

Under Mr. Gehring’s current employment agreement with the Tommy Hilfiger Europe, Mr. Gehring is the managing director, chief executive officer and president of Tommy Hilfiger Europe. Mr. Gehring is currently receiving an annual base salary of €609,000 per year for the period from April 1, 2005 to March 31, 2006 and would receive an annual base salary of €640,000 per year for the period from April 1, 2006 to March 31, 2007. From April 1, 2007 and each April thereafter, the agreement provides for Mr. Gehring’s current base salary to increase by at least the greater of (i) 5% and (ii) the average percentage increase given by Tommy Hilfiger Europe to its employees for such year. In addition, Mr. Gehring is entitled under his current employment agreement to two performance-based retention incentives, one calculated based on annual performance of Tommy Hilfiger Europe until March 31, 2007 and the other calculated based on cumulative performance of Tommy Hilfiger Europe until March 31, 2007, under which he is expected to earn €1,500,000 as of March 31, 2006 and have the potential to earn an additional €750,000 as of March 31, 2007. Mr. Gehring is also entitled to non-performance-based retention incentives of €750,000 on March 31, 2006 and €250,000 on March 31, 2007 if Mr. Gehring is still employed by Tommy Hilfiger Europe on such dates. The employment agreement also entitles Mr. Gehring to an annual bonus as well as a supplemental bonus of up to 200% of his base salary in the aggregate. Mr. Gehring also received 150,000 options on Company ordinary shares as part of his employment agreement, of which 25% are vested, 25% vest on March 31, 2006 and 50% vest on March 31, 2007, which options will vest upon consummation of the merger and will be converted into the right to receive the merger consideration less the exercise price and any applicable withholding taxes. Mr. Gehring is subject to a non-competition clause in his employment agreement. The employment agreement may be terminated by Mr. Gehring subject to a notice period of 6 months and by Tommy Hilfiger Europe subject to a notice period of 12 months. Mr. Gehring’s current employment agreement is governed by the laws of the Netherlands.

Mr. Onnink’s Employment Arrangement.    Under a memorandum of understanding between Mr. Onnink and the Apax Funds, Mr. Onnink will be employed by the surviving corporation and/or a controlling affiliate thereof. It is expected that Mr. Onnink will serve as chief financial officer or chief operating officer of the surviving corporation and/or a controlling affiliate thereof. Mr. Onnink will receive an annual base salary of €360,000 for the year ending March 31, 2006 and his employment terms will be commensurate with his current employment terms. In addition, Mr. Onnink is expected to purchase, through an ownership interest in a management investment vehicle, an indirect 1.01% interest in the equity of the surviving corporation at a per share purchase price equal to the Apax Funds’ effective buy-in price in the acquisition. In connection with any such purchase, Mr. Onnink will have the opportunity to finance his purchase with a non-recourse shareholder loan from one of the controlling affiliates of Parent. Mr. Onnink will serve on the management board of the surviving corporation and/or a controlling affiliate thereof. The equity so purchased will be subject to buy-out and retransfer provisions and a vesting schedule tied to reaching specified EBITDA levels. Mr. Onnink will receive tag-along and drag-along rights in respect of these shares and all such shares will vest should there be an exit event. Mr. Onnink may also receive registration rights should the parties so agree. In addition, Mr. Onnink is entitled to additional equity performance incentives in the form of an additional 0.5% interest in any distributions on equity from an entity which directly or indirectly owns shares of Parent after one of the Apax Funds or its permitted transferees have made 2.5 times its total investment (including the return of any outstanding loans to Mr. Onnink). The performance equity may also be paid in the form of an option. Mr. Onnink is also offered the opportunity to co-invest with the Apax Funds in another entity which also indirectly owns the surviving corporation. Mr. Onnink is expected to invest at least 50% of all proceeds he receives from the merger into such entity. The memorandum of understanding between Mr. Onnink and the Apax Funds reflects the agreement that the employment and equity arrangements described above may be restructured as a result of an impending analysis of tax, accounting and other conditions. Mr. Onnink’s new employment agreement will also contain other provisions commensurate with the current terms of his employment.

Under Mr. Onnink’s current employment arrangement with Tommy Hilfiger Europe, Mr. Onnink is the chief financial officer of Tommy Hilfiger Europe. Mr. Onnink’s employment with Tommy Hilfiger Europe is based on the terms of an employment agreement dated June 29, 2001 between Tommy Hilfiger Europe BV and Mr. Onnink with certain agreed to, but not written, modifications to the employment agreement. Under the employment agreement, Mr. Onnink is employed on a year-to-year basis with automatic renewal of the terms of his agreement on April 1 of each year unless and until either Tommy Hilfiger Europe or Mr. Onnink gives notice of non-renewal. Such notice must be given by Mr. Onnink at least 60 days before the expiration of the one-year period term then in effect and must be given by Tommy Hilfiger Europe at least 120 days before the expiration of the one-year period term then in effect. Mr. Onnink is currently receiving an annual base salary of €360,000 per year for the period from April 1, 2005 to March 31, 2006. For each subsequent one-year period of employment, the agreement provides for Mr. Onnink’s base salary to increase by at least the average percentage increase given by Tommy Hilfiger Europe to its employees for such year. The employment agreement entitles Mr. Onnink to participate in Tommy Hilfiger Europe’s bonus plans and programs (other than stock-based plans and programs) in effect at a level commensurate with Mr. Onnink’s title and responsibilities, as may be modified by Tommy Hilfiger Europe in its sole discretion from time to time. Mr. Onnink is also entitled to participate in Tommy Hilfiger Europe’s benefit plans and programs (other than stock-based plans and programs) at a level of coverage comparable to that received by other senior executives of Tommy Hilfiger Europe employed in the Netherlands. Additionally, Mr. Onnink receives certain other perks commensurate with those received by other executives. Under the terms of the employment agreement, Mr. Onnink may be granted stock options under the Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plan at the discretion of Tommy Hilfiger Europe. The non-exercised stock options granted under the terms of the employment agreement will terminate, regardless of vesting, if Mr. Onnink resigns for any reason other than “Good Reason” or Mr. Onnink is terminated for “Cause.” Pursuant to the terms of the merger agreement, any options that Mr. Onnink received will become fully vested at the effective time of the merger and will be converted into the right to receive the merger consideration less the exercise price and any applicable withholding taxes. Mr. Onnink is also subject to a confidentiality provision in his employment agreement. Mr. Onnink’s current employment agreement is governed by the laws of the Netherlands.

Equity Investment

In connection with the merger, certain members of management have agreed, or are expected to agree, to acquire interests issued by an investment vehicle which will directly or indirectly own shares in Parent. Pursuant to the employment arrangements described above, the total aggregate equity investment agreed to be made by Messrs. Gehring and Onnink is expected to constitute an interest in approximately 6% of the equity of the Company on a fully diluted basis immediately following the merger. It is anticipated that an interest in an additional 6.5% of the equity of the Company on a fully diluted basis will be purchased by other management participants of which 4% would be allocated to existing management employees. Such shares would be purchased at a purchase price equal to the Apax Funds’ effective buy-in price in the acquisition. Such shares would also be subject to the same restrictions and vesting schedule as set forth in Mr. Onnink’s arrangement. In connection with any purchase of interests, each of Messrs. Gehring and Onnink and the other management participants, will have the opportunity to finance his or her purchase with a non-recourse shareholder loan from one of the controlling affiliates of Parent. In addition, it is expected that Mr. Hilfiger or his controlled affiliate will be permitted to acquire an equity interest in the surviving corporation or a controlling affiliate thereof at a price equivalent to Apax’s effective buy-in price for the acquisition, but the terms of such arrangements have not been negotiated or finalized. Any equity investment by Mr. Hilfiger would be in addition to the unallocated 6.5% of the equity of the Company reserved for other management participants.

Equity Performance Incentive Plan

Following the merger, members of management will receive equity performance incentives in the form of interests in any distributions on equity from an entity which directly or indirectly owns shares of Parent after one of the Apax Funds or its permitted transferees have made 2.5 times its total investment (including the return of any outstanding loans to Mr. Gehring, Mr. Onnink or any management participants, as applicable). Pursuant to the employment arrangements described above, Messrs. Gehring and Onnink will receive interests of 4.99% and 0.5% respectively, and it is anticipated that an additional 2.01% interest in any distributions on equity would be allocated to future management participants in proportion to the respective equity investments in the management vehicle, if any, made by future management participants. Such interests may take the form of options.

Co-Investment Rights/Obligations

In connection with the merger, members of management will be, or are expected to be, offered the opportunity to co-invest with the Apax Funds in another entity which also indirectly owns the surviving corporation. It is anticipated that certain employees of the Company and its subsidiaries will be offered the same opportunity and that like Mr. Onnink, each member of the Company’s senior management following the effective time of the merger will be expected to invest at least 50% of all proceeds he or she receives from the merger into such entity.

Shadow Option Pool

In connection with the merger, it is expected that a controlling affiliate of Parent will adopt a shadow option pool under which future managers who do not specifically participate as indirect shareholders of the surviving corporation will be eligible to receive interests in the option pool which will only vest and be paid out upon an exit event, which includes an initial public offering of the surviving corporation or the sale or other disposition of a majority of the outstanding ordinary shares, or substantially all of the assets, of the surviving corporation. Three (3%) percent of the equity returns beyond the principal equity investment and a 7.5% annual yield on the total invested equity will be contractually allocated to the shadow option pool. Under the option plan, awards may be granted to employees or directors of, or consultants to, the surviving corporation or any of its subsidiaries. The option plan has a term of ten years. The date of grant, vesting and pricing of options granted under the option plan are subject to the discretion of a compensation committee or the board of directors of Parent or a controlling affiliate thereof.

No Change in Control Payments to Messrs. Hilfiger, Gehring and Onnink

Mr. Hilfiger will not, as a result of the merger, receive any change in control payments or be entitled to any rights or entitlements, including severance payments, pursuant to his amended and restated employment agreement with the Company, dated as of June 30, 1992 or the Severance Plan or Retention Bonus Plan. Messrs. Gehring and Onnink also will not, as a result of the merger, receive any change in control payments or be entitled to any rights or entitlements, including severance payments; provided that they each enter into definitive employment arrangements with the surviving corporation and/or a controlling affiliate thereof.

Indemnification and Insurance

Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors, officers or employees, as the case may be (we refer to such current or former directors, officers and employees as the indemnified parties), of the Company or its subsidiaries as provided in their respective articles of association, certificates of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the merger and shall continue in full force and effect.

For a period of six years from and after the effective time, Parent and the surviving corporation shall:

•	maintain provisions regarding indemnification of officers and directors that are substantively identical to those contained in the articles of association, certificate of incorporation and by-laws (or comparable organizational documents) of the Company and its subsidiaries; and

•	indemnify the indemnified parties against all claims, losses, liabilities and damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers, directors or employees at or prior to the effective time.

The merger agreement requires that for a period of six years from and after the effective time, the surviving corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts, provided that the surviving corporation shall not be required to pay an annual premium in excess of 200% of the annual premium payable by the Company for the year ended March 31, 2005. If the surviving corporation purchases a “tail policy” and the same coverage costs more than $5 million, the surviving corporation will purchase the maximum amount of coverage that can be obtained for $5 million.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Company ordinary shares whose Company ordinary shares are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Company ordinary shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Holders of Company ordinary shares who are not U.S. holders may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

The U.S. federal income taxes of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds Company ordinary shares will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Company ordinary shares should consult their own tax advisors.

This discussion assumes that a U.S. holder holds Company ordinary shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, non-U.S. persons, shareholders who hold Company ordinary shares as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired their Company ordinary shares through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). This discussion does not address the tax consequences of payments made to the holders of options to acquire Company ordinary shares. In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders. Holders of Company ordinary shares, options to purchase Company ordinary shares or restricted Company ordinary shares are urged to consult their own tax advisor to determine the particular tax consequences, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for Company ordinary shares pursuant to the merger.

The receipt of cash in the merger by U.S. holders of Company ordinary shares will be a taxable transaction. In general, a U.S. holder of Company ordinary shares will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such ordinary shares, and

•	the U.S. holder’s adjusted tax basis in such ordinary shares.

Such gain or loss will be capital gain or loss. If a U.S. holder acquired different blocks of the Company ordinary shares at different times or different prices, the U.S. holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of Company ordinary shares. If the holding period in the Company ordinary shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Capital losses are subject to limitations on deductibility for both corporate and non-corporate U.S. holders.

In general, holders who exercise appraisal rights also will recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

Information Reporting and Backup Withholding

Under the Code, a holder of the Company ordinary shares may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such holder is a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory and Other Governmental Approvals

Under the HSR Act, transactions such as the merger cannot be completed until notifications have been filed and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the

U.S. Department of Justice (“Antitrust Division”) and the applicable waiting periods have expired or been terminated. The Company and Apax Europe VI-A, L.P. intend to file their respective Notification and Report Forms with the Federal Trade Commission and Antitrust Division shortly.

At any time before or after completion of the merger, the FTC or the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of the parties. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the transaction on antitrust grounds may be made, and, if such a challenge is made, it is possible that the Company, Parent or Merger Sub will not prevail.

The European Community merger control laws require that transactions, such as the merger which is required to be notified to the European Commission, must not be implemented until certain information has been submitted to the European Commission and the merger has been subsequently approved. In particular, Council Regulation (EC) No. 139/2004 of January 2004 (EMCR) requires notification to, and approval by, the European Commission of mergers or acquisitions involving parties with combined aggregate worldwide turnover and individual aggregate Community-wide turnover exceeding specific thresholds before these mergers or acquisitions are implemented. Apax Europe VI-A, L.P. intends to file the required information with the European Commission shortly.

The European Commission will review the merger to determine whether or not it is compatible with the common market, and, accordingly, whether or not to give its approval for the transaction to proceed. A merger or acquisition that does not significantly impede effective competition in the common market, or in a substantial part of it, in particular as a result of the creation or strengthening of a dominant position, shall be declared compatible with the common market and allowed to proceed. If, following a 25-working day Phase I investigation (which can be extended if the parties offer remedies or where a Member State’s antitrust authority makes a request that the matter be referred from the European Commission to it), the European Commission determines that it needs to examine the merger more closely because the merger raises serious doubts as to its compatibility with the common market, it must initiate a Phase II investigation. If it initiates a Phase II investigation, the European Commission must issue a final decision within up to 90-working days (which may be extended for a number of reasons, including where commitments are offered by the parties or where the notifying party requests an extension or by the European Commission with the agreement of the notifying party) from the initiation of the Phase II investigation.

The Company, Parent and Merger Sub conduct operations in a number of jurisdictions where other regulatory filing or approvals may be required in connection with the completion of the transaction. The parties are currently reviewing whether filings or approvals may be required that may be material, or if not material, may be advisable to the Company, Parent and Merger Sub and will make regulatory filings in those jurisdictions where required or advisable.

Except as noted above with respect to the required filings under the HSR Act and the ECMR, and other potential foreign regulatory filings, the filing of an application with the Registrar of Corporate Affairs of the British Virgin Islands to re-register the Company as a company limited by shares under the BC Act from its current status as a company limited by shares and incorporated under the International Business Companies Act of 1984 of the British Virgin Islands, the filing of the articles of merger in the British Virgin Islands at or before the effective time of the merger, we are unaware of any material foreign, federal or state regulatory requirements or approvals required for the completion of the merger.

The Company does not expect the re-registration as a company limited by shares under the BC Act to have any adverse impact on the Company, its business, or its shareholders.

Certain Projections

In connection with Parent’s and other potential bidders’ review of the Company and in the course of the negotiations between the Company and Parent described in “The Merger—Background of the Merger,” the Company provided Apax and other potential bidders with non-public financial projections for the years ending March 31, 2006, 2007, 2008 and 2009 (the “projections”). The projections do not give effect to the merger, the financing of the merger, or various recapitalization and stand-alone financial restructuring alternatives.

The management of the Company prepared the projected financial information set forth below for internal purposes only. The Company does not as a matter of course make public projections as to future revenues, earnings, or other results. However, the projected financial information is included in this proxy statement only because such information was provided to Apax and the other potential bidders as part of the Company’s sales process. The accompanying projected financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis and reflected the best then currently available estimates and judgments, and presented, to the best of management’s knowledge and belief, the expected future financial performance of the Company under its base case projections without giving effect to the alternative scenarios referred to in “The Merger—Background of the Merger.” However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the projected financial information.

In compiling the projections for its current operating divisions and corporate support functions, the Company’s management took into account historical performance trends, the assumed impact of estimated future market conditions, and the expected outcome of various operational, expense containment and brand enhancing initiatives. In compiling the projections for its start-up or future businesses such as Karl Lagerfeld, H Retail and US Specialty Retail, our management conducted market research, competitive analysis, and expense and operational diligence. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by our management that they believed were reasonable at the time the projections were prepared. Investors should read “Cautionary Statement Concerning Forward-Looking Information” in this proxy statement and “Safe Harbor Under the Private Securities Litigation Reform Act of 1995” contained in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” contained in Item 1 “Business,” in each case, as set forth in the Form 10-K for the year ended March 31, 2005. Such factors include, but are not limited to, items such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and are beyond the control of the Company’s management, and that may cause actual results to vary from the projections or the assumptions underlying the projections. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The information presented for the periods ending March 31, 2006, 2007, 2008 and 2009, was prepared in July and August 2005. Projections for the period ending March 31, 2006 were subsequently updated in October 2005 as part of the Company’s budget and performance review process. The major assumptions underlying the projections include (a) continued growth in the Company’s retail segment, attributed to both an increase in stores as well as comparable store sales increases, (b) continued, although moderating, growth in the Company’s international wholesale segment, (c) a further contraction in the Company’s U.S. wholesale segment in fiscal 2007, followed by growth in fiscal 2008 and 2009, ultimately returning the segment revenue to approximately its fiscal 2006 level, while increasing its profitability, (d) moderate continued growth in the Company’s licensing segment, (e) continued investment in the Company’s start up businesses Karl Lagerfeld, e-commerce, H Hilfiger retailing, (f) the introduction, beginning in fiscal 2007, of an additional start up business, Tommy Hilfiger retail stores and (g) further reduction in U.S. overhead.

Tommy Hilfiger Corporation

Projected Selected Financial Data

For the Years Ended March 31, 2006 - 2009

(Amounts in Thousands, except per share data)

	FY 2006	FY 2007	FY 2008	FY 2009
Income Statement Information
Net Revenue	$1,667,814	$1,798,428	$2,087,974	$2,402,874
Gross Profit	$852,214	$941,766	$1,094,764	$1,261,859
Operating Income	$137,445	$159,687	$234,107	$303,819
Income Before Taxes	$124,749	$149,280	$226,832	$309,766
Net Income	$89,819	$107,482	$163,319	$223,032
Diluted Earnings per share	$0.97	$1.15	$1.73	$2.34
EBITDA(1)	$205,639	$229,875	$312,128	$391,211

Balance Sheet Information (as of March 31 for each relevant FY)
Cash, restricted cash, cash equivalents and short-term investments	$577,011	$633,961	$769,697	$781,778
Long-term debt	$344,008	$342,677	$150,000	$150,000
Shareholders’ Equity	$1,391,732	$1,541,120	$1,710,939	$1,940,471

Tommy Hilfiger Corporation

Consolidated EBITDA Reconciliation

For the Years Ended March 31, 2006-2009

(Amounts in Thousands)

	FY 2006	FY 2007	FY 2008	FY 2009
Net income	$89,819	$107,482	$163,319	$223,032
Add Back,
Taxes	$34,930	$41,798	$63,513	$86,734
Interest Expense (Income)	$12,696	$10,407	$7,275	$(5,947)
Depreciation and Amortization	$68,194	$70,188	$78,021	$87,392

EBITDA	$205,639	$229,875	$312,128	$391,211

(1)	EBITDA represents net income before interest, income taxes, depreciation and amortization. This represents a non-GAAP financial measure. The Company believes that EBITDA is a performance measure that provides lending institutions and investment firms with a measure of operating performance that is appropriate in assessing financing transactions. As a potential bidder would have to develop a capital structure for their bid, this information would be critical in their review of the Company.

The Company believes that issuers of debt securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. The Company believes EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; meanwhile depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and it should not be viewed in isolation or as a substitute for the Company’s results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect the Company’s cash expenditures, or future requirements for capital expenditures;

•	EBITDA does not reflect changes in, or cash requirements for the Company’s working capital needs;

•	EBITDA does not reflect the interest expense or principal payments on current debt or future debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often need to be replaced in the future, EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies may calculate EBITDA differently than the Company does, which would limit its usefulness as a comparative measure.

THE MERGER AGREEMENT

The summary of the terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement contains representations and warranties the Company and Parent made to each other. The statements embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the Company and Parent have exchanged in connection with signing the merger agreement. Please note that certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure of the Merger

In accordance with the merger agreement and the BVI Business Companies Act, 2004, which we refer to as the BC Act, Elmira (BVI) Unlimited, which we refer to as Merger Sub, a wholly owned subsidiary of Elmira 2 B.V., which we refer to as Parent, will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent, (i) through the conversion, at the effective time of the merger, of each ordinary share of Merger Sub into one ordinary share of the Company, as the surviving corporation and (ii) the conversion of each existing Company ordinary share into the right to receive the merger consideration.

Effects of the Merger

At the effective time, all assets of every description, including choses in action and the business of each of the Company and Merger Sub, shall vest in the Company, as surviving corporation, and all debts, claims, liabilities and obligations of each of the Company and Merger Sub shall become the debts, claims, liabilities and obligations of the surviving corporation, all as provided under the BC Act.

Effective Time

The merger will become effective at such time as the articles of merger are duly registered by the BVI Registrar of Corporate Affairs (or at a later time if agreed by Parent and the Company, subject to the requirements of the BC Act and specified in the articles of merger). The parties will execute and file articles of merger with the BVI Registry of Corporate Affairs and make all other filings or recordings required under the BC Act in connection with the merger immediately following the closing. The closing will occur on a date to be specified by Parent and the Company, but no later than the second business day after the satisfaction (or, to the extent permitted by law, waiver) of all of the conditions set forth in the merger agreement (other than those conditions which must be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions) or at such other date as Parent and the Company may agree upon in writing.

Merger Consideration

The merger agreement provides that each Company ordinary share outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $16.80 in cash, without interest, less any applicable withholding taxes. All treasury shares and Company ordinary shares owned by Merger Sub and Parent will be cancelled and will cease to exist at the effective time of the merger and no consideration will be delivered or deliverable in exchange for those shares. If appraisal rights for any Company ordinary shares are perfected by any Company shareholders, then those shares will be treated as described in the Section entitled “Dissenters’ Rights of Appraisal.”

Payment Procedures

Parent will appoint a paying agent, approved in advance by the Company, that will make payment of the merger consideration in exchange for certificates representing the Company ordinary shares. At or immediately following the effective time of the merger, Parent will deposit or cause to be deposited cash necessary to pay the merger consideration. As soon as reasonably practicable after the effective time of the merger and, in any event, not later than the second business day following the effective time, the paying agent will mail to the holders of record of the Company ordinary shares a letter of transmittal and instructions explaining how to surrender their share certificates to the paying agent in exchange for the merger consideration. Upon surrender of a certificate for cancellation to the paying agent or to such other agent or agents appointed by Parent, together with a duly completed and validly executed letter of transmittal and any other documents customarily required by the paying agent, the holder of such certificate will be entitled to receive the appropriate merger consideration in cash, minus any withholding taxes required by law.

Shareholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the paying agent without a letter of transmittal.

Treatment of Options to Acquire Company Ordinary Shares and Restricted Company Ordinary Shares

At the effective time of the merger, all outstanding options to acquire Company ordinary shares under the Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger U.S.A., Inc. 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan, as amended, and the 2003 Incentive Plan or otherwise will become fully vested and will be converted into the right to receive an amount in cash (without interest) less applicable withholding taxes equal to the product of (i) the number of Company ordinary shares subject to each option immediately prior to the effective time of the merger and (ii) the excess, if any, of $16.80 over the exercise price per Company ordinary share subject to such option.

At the effective time of the merger all restricted Company ordinary shares under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan or otherwise will be cancelled and converted into the right to receive $16.80 in cash (less applicable withholding taxes), without interest, for each such restricted Company ordinary share.

Memorandum and Articles of Association

At the effective time of the merger, the memorandum and articles of association of the Company, as amended, as set forth in the merger agreement, shall be the memorandum and articles of association of the surviving corporation.

Directors and Officers

The officers of the Company will be the officers of the surviving corporation, and the directors of Merger Sub will be the directors of the surviving corporation, in each case, until their respective successors are duly elected and qualified or their earlier death, resignation or removal.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Merger Sub and Parent that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a company material adverse effect (as defined below). The representations and warranties relate to, among other things:

•	their organization, good standing and corporate power to operate their properties and conduct their businesses;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	consents and approvals of governmental entities as a result of the merger;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	their compliance with applicable laws;

•	the possession and non-violation of all necessary licenses, permits, consents, certificates, approvals and orders of any governmental entity;

•	the absence of certain investigations and litigations;

•	the proceeds from the financing as contemplated by the commitment letters received by Parent, together with cash on hand of the Company and its subsidiaries anticipated to be available at the effective time, being sufficient to complete the merger and satisfy the obligations under the merger agreement;

•	the commitment letters being in full force and effect and having not been withdrawn or terminated or otherwise amended or modified in any respect;

•	the absence of any event that would constitute a default or breach on the part of Parent under any terms or conditions of the financing commitments and Parent’s and Merger Sub’s reasonable beliefs that they will not be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them contained in the financing commitments;

•	Merger Sub’s capitalization;

•	the delivery of the guarantees;

•	the absence of voting requirements of the shareholders of Parent or the holders of any other securities of Parent; and

•	the absence of undisclosed broker’s fees.

We also make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a company material adverse effect. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and corporate power to operate our businesses;

•	our subsidiaries;

•	our capitalization and indebtedness;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	consents and approvals of governmental entities in order to consummate the merger;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	our SEC filings and correspondence since March 31, 2004 and the consolidated financial statements included in the SEC documents;

•	our compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	our and our subsidiaries’ compliance with laws;

•	our and our subsidiaries’ possession of all necessary licenses, permits, consents, certificates, approvals and orders of any governmental entity necessary to conduct our respective businesses;

•	our employee benefit plans;

•	since March 31, 2005, our having conducted in all material respects our business and operated our properties in the ordinary course consistent with past practice;

•	the absence of any event, development or state of circumstances since March 31, 2005 that has had or would reasonably be expected to have a company material adverse effect;

•	the absence of certain investigations and litigations;

•	taxes;

•	labor matters;

•	our intellectual property;

•	receipt by our board of directors of a fairness opinion from JPMorgan;

•	the necessary shareholder vote to approve and adopt the merger agreement and the transactions contemplated therein;

•	our material contracts;

•	the absence of undisclosed broker’s fees;

•	our real properties and leases;

•	environmental matters;

•	state takeover statutes; and

•	our insurance policies.

For the purposes of the merger agreement, “company material adverse effect” means a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, except to the extent arising out of, resulting from or relating to:

•	any changes in general economic or political conditions or the financial, credit or securities markets, in each case in (a) the United States or (b) Europe taken as a whole, except, in either case, to the extent that such changes disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other participants in either (i) the retail apparel and wholesale apparel industry in the United States or (ii) the premium brand segment thereof in Europe;

•	any events, circumstances, changes or effects that affect generally the retail apparel or wholesale apparel industry (except to the extent that such events, circumstances, changes or effects disproportionately impact the Company and its subsidiaries taken as a whole relative to other participants in either (a) the retail apparel and wholesale apparel industry in the United States or (b) the premium brand segment thereof in Europe);

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•	the Hong Kong tax matter described in the Company’s filings with the Securities and Exchange Commission;

•	the case entitled In Re Tommy Hilfiger Securities Litigation, (Civil Action No. 04-CV-7678(RO)), which was filed after the Company announced the USAO investigation, including any settlement, compromise or consent made in compliance with the terms of the merger agreement; or

•	any events, circumstances, changes or effects that the Company can demonstrate are principally related to the announcement or the existence of the merger agreement and the transactions contemplated thereby; provided, that this exception shall not apply with respect to the Company’s no violation representation.

In addition the definition of “company material adverse effect” does not include the expected decline in U.S. wholesale revenue, or the expected decrease in the continuing U.S. men’s, women’s and children’s businesses (which no longer includes young men’s jeans and the wholesale H Hilfiger businesses), described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Outlook” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Business Covenant

From and after the date of the merger agreement and prior to the effective time or, if applicable, the date on which the merger agreement is terminated, except (i) as may be required by law, (ii) as may be agreed in writing by Parent, (iii) as may be expressly permitted pursuant to the merger agreement, or (iv) as previously disclosed to Parent, we agree:

•	that the business of the Company and its subsidiaries shall be conducted only in the ordinary course of business in all material respects and consistent with past practice; and

•	to use our reasonable best efforts to preserve substantially intact our business organizations and goodwill, to keep available the services of those of our present officers, employees and consultants who are integral to the operation of our businesses as presently conducted, and to preserve our present relationships with significant customers, licensees, licensors and suppliers and with other persons with whom we have significant business relations.

Between the date of the merger agreement and the effective time, we agree that, except as previously disclosed to Parent, without the prior written consent of Parent, we will not (and will cause our subsidiaries not to), among other things:

•	declare or pay any dividends on or distribution with respect to our outstanding share capital, other than dividends in nonmaterial amounts paid as part of our cash management system in the ordinary course of business and consistent with past practice by any of our wholly owned subsidiaries to us or any of our wholly owed subsidiaries;

•	adjust, subdivide, split, combine or reclassify any of our share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares;

•	except as required pursuant to existing written agreements or employee benefit plans, as specifically permitted by the terms of the merger agreement or as otherwise required by law, (A) increase the compensation or other benefits payable or to become payable to our directors, executive officers or other employees, except in the ordinary course of business consistent with past practice, (B) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer or other employee at a level of “Director” or above, (C) enter into or amend any individual employment arrangement (except for certain promotions and replacement of employees at levels below Senior Vice President), (D) accelerate the payment or vesting of benefits or amounts payable or to become payable under any company benefit plan or foreign benefit plan, (E) establish, adopt, enter into or amend any bonus plan or arrangement or (F) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement, except as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

•	except in respect of the merger, authorize, propose or announce an intention to authorize or propose, or enter into any agreement with respect to, any merger, consolidation or business combination, the acquisition or sale of assets, which are material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	except as required in connection with the transactions contemplated by the merger agreement, adopt any amendments to our memorandum and articles of association or similar applicable charter or governing documents;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of our shares or other ownership interest or voting security in the Company or any of our subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares, voting securities or ownership interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding), other than (A) issuances of the Company ordinary shares in respect of any exercise of stock options and restricted Company ordinary shares outstanding on the date of the merger agreement, (B) the sale of Company ordinary shares pursuant to the exercise of options to purchase ordinary shares if necessary at the direction of the applicable optionee with respect to the shares underlying such optionee’s options upon exercise or for withholding, or (C) issuances of the Company ordinary shares or options to acquire ordinary shares pursuant to obligations under employment agreements in effect on the date hereof (which grants are required to be made on a date prior to closing);

•	except as may be required under employment agreements executed prior to the date of the merger agreement, grant or award any compensatory warrants, options, convertible security or other rights to acquire any shares of the Company or any of its subsidiaries or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan;

•	except in connection with the exercise of outstanding stock options, purchase, redeem or otherwise acquire (directly or indirectly) any of our or our subsidiaries’ shares or any rights, warrants or options to acquire any such shares;

•	incur, assume, guarantee, prepay, refinance or otherwise become liable for any indebtedness (directly, contingently or otherwise), except for the incurrence of indebtedness in the ordinary course of business under existing credit facilities (or under a cash-collateralized letter of credit facility that is substituted for or replaces or refinances our existing cash-collateralized letter of credit facility on substantially similar terms in an amount not to exceed US$150 million) in an amount not to exceed US$290 million in aggregate principal amount outstanding at any time;

•	lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than permitted liens) or otherwise dispose of any material portion of our properties or assets other than in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of the merger agreement or (B) as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated in the merger agreement;

•	enter into any material contracts with a term longer than one year which cannot be terminated without material penalty upon notice of sixty (60) days or less;

•	enter into or modify (A) any contract containing covenants not to compete in the apparel business in any geographical area, any collective bargaining agreement or employee association agreement material to the Company and its subsidiaries taken as a whole, and any acquisition agreement (other than with respect to inventory in the ordinary course) pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent obligations, in each case, that would be reasonably be expected to result in payments in excess of US$1 million or (B) any leases covering leased real property for retail stores in the United States or Canada that are not outlet stores;

•	dispose of, license, grant, or obtain, or permit to lapse any rights to, any material intellectual property, or renew any existing license agreement on materially different terms relative to existing terms;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	settle any actions, suits, inquiries, investigations, or proceedings pending or threatened against or affecting the Company or any of its subsidiaries or any of their respective properties at law or in equity before any governmental entity, except as previously disclosed to Parent or in the ordinary course of business consistent with past practice, but not, in any individual case, in excess of US$1,000,000 or that involves equitable remedies (including, but not limited to, any that would prohibit or restrict the Company from operating as it is currently or has historically); or

•	make any capital expenditures, capital additions or capital improvements in excess of US$100 million in the aggregate amount authorized in the capital expenditures budget; provided, that any capital expenditures, capital additions or capital improvements (whether new or maintenance and whether pursuant to one or more outlays) in excess of US$1 million per project shall require the consent of Parent.

No Solicitation

We agree that neither we nor any of our subsidiaries, nor any of our employees who hold the title of Vice President or above, accountants, consultants, legal counsel, financial advisors, financing sources or investment bankers will, directly or indirectly (and that we will use our reasonable best efforts to cause our other employees who hold a title below Vice President not to, directly or indirectly):

•	solicit, initiate or knowingly facilitate or encourage any company alternative proposal (as defined below);

•	participate in any negotiations regarding, or furnish to any person any nonpublic information (or grant access to any of our or our subsidiaries’ properties, assets or nonpublic records) with respect to or in furtherance of any company alternative proposal;

•	engage in discussions with any person with respect to any company alternative proposal, except to notify such person as to the existence of these no-solicitation provisions;

•	withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, our board of directors’ recommendation to approve and adopt the merger agreement, the merger and the other transactions contemplated in the merger agreement;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any company alternative proposal; or

•	enter into any letter of intent or similar document or any agreement or commitment providing for any company alternative proposal (except for permitted confidentiality agreements).

Notwithstanding the above limitations, if we receive an unsolicited written company alternative proposal (i) which constitutes a “company superior proposal” (as defined below) or (ii) which the board of directors of the Company determines in good faith, after consultation with outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to below, in a company superior proposal, we may take, or we may direct our representatives to take, the following actions:

•	furnish nonpublic information to the third party making such company alternative proposal, if, and only if, (i) all such information provided to such third party has previously been made available to Parent or is made available to it concurrently with the time such information is provided to such third party and (ii) prior to furnishing such information, we receive from the third party an executed confidentiality agreement on terms substantially similar with respect to confidentiality to the terms of the confidentiality agreement with Apax; and

•	engage in discussions or negotiations with the third party with respect to the company alternative proposal.

From and after the execution of the merger agreement, we have agreed to:

•	promptly, and in any event within 48 hours following receipt thereof, advise Parent of the receipt of any proposal for a company alternative proposal (including any materially modified proposal) and any determination by the board of directors of the Company that there is or could reasonably be expected to be a company superior proposal;

•	keep Parent reasonably informed on a reasonably current basis with respect to any material development relating to such proposal; and

•	promptly make available to Parent all information provided to such third party that has not previously been made available to Parent, regardless of whether Parent previously requested such information.

In the event of any change in our board’s recommendation as to the merger with Parent, we shall provide Parent with our shareholder lists, and Parent may contact our shareholders and prospective investors.

“company alternative proposal” means any bona fide proposal or offer made by any person prior to the receipt of shareholder approval for the merger (other than a proposal or offer by Parent or any of its subsidiaries) for (i) a merger or business combination or similar transaction with the Company; (ii) the acquisition (by purchase, tender offer, exchange offer or otherwise) by any person of twenty percent (20%) or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by any person of twenty percent (20%) or more of the issued and outstanding Company ordinary shares; (iv) the exclusive, long term license of trademarks of the Company and its subsidiaries to any third party if such license would be material to the Company and its subsidiaries, taken as a whole; or (v) any recapitalization transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life.

“company superior proposal” means a company alternative proposal for or in respect of a majority of the outstanding Company ordinary shares or all or substantially all of the Company’s and its subsidiaries’ assets that is reasonably capable of being consummated, made by any person that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal and any fees to be paid to Parent pursuant to the terms hereof), (a) is on terms that are more favorable, both in general and from a financial point of view, to the Company and its shareholders than the transactions contemplated by the merger agreement and (b) which provides for fully committed and available financing and, other than in the case of a corporate or strategic buyer that the board of directors reasonably believes, with the advise of its financial advisors, has adequate financing resources to consummate the transactions contemplated by the merger agreement, for which such person has received executed financing commitment letters from reputable financing sources.

Change of Company Recommendation

Our board of directors may:

•	change, withhold or withdraw (or modify or amend in a manner adverse to Parent or Merger Sub) the board of directors’ recommendation of the merger with Parent, or publicly propose to change, withhold or withdraw (or modify or amend in a manner adverse to Parent or Merger Sub) such recommendation; or

•	recommend or approve, or propose publicly to recommend or approve, any company alternative proposal that constitutes a superior proposal if the board of directors has concluded in good faith after consultation with outside legal and financial advisors that the failure of the board of directors to effect a change of recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations under applicable law.

Employee Matters

For one year from the closing date, except as required by law, Parent shall:

•	honor, fulfill and discharge the Company’s and its subsidiaries’ obligations under the Severance Plan and/or the Retention Bonus Plan without any amendment or change that is adverse to our employees; and

•	determine severance benefits offered to our employees without taking into account any reduction after the effective time in the compensation paid to our employees and used to determine severance benefits.

From the closing date through March 31, 2007, except as required by law, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its subsidiaries, which we refer to as a Company Employee, compensation and benefits (excluding for this purpose any retention or severance payments or benefits), pursuant to welfare, compensation and employee benefits plans, programs and arrangements, that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately before the effective time (subject to certain adjustments in such calculation of aggregate compensation and benefits for employees that subsequently participate in Parent’s equity participation plan).

For purposes of vesting, eligibility to participate and accrual of benefits (but not for purposes of benefit accruals under any defined pension plan) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the effective time (the “New Plans”):

•	each Company Employee shall be credited with his or her years of service with the Company and its subsidiaries before the effective time to the same extent as such Company Employee was entitled before the effective time to credit for such service under any similar employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the effective time;

•	each Company Employee shall be immediately eligible to participate in any and all New Plans to the extent coverage under such New Plan is comparable to a benefit plan in which such Company Employee participated immediately before the merger (such plans, collectively, the “Old Plans”);

•	for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans in which such employee participated immediately prior to the effective time; and

•	Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Parent acknowledges that a “change of control” (or similar phrase) within the meaning of our stock plans or benefit plans, as applicable, will occur at or prior to the effective time, as applicable.

The compensation committee of the Company’s board of directors will determine annual bonuses for each Company Employee employed as of immediately prior to the effective time (or, if earlier, the date bonuses are paid) and then participating in the bonus plans established by us or any of our subsidiaries with respect to the fiscal year ending March 31, 2006. If the effective time occurs prior to the calculation of results of actual performance for the fiscal year ending March 31, 2006, each Company Employee eligible for a bonus shall be eligible for a full fiscal 2006 bonus as if the Company Employee’s participation in the 2006 bonus plans had continued through the end of fiscal 2006 (determined using actual performance up through the end of the month immediately preceding the effective time and assuming performance consistent with our monthly performance for the remainder of the fiscal year). Subject to the Severance Plan, bonuses under the 2006 bonus plan to be paid pursuant to the foregoing shall be paid (i) at a time consistent with the Company’s past practices for the payment of bonuses under the Company bonus plans (whether or not such time occurs prior to or following the effective time) and (ii) only to bonus-eligible employees then currently employed by the Company at such time of payment (consistent with past practices of the Company).

Reasonable Best Efforts; Antitrust Matters

Subject to the terms and conditions set forth in the merger agreement, each of the Company, Parent and Merger Sub will use its reasonable best efforts (subject to, and in accordance with, applicable law) to:

•	assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the merger and the other transactions contemplated by the merger agreement;

•	promptly, but in no event later than thirty days after the date of the merger agreement, make its respective filings and thereafter make any other required submissions under the HSR Act;

•	cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, clearances or approvals are required to be obtained from, any third parties or other governmental entities (including any foreign jurisdiction in which our subsidiaries are operating any business) in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby and (y) promptly making all such filings and seeking all such consents, permits, authorizations or approvals;

•	take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under regulatory laws with respect to the transactions contemplated, and to avoid or eliminate each and every impediment under any laws that may be asserted by any governmental entities with respect to the merger to enable the closing to occur as soon as reasonably possible, including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company (or any of their respective subsidiaries) and (y) otherwise taking or committing to take actions that after the closing would limit the freedom of Parent or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the surviving corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the closing;

•	resolve any objections or challenges (if any objections are asserted with respect to the transactions contemplated in the merger agreement under any regulatory laws or if any suit is instituted by any governmental entities or any private party challenging any of the transactions contemplated in the merger agreement as violative of any regulatory law) to permit consummation of the transactions contemplated in the merger agreement; and

•

contest and resist any action or proceeding and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any regulatory laws.

Parent shall use its reasonable best efforts to (a) cause Merger Sub to perform its obligations and to consummate the merger on the terms and conditions set forth in the merger agreement and (b) ensure that, prior to the effective time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by the merger agreement, or incur or guarantee any indebtedness (other than as contemplated by the financing).

Indemnification and Insurance

Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors, officers or employees, as the case may be (we refer to such current or former directors, officers and employees as the indemnified parties), of the Company or its subsidiaries as provided in their respective articles of association, certificates of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the merger and shall continue in full force and effect.

For a period of six years from and after the effective time, Parent and the surviving corporation shall:

•	maintain provisions regarding indemnification of officers and directors that are substantively identical to those contained in the articles of association, certificate of incorporation and by-laws (or comparable organizational documents) of the Company and its subsidiaries; and

•	indemnify the indemnified parties against all claims, losses, liabilities and damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers, directors or employees at or prior to the effective time.

The merger agreement requires that for a period of six years from and after the effective time, the surviving corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts, provided that the surviving corporation shall not be required to pay an annual premium in excess of 200% of the annual premium payable by the Company for the year ended March 31, 2005. If the surviving corporation purchases a “tail policy” and the same coverage costs more than $5 million, the surviving corporation will purchase the maximum amount of coverage that can be obtained for $5 million.

Financing

Parent agrees to use its reasonable best efforts to obtain financing on the terms and conditions described in the commitment letters pursuant to which, subject to the terms and conditions thereof, the parties thereto have committed to provide Parent with the financing (the “Financing Commitments”), provided that Parent may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such amendment or replacement does not adversely affect Parent’s ability to consummate the transaction without delay. Parent agrees to use its reasonable best efforts to (i) negotiate the financing on the terms and conditions contained in the Financing Commitments and (ii) satisfy on a timely basis all conditions applicable to Parent in the Financing Commitments. In the event that any portion of the financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, Parent agree to promptly notify the Company and to use its reasonable best efforts to arrange to obtain as promptly as practicable any such portion from alternative sources on terms that are no more adverse to the ability of Parent to consummate the transactions; provided, however, that Parent shall not be required to obtain financing (i) on terms, which are, taken as a whole, materially less advantageous to Parent or (ii) on economic terms less advantageous to Parent in any event, in each case, than those of the financing contemplated by the Financing Commitments. The Company and its subsidiaries and representatives agree to reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Parent. Such cooperation by the Company shall include (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer’s certificates and opinions, as are customary in financings of such type and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets, (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (iii) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements, (iv) instructing its independent accountants to provide reasonable assistance to Parent, and (v) providing to the lenders financial and other information, making the Company’s senior officers available to assist the lenders and otherwise reasonably cooperating in connection with the consummation of the financing.

Existing Indebtedness

Within five business days following the mailing of the proxy statement (or such other time as may be agreed), the Company shall cause THUSA, a direct wholly owned subsidiary of the Company, to:

•	commence a cash tender offer to purchase all of THUSA’s outstanding 6.85% Notes due 2008 (the “2008 notes”);

•	solicit the consent of the holders of the 2008 notes regarding certain amendments to the covenants contained in the indenture, dated as of May 1, 1998, by and among THUSA, as issuer, the Company, as guarantor, and Wilmington Trust Company as successor to The Chase Manhattan Bank, as trustee;

•	commence a cash tender offer to purchase all of THUSA’s outstanding 9% Senior Bonds due 2031 (“2031 senior bonds”); and

•	solicit the consent of the holders of the 2031 senior bonds regarding certain amendments to the covenants contained in the indenture.

We refer to such tender offers as the debt offers.

Parent and Merger Sub have sole discretion over the terms and structure of the debt offers described above; provided, that the material terms of the proposed indenture amendments, the consent solicitation fee, if any, the conditions to the debt offers, price and certain other terms shall be no less favorable to the holders of the debt securities than as previously agreed by the Company and Parent. The Company agrees to reasonably cooperate, and to cause its representatives and THUSA to reasonably cooperate, and to use its reasonable best efforts to cause THUSA to consummate the debt offers; provided, that prior to the effective time, neither the Company nor any of its subsidiaries shall be required to (i) make any cash expenditures or (ii) take any action that could obligate the Company or any of its subsidiaries to repurchase any debt securities or incur any additional obligations to the holders of the debt securities prior to the consummation of the debt offers. Any out-of-pocket expenses paid prior to the closing or, in the event the closing does not occur, any out-of-pocket expenses incurred, in each case, in connection with the debt offers, including solicitation agent or dealer manager fees, shall be paid by the Parent.

Other Covenants

The Company and Parent agree:

•

prior to the date and time of the special meeting (and in any event no later than ten business days prior to the special meeting), that (i) the directors of the Company shall pass the resolutions necessary in order for the Company to make an application to the Registrar to re-register the Company as a company limited by shares pursuant to the provisions of the BC Act and to re-register its Memorandum and Articles of Association under the BC Act and which will be in effect from the date of re-registration and that (ii) the Company will effect the re-registration in accordance with such resolutions;

•	that the Company will, through its board of directors, recommend to its shareholders the approval and adoption of the merger agreement, the merger and the other transactions contemplated thereby; and

•	that the Company will use its reasonable best efforts to solicit from its shareholders proxies to be exercised in favor of the approval of the merger agreement and the merger.

Parent agrees to provide the Company with any certificates from Parent, and any opinions, appraisals or other statements, relating to the solvency and adequate capitalization of Parent and Parent’s ability to pay its debts that are given to any banks or other lenders in connection with the financing of the merger and the transactions contemplated in the merger agreement.

From and after the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company and Parent shall promptly notify each other in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of certain of the conditions set forth in the merger agreement impossible or unlikely.

Conditions to Closing

The obligations of the parties to complete the merger are subject to the following conditions:

•	the receipt of the Company shareholder approval in accordance with the BC Act, the Company’s memorandum and articles of association and the rules and regulations of the New York Stock Exchange;

•	the absence of any law or order by any governmental entity which prohibits the consummation of the merger and which continues to be in effect;

•	the expiration or termination of the waiting period under the HSR Act; and

•	the approval of the European Commission of the merger pursuant to the ECMR and any other foreign competition authorities agreed to by the parties, to the extent the failure to obtain such approval would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

The obligation of the Company to complete the merger is subject to the following additional conditions:

•	the representations and warranties of Parent and Merger Sub that are qualified by material adverse effect are true and correct in all respects, and those that are not so qualified are true and correct (without giving effect to any “materiality” qualifiers set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a material adverse effect on Parent, in each case, as of the closing date as though made at and as of the closing date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

•	Parent’s and Merger Sub’s representations and warranties regarding Parent’s and Merger Sub’s corporate power and authority to enter into the merger agreement and the transactions contemplated thereby are true and correct in all respects as of the closing date;

•	Parent shall have in all material respects performed all obligations and complied with all covenants to be performed or complied with by it prior to the effective time;

•	Parent shall have delivered a certificate signed by its chief executive officer on behalf of Parent, certifying to the effect that the three conditions set forth above have been satisfied; and

•	Parent shall have delivered a certificate, signed by its chief executive officer or chief financial officer, to the effect that after giving effect to the merger and the transactions contemplated by the merger agreement, including, without limitation, the financing, and assuming the accuracy of the representations and warranties made by the Company in all respects, Parent and its subsidiaries will not (i) be insolvent, (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

The obligations of Parent and Merger Sub to complete the merger are subject to the following additional conditions:

•	the representations and warranties of the Company that are qualified by material adverse effect are true and correct in all respects, and those that are not so qualified are true and correct (without giving effect to any “materiality” qualifiers set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a company material adverse effect, in each case, as of the closing date as though made at and as of the closing date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

•	The Company’s representations and warranties regarding the Company’s qualification, organization, good standing, capital stock (except for insubstantial numerical inaccuracies), the absence of broker’s or finder’s fee and the corporate power and authority to enter into the merger agreement and the transactions contemplated thereby (subject to shareholder approval) are true and correct in all respects as of the closing date as though made at and as of the closing date (other than those of such representations and warranties that expressly relate to an earlier date, in which case such particular representations are true and correct in all respects as of such earlier date);

•	the Company shall have in all material respects performed all obligations and complied with all covenants to be performed or complied with by it prior to the effective time;

•	the Company shall have delivered to Parent a certificate signed by its chief executive officer, on behalf of the Company, certifying to the effect that the three conditions set forth above have been satisfied;

•	substantially concurrently with the closing, Parent or Merger Sub shall have received the proceeds of the debt financing or proceeds in the same aggregate amount as contemplated by the debt financing from other financing sources (see “The Merger Agreement—Financing”);

•	each of the 2008 debt offer and the 2031 debt offer shall have been consummated and, substantially concurrently with the closing, the Company shall have paid the depositary under such debt offers the purchase price for the debt securities tendered thereunder; and

•	consents shall have been obtained from the holders of a majority of the outstanding principal amount of each of (i) the 2008 notes and (ii) the 2031 senior bonds, in each case, agreeing to the execution and delivery of a supplemental indenture amending the terms and provisions of the indentures and each such supplemental indenture shall, substantially concurrently with the closing, have been executed by the parties thereto.

Termination of the Merger Agreement

The merger agreement may be terminated and abandoned at any time prior to the effective time, whether before or after any approval of the matters presented in connection with the merger by the shareholders of the Company:

(a)	by the mutual written consent of the Company and Parent;

(b)

by either the Company or Parent if the effective time has not occurred on or before September 21, 2006 so long as the party seeking to terminate has not breached in any material respect its obligations under the merger agreement in any manner that has proximately caused the failure to consummate the merger on or before such date, except that, if, as of September 21, 2006, all conditions set forth above have been satisfied or waived (other than those that are satisfied by action taken at the closing) other than the condition on competition filings and certain other governmental approvals, then either the Company or Parent may extend such date to December 29, 2006;

(c)	by either the Company or Parent if any order permanently restraining or otherwise prohibiting the consummation of the merger has become final and non-appealable;

(d)	by either the Company or Parent if shareholder approval was not obtained at the Company shareholder meeting;

(e)	by the Company, if Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of the conditions to closing and cannot be cured by September 21, 2006; provided written notice has been delivered to Parent at least thirty days prior to such termination stating the Company’s intention to terminate and the basis for such termination;

(f)	by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of a condition to closing and cannot be cured by September 21, 2006; provided written notice has been delivered to the Company at least thirty days prior to such termination stating Parent’s intention to terminate and the basis for such termination;

(g)	by the Company, if the board of directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that a company alternative proposal is a company superior proposal and has determined to enter into a definitive agreement with respect to such company alternative proposal, provided, that (i) the Company has complied with the provisions described in the section entitled “The Merger Agreement—No Solicitation” in connection with such company alternative proposal and any other publicly announced company alternative proposals, (ii) the Company has given Parent three business days’ written notice of the material terms of the company superior proposal and its intention to terminate, and (iii) the board of directors has taken into account any revised proposal made by Parent to the Company within three business days of such notice and again has determined in good faith that the original proposal from the third party remains a superior proposal, provided that a new three business day period begins if the third party increases the consideration or amends the material terms of its proposal; and

(h)	by Parent, if the board of directors of the Company (or any committee thereof) has (i) changed, withheld or withdrawn (or modified in a manner adverse to Parent or Merger Sub) or publicly proposed to change, withhold or withdraw (or modify in a manner adverse to Parent or Merger Sub) its recommendation of the merger agreement or has recommended or approved, or publicly proposed to recommend or approve, any company alternative proposal that constitutes a company superior proposal or the Company has breached its obligations to use reasonable best efforts to solicit from its shareholders proxies to be exercised in favor of the approval of the merger agreement and the merger, (ii) determined that a company alternative proposal constitutes a company superior proposal, (iii) provided the written notice of a company superior proposal described in subparagraph (ii) in clause (g) above, or (iv) failed to publicly affirm its recommendation or recommend against any company alternative proposal within ten business days of Parent’s request, which request may only be made with respect to any company alternative proposal on a single occasion so long as such proposal remains unchanged as to price or the material terms thereof.

In the event of termination of the merger agreement, all provisions of the merger agreement terminate (other than the parties’ confidentiality agreement, the Apax Funds’ guarantee, the provisions described below in the section entitled “Merger Agreement—Termination Fee” and “Merger Agreement—Reimbursement of Expenses” and the provisions on governing law and jurisdiction for dispute resolution) and the parties have no liability to each other except arising out of an intentional breach or fraud, or as provided in the Apax guarantee or the parties’ confidentiality agreement.

Termination Fee

Fees Payable to Parent

The merger agreement obligates the Company to pay a fee equal to US$50 million in cash, which we refer to as the full termination fee, to Parent if:

•	the merger agreement is terminated by the Company for the reason described in clause (g) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” above;

•	the merger agreement is terminated by Parent for the reasons described in clause (h) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” above; or

•	the merger agreement is terminated by Parent, following a material breach of the provisions described in the section entitled “The Merger Agreement—No Solicitation” above, for the reasons described in clause (f) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” above.

Upon payment of the full termination fee, the Company shall have no further liability under the merger agreement to Parent other than liability for intentional breach or fraud. The Company shall in no event be required to pay the full termination fee on more than one occasion.

The merger agreement obligates the Company to pay a fee equal to US$25 million in cash, which we refer to as the partial termination fee, to Parent if at any time after the date of the merger agreement, any company alternative proposal is publicly proposed or disclosed (or, in the case of a termination by either party for the reason described in clause (b) of the section entitled “The Merger Agreement—Termination of the Merger Agreement,” otherwise communicated to the board of directors of the Company) prior to, and not “irrevocably” withdrawn at the time of, the Company shareholder meeting and the merger agreement is terminated:

•	by Parent or the Company for the reason described in clause (b) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” above, but only if at such time Parent would not be prohibited from terminating for the reason described in clause (b) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” above;

•	by Parent for the reason described in clause (f) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” above; or

•	by Parent or the Company for the reason described in clause (d) of the section entitled “The Merger Agreement—Termination of the Merger Agreement” above.

The merger agreement provides that a company alternative proposal shall not be deemed to be “irrevocably” withdrawn, if, prior to the six-month anniversary of the termination of the merger agreement, the third party offeror or its affiliates have disclosed publicly or to the Company the intent of resubmitting or resubmits the company alternative proposal or any amended or substitute company alternative proposal. Upon payment of the partial termination fee, except as provided in the next paragraph, the Company shall have no further liability under the merger agreement to Parent other than liability for intentional breach or fraud. The Company shall in no event be required to pay the partial termination fee if the full termination fee is otherwise required to be paid.

The merger agreement also provides that if the partial termination fee is paid, and within six months after the termination of the merger agreement, any definitive agreement providing for a “qualifying transaction” (as defined below) is entered into, or a “qualifying transaction” has been consummated, then the Company will pay to Parent an additional fee of US$25 million in cash. Upon payment of such fee, the Company shall have no further liability under the merger agreement to Parent other than liability for intentional breach or fraud.

The merger agreement defines a “qualifying transaction” as any (i) acquisition of the Company by merger or business combination transaction; (ii) acquisition by any person (other than Parent or any of its subsidiaries or affiliates) of fifty percent (50%) or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) acquisition by any person (other than Parent or any of its subsidiaries or affiliates) of fifty percent (50%) or more of the outstanding the Company ordinary shares; (iv) the exclusive, long-term license of material trademarks of the Company and its subsidiaries to any third party in connection with which a direct or indirect payment of at least 50% of the merger consideration is made to the shareholders of the Company in respect thereof; and (v) a recapitalization transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life that have an aggregate value of at least 50% of the merger consideration.

The merger agreement obligates the Company to pay to Parent an amount equal to Parent’s reasonable out-of-pocket expenses incurred by Parent or on its behalf in connection with or related to the sale process as to which Parent has provided reasonable documentation (not to exceed US$15 million in the aggregate), if, prior to the termination of the merger agreement, no company alternative proposal is publicly proposed or publicly disclosed or otherwise communicated to the board of directors of the Company prior to the Company shareholder meeting and the merger agreement is terminated by Parent or the Company for the reason described in clause (d) of the section entitled “The Merger Agreement–Termination of the Merger Agreement” above. Upon payment of such expenses, the Company shall have no further liability under the merger agreement to Parent other than liability for intentional breach or fraud.

Fees Payable to the Company

The merger agreement obligates Parent to pay a fee of US$50 million in cash, which we refer to as the reverse termination fee, to the Company if:

•	the merger agreement is terminated by Parent or the Company for the reason described in clause (b) of the section entitled “The Merger Agreement–Termination of the Merger Agreement” above and at such time all conditions to Parent’s obligations to consummate the merger shall have been satisfied, other than certain Excluded Conditions (as defined below) and the condition relating to Parent’s or Merger Sub’s receipt of the proceeds of the debt financing or alternative financing; or

•	the merger agreement is terminated by the Company for the reason described in clause (e) of the section entitled “The Merger Agreement–Termination of the Merger Agreement” above because of either (1) a failure of Parent or Merger Sub to receive the proceeds of the debt financing or alternative financing or (2) an intentional breach by Parent of its obligations described in the section entitled “The Merger Agreement–Financing.”

“Excluded Conditions” consist of any one or more of the following conditions to Parent’s and Merger Sub’s obligation to close:

(a)	the condition relating to the Company’s delivery of an officer’s certificate;

(b)	the conditions relating to the consummation of the debt offers and the receipt of consents from the holders of a majority of the outstanding principal amount of each of the 2008 notes and the 2031 senior bonds, but only if the failure to satisfy such conditions results from either (x) the failure to satisfy the condition relating to Parent’s and Merger Sub’s receipt of the proceeds of the debt financing or alternative financing or (y) Parent’s intentional breach of the covenants described in the section entitled “The Merger Agreement–Existing Indebtedness” (provided that this clause (b) shall not apply if the condition relating to Parent’s and Merger Sub’s receipt of the proceeds of the debt financing or alternative financing would have been satisfied but for such breach); and

(c)

the condition relating to (i) the absence of any law or order by any governmental entity which prohibits the consummation of the merger or (ii) the expiration or termination of the waiting period under the HSR Act, the approval of the European Commission and any other foreign competition authorities agreed to by the parties, to the extent the failure to obtain such approval would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, but only if the failure to satisfy such conditions results from Parent’s intentional breach of the covenants described in the section entitled “The Merger Agreement–Reasonable Efforts” (provided that this clause (c) shall not apply if the condition relating to Parent’s and Merger Sub’s receipt of the proceeds of the debt financing or alternative financing would have been satisfied but for such breach).

Reimbursement of Expenses

Except as described above or in the Guarantee, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby shall be paid by the party incurring or required to incur such expenses.

Amendment

At any time before or after approval of the matters presented in connection with the merger by the shareholders of the Company and prior to the effective time, the merger agreement may be amended or supplemented in writing by agreement between the Company and Parent, except that following approval by the shareholders of the Company, there shall be no amendment or change to the provisions of the merger agreement which by law or in accordance with the rules of any relevant stock exchange requires further approval by shareholders.

No Third-Party Beneficiaries

Except for (a) the rights of the Company’s shareholders to receive the merger consideration at the effective time, (b) the right of holders of options to acquire Company ordinary shares and restricted Company ordinary shares to receive the respective amounts described above in the section entitled “The Merger Agreement–Treatment of Options to Acquire Company Ordinary Shares and Restricted Company Ordinary Shares,” (c) the right of the Company, on behalf of its shareholders, to pursue damages (subject to a US$50 million cap) in the event of Parent’s or Merger Sub’s intentional breach of the merger agreement or fraud, and (d) the provisions described in the section entitled “The Merger Agreement–Indemnification and Insurance,” the merger agreement is not intended to and does not confer upon any person other than Parent, Merger Sub and the Company any rights or remedies under the merger agreement.

Remedies

The Company agrees that, except to the extent provided in the Guarantee, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with the merger agreement (including monetary damages and specific performance) against any current, former or prospective stockholder of Parent or Merger Sub or any affiliate thereof (other than Parent or Merger Sub) or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing (including of Parent or Merger Sub). In addition, neither Parent nor Merger Sub shall have any liability to the Company in excess of an aggregate amount of US$50 million in respect of (i) any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with the merger agreement or the Guarantee, (ii) all other such amounts paid by Parent or Merger Sub to the Company with respect to all claims that had previously been brought by the Company against Parent and/or Merger Sub, (iii) the reverse termination fee, and (iv) all amounts paid to the Company under the Guarantee.

MARKET PRICES OF THE COMPANY ORDINARY SHARES

Our ordinary shares are listed and traded on the New York Stock Exchange under the symbol “TOM.” The following table sets forth the intraday high and low sales prices per ordinary share of the Company on the New York Stock Exchange for the periods indicated as reported on the New York Stock Exchange Composite Tape.

Market Information

	Ordinary Shares
	High	Low
Fiscal Year Ending March 31, 2006:
1st Quarter	$13.85	$10.02
2nd Quarter	$18.76	$13.07
3rd Quarter	$18.72	$14.66
4th Quarter (as of January 13, 2006)	$16.24	$15.86
Fiscal Year Ended March 31, 2005:
1st Quarter	$18.25	$13.45
2nd Quarter	$15.52	$9.40
3rd Quarter	$11.55	$8.47
4th Quarter	$11.99	$9.57
Fiscal Year Ended March 31, 2004:
1st Quarter	$9.69	$6.87
2nd Quarter	$13.05	$8.89
3rd Quarter	$16.60	$11.95
4th Quarter	$17.41	$12.73

The closing sale price of a Company ordinary share on the New York Stock Exchange on December 22, 2005, the last trading day before the Company announced the execution of the merger agreement (but after recurring public reports regarding a potential sale of the Company beginning in August and continuing through the days leading up to the execution of the merger agreement), was $16.00 per share. The average trading price of the shares over the prior three-year period was approximately $10.75. On [                    ], 2006, the last trading day before this proxy statement was printed, the closing price of the Company ordinary shares on the New York Stock Exchange was $[            ] per share. You are encouraged to obtain current market quotations for the Company ordinary shares in connection with voting your shares.

The Company has not paid any cash dividends since its initial public offering in 1992, and it is currently restricted by the terms of the merger agreement from paying cash dividends. During the fiscal year ended March 31, 2005, the Company did not repurchase any Company ordinary shares.

DISSENTERS’ RIGHTS OF APPRAISAL

The following summary of the rights of dissenting shareholders is qualified in its entirety by the provisions of Section 179 of the BC Act. The text of Section 179 is set out in full as Annex D to this document. The right to dissent is applicable only to Company shareholders as of the record date. Any shareholder wishing to avail himself of his rights to dissent provided by Section 179 of the BC Act should seek his own legal advice, as failure to comply strictly with the provisions of Section 179 of the BC Act may prejudice such shareholder’s right of dissent.

•	Under the BC Act a shareholder can invoke the right to receive payment of the fair value of his or her shares if the shareholder dissents, under Section 179(1)(a) of the BC Act, from a proposal by the Company to merge.

•	If, at any time prior to the time the shareholder provides notice of his or her election to dissent to the Company pursuant to section 179(5) of the BC Act, a shareholder wishes to discontinue the exercise of his or her right to dissent under the BC Act and to receive the merger consideration in respect of each of such shareholder’s Company ordinary shares, that shareholder must provide written confirmation to the Company of the revocation of the notice of written objection sent by the shareholder to the Company.

Any shareholder wishing to dissent, and obtain payment in cash of the fair value of his shares, must adhere to the following procedure:

•	He or she must give written notice to the Company before the special meeting of shareholders at which the merger is submitted to a vote, or at the special meeting but before the vote on the merger, that he or she objects to the merger proposal and that the shareholder proposes to demand payment for his or her shares if the merger proposal is approved.

•	Within 20 days immediately following the date on which shareholders approve the merger, the Company shall give written notice to the dissenting shareholder(s) that the merger proposal was approved.

•	Within 20 days of the date of the notice referred to above, the dissenting shareholder(s) must give to the Company written notice of their decision to dissent, such notice to state their name and address, the number and class of share in respect of which they dissent and a demand for payment of fair value of their shares.

A shareholder who dissents shall do so in respect of all shares that he holds in the Company.

Once the written notice is given, a dissenting shareholder ceases to have any rights as a shareholder of the Company except the right to be paid the fair value of their shares.

•	Within seven (7) days immediately following the date of expiration of the period within which a shareholder may give his or her written notice of election to dissent, or within seven (7) days immediately following the date on which the merger takes effect (i.e. after registration of the merger with the Registrar of Corporate Affairs in the British Virgin Islands) whichever is later, the Company, as surviving corporation, must make a written offer to each dissenting shareholder for the purchase of their shares at a specified price which the Company, as surviving corporation, determines to be their fair value. If the Company, as surviving corporation, and the dissenting shareholder can agree on a price within 30 days of the date on which the Company, as surviving corporation, makes their offer, the Company, as surviving corporation, must pay the price to the shareholder in exchange for the surrender by the shareholder of his or her share certificate(s). In the event that the parties fail, within the period of 30 days, to agree on price, then within 20 days of such 30-day period, the Company, as surviving corporation, and the shareholder must both appoint an appraiser. Those two appraisers will then appoint a third appraiser. The appraisers together will then fix a fair value for the shares using the following benchmark:

(i)	the value is fixed as at the close of business on the day prior to the date on which the vote of shareholders approving the merger was taken, excluding any appreciation or depreciation directly or indirectly induced by the merger or its proposal; and

(ii)	that value is binding on the surviving corporation and the dissenting shareholders for all purposes.

The Company, as surviving corporation, shall pay to the dissenting shareholder the amount representing the appraised fair value in money upon the surrender by him to the Company, as surviving corporation, of certificates representing his shares.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

The Company is asking its shareholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

BENEFICIAL OWNERSHIP OF COMPANY ORDINARY SHARES

The following table sets forth as of January 6, 2006 concerning beneficial ownership of ordinary shares by (i) persons known to the Company to beneficially own more than 5% of the outstanding Company ordinary shares, (ii) all directors and nominees and each named executive officer, and (iii) all directors and executive officers as a group. The number of Company ordinary shares outstanding on January 6, 2006 was 92,480,330.

	Amount Beneficially Owned		Percentage of Class(1)
Brandes Investment Partners, L.P.(2) 11988 El Camino Real, Suite 500 San Diego, CA 92130	5,238,867		5.7%
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	9,621,080		10.4%
Iridian Asset Management LLC(4) 276 Post Road West Westport, CT 06680-4704	4,629,600		5.0%
Lord, Abbett & Co.(5) 90 Hudson Street Jersey City, NJ 07302	11,037,487		11.9%
Sowood Capital Management LP(6) 500 Boylston Street, 17th Floor Boston, MA 02116	5,243,000		5.7%
Ziff Asset Management, L.P.(7) 283 Greenwich Avenue Greenwich, CT 06830	5,674,730		6.1%

Directors and Named Executive Officers: c/o Tommy Hilfiger Corporation, 9/F, Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong
Thomas J. Hilfiger	3,968,548		4.3%
Joel J. Horowitz(8)	516,182		*
David F. Dyer	500,001	(9)	*
Mario L. Baeza	20,000	(10)	*
Jerri L. DeVard	20,000	(10)	*
Clinton V. Silver	16,400	(10)	*
Robert T.T. Sze	16,800	(10)	*
Robert Rosenblatt	56,250	(11)	*
Theophlius Killion	25,000	(12)	*
Joel H. Newman(13)	430,000	(14)	*
All executive officers and directors as a group (13 persons)	5,794,181	(15)	6.2%

*	Less than 1%.
(1)	Shares outstanding with respect to each person includes the right to acquire beneficial ownership of Company ordinary shares pursuant to currently exercisable stock options, if any, held by such person under Company stock option plans. See footnotes, 9, 10, 11, 12, 14 and 15. For purposes of this table, “currently exercisable” stock options includes options becoming vested and exercisable within 60 days from January 6, 2006.
(2)	Information based on Schedule 13G, dated May 18, 2005, filed with the SEC by Brandes Investment Partners, L.P. (“Brandes”) and certain of its control person affiliates. According to the Schedule 13G, Brandes, an investment adviser, had shared dispositive power over 5,238,867 of the shares and shared voting power over 4,960,669 of the shares.

(3)	Information based on Amendment No. 5 to Schedule 13G, dated February 14, 2005, filed with the SEC by FMR Corp. (“FMR”). According to the Schedule 13G, FMR, a parent holding company, had sole dispositive power over all of the shares and sole voting power over none of the shares.
(4)	Information based on Schedule 13G, dated February 8, 2005, filed with the SEC by and on behalf of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/First Financial, Inc., and BIAM (US) Inc. (collectively, the “Reporting Persons”). According to the Schedule 13G, the Reporting Persons had shared dispositive power and shared voting power over all of the shares.
(5)	Information based on Amendment No. 2 to Schedule 13G, dated February 2, 2005, filed with the SEC by Lord, Abbett & Co. (“Lord, Abbett”). According to the Schedule 13G, Lord, Abbett, an investment adviser, had sole dispositive power and sole voting power over all the shares.
(6)	Information based on Schedule 13G, dated December 27, 2005, filed with the SEC by and on behalf of Sowood Capital Management LP (“Sowood”). According to the Schedule 13G, Sowood had sole dispositive power and sole voting power over all of the shares.
(7)	Information based on Schedule 13G, dated September 13, 2005, filed with the SEC by and on behalf of Ziff Asset Management, L.P., PBK Holdings, Inc. and Phillip B. Korsant (collectively, “Ziff”). According to the Schedule 13G, Ziff had shared dispositive power and shared voting power over all of the shares.
(8)	Mr. Joel J. Horowitz was the former Non-Executive Chairman of the Board and former Chief Executive Officer and President of the Company and was a named executive officer during the fiscal year ended March 31, 2005.
(9)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan.
(10)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan.
(11)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan.
(12)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger Corporation 2001 Stock Incentive Plan.
(13)	Mr. Joel H. Newman was the former Executive Vice President–Finance and Operations and was a named executive officer during the fiscal year ended March 31, 2005.
(14)	Issuable upon the exercise of currently exercisable stock options under the Tommy Hilfiger U.S.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans and the Tommy Hilfiger Corporation 2001 Stock Incentive Plan.
(15)	Includes 1,309,451 Company ordinary shares issuable upon the exercise of currently exercisable stock options held by all directors and executive officers (including Messrs. Horowitz and Newman, who are former named executive officers) under the Tommy Hilfiger U.S.A. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans, the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan, and the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan.

SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings.

If the merger is not completed, shareholder proposals intended to be included in the Company’s proxy statement for the 2006 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company by May 23, 2006. Proposals for the 2006 annual meeting of shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company by August 6, 2006.

OTHER MATTERS

Other Business at Special Meeting

The board of directors does not know of any other business that may be presented for consideration at the special meeting. If any business not described herein should come before the special meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their best judgment.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004-1501, or by telephone at (888) 877-5418, or to Tommy Hilfiger Corporation, c/o Tommy Hilfiger U.S.A., Inc., 601 West 26th Street, New York, New York 10001, Attention: Investor Relations, or by telephone at (212) 549-6780.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

Station Place

100 F Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also read reports, proxy statements and other information relating to the Company at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning the Company, without charge, by written or telephonic request directed to us at Tommy Hilfiger Corporation, c/o Tommy Hilfiger U.S.A., Inc., 601 West 26th Street, New York, New York 10001, Attention: Investor Relations, or at (212) 549-6780, or, to our proxy solicitor, Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004-1501, or by telephone at (888) 877-5418. If you would like to request documents, please do so by [            ], 2006, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated, [            ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

BMD VENTURE CAPITAL B.V.,

ELMIRA (BVI) UNLIMITED

and

TOMMY HILFIGER CORPORATION

Dated as of December 23, 2005

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2005 (the “Agreement”), among BMD Venture Capital B.V., a Netherlands limited liability company (“Parent”), Elmira (BVI) Unlimited, an unlimited company organized under the laws of the British Virgin Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Tommy Hilfiger Corporation, a company incorporated under the laws of the British Virgin Islands (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and pursuant to Section 170 of the BVI Companies Act, 2004 (the “BC Act”) of the British Virgin Islands;

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have, by resolution and in accordance with Section 170 of the BC Act, approved this Agreement and the merger of Merger Sub with and into the Company, as set forth below (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has approved and declared advisable this Agreement and the Merger, in accordance with the laws of the Netherlands; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Apax Europe VI A, L.P. and Apax Europe VI-1, L.P. (together, the “Guarantors”) are providing a guarantee (the “Guarantee”) in favor of the Company, in the form set forth in Exhibit A hereto, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement in the event of a breach by either Parent or Merger Sub of such obligations, subject to a cap as further set forth in Section 8.11.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

A-iii

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined in Section 1.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BC Act, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as defined in Section 3.7(a)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action at the Closing, including Sections 6.3(d) and (e), but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the merger to be consummated by executing and filing articles of merger (the “Articles of Merger”) with the BVI Registrar of Corporate Affairs (the “Registrar”) and make all other filings or recordings required under the BC Act in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly registered by the Registrar, or at such later time as the parties shall agree (subject to the requirements of the BC Act) and as shall be set forth in the Articles of Merger (such date and time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the BC Act. Without limiting the generality of the foregoing, at the Effective Time, all the assets of every description, including choses in actions and the business of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, liabilities and obligations of the Company and Merger Sub shall become the debts, claims, liabilities and obligations of the Surviving Corporation, all as provided under the BC Act.

Section 1.5 Memorandum and Articles of Association of the Surviving Corporation. Subject to Section 5.8 of this Agreement, at the Effective Time, the Memorandum and Articles of Association of the Company, as set forth in Schedule 1.5 hereto shall be the memorandum and articles of association of the Surviving Corporation, with such amendments as may be required in connection with the re-registration contemplated by Section 5.4(d) until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be appointed as directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Ordinary Shares. Subject to Section 2.1(d), each ordinary share, par value U.S.$0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares collectively, “Company Ordinary Shares” or “Shares” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided, in Section 2.1(e)), shall thereupon be converted into a right to receive U.S.$16.80 in cash, without interest thereon (the “Merger Consideration”); and all Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest thereon, upon surrender of such certificates in accordance with this Article II.

(b) Parent and Merger Sub Owned Shares; Treasury Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company as treasury shares (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each ordinary share, par value U.S.$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable ordinary share, par value U.S.$0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of the Surviving Corporation. From and after the Effective Time, all certificates representing the ordinary shares of Merger Sub shall be deemed for all purposes to represent the number of ordinary shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Ordinary Shares shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (it being understood that the right of the Company to effect any of the foregoing shall be subject to Section 5.1 hereof), the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Dissenting Shares. For the purposes of this Agreement, “Dissenting Shares” means Shares held by holders who duly exercise their right of dissent in relation to the Merger and in accordance with the provisions of Section 179 of the BC Act. At or from the Effective Time, all Dissenting Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of certificates representing Dissenting Shares shall cease to have any rights with respect thereto (including any right to receive such holder’s portion of the Merger Consideration pursuant to Section 2.1(a) hereof), except for such rights as are granted under Section 179 of the BC Act. Notwithstanding the foregoing, if any holder of Dissenting Shares fails at any time prior to or following the Effective Time to perfect or otherwise waives, withdraws or loses such holder’s rights under Section 179 of the IBC Act, then the rights of such holder to be paid “fair value” pursuant to Section 179 of the BC Act shall cease to exist, and such Dissenting Shares shall entitle their holder to receive the Merger Consideration pursuant to Section 2.1(a) hereof. The Company shall give Parent (i) prompt notice of any notice received by the Company of any shareholder’s intent to exercise dissenter’s rights pursuant to Section 179 of the BC Act, the withdrawal of any such notice and any other documents served upon the Company pursuant to Section 179 of the BC Act. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenter’s rights or offer to settle or settle any such rights for an amount higher than the Merger Consideration.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as hereinafter defined) and the Company Stock-Based Awards (as hereinafter defined), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss accompanied by any bond required by subsection (g) in lieu thereof) and Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Consideration (as hereinafter defined) payable pursuant to Section 5.5 (such cash referred to in sub-section (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures. (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss accompanied by any bond required by subsection (g) in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify), and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss accompanied by any bond required by subsection (g) in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option or a Company Stock-Based Award, a check in an amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option or Company Stock-Based Award.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) For the avoidance of doubt, the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of U.S. state, U.S. local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Company Stock-Based Awards, in respect of which such deduction and withholding were made. If any withholding or deduction is required to be made under the Laws of any jurisdiction from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options or Company Stock-Based Awards, the amount of such payment shall be increased to an amount which ensures that, after the making of that withholding or deduction, the holder entitled to receive such payment receives and retains a net sum equal to the payment which it would have received and retained had no such withholding or deduction been required; provided, that this sentence shall not require that any increase be made with respect to any withholding or deduction to the extent such withholding or deduction would have been imposed had Parent and Merger Sub (or their respective assignees pursuant to Section 8.7) been corporations organized under the Laws of the United States (or any political subdivision thereof) or the British Virgin Islands and not resident for Tax purposes in any other jurisdiction.

(c) Closing of Register of Members. At the Effective Time, the register of members of the Company shall be closed, and there shall be no further registration of transfers on the register of members of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares, Company Stock Options or Company Stock-Based Awards for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of its claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets. If any Certificate or Book-Entry Share shall not have been surrendered prior to such date on which any Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of his or her claim for Merger Consideration.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the applicable Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and each of the Company and its Subsidiaries is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Memorandum and Articles of Association and of the analogous constitutive and governing documents of the Company’s Subsidiaries, each as amended through the date hereof. The Company’s Memorandum and Articles of Association are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of the provisions of its governing documents. As used in this Agreement, any reference to any state of facts, circumstances, event or change having a “Company Material Adverse Effect” means a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent arising out of, resulting from or relating to (i)(A) any changes in general economic or political conditions or the financial, credit or securities markets, in each case in (x) the United States or (y) Europe taken as a whole, except, in either case, to the extent that such changes disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other participants in either (1) the retail apparel and wholesale apparel industry in the United States or (2) the premium brand segment thereof in Europe; (B) any events, circumstances, changes or effects that affect generally the retail apparel or wholesale apparel industry (except to the extent that such events, circumstances, changes or effects disproportionately impact the Company and its Subsidiaries taken as a whole relative to other participants in either (x) the retail apparel and wholesale apparel industry in the United States or (y) the premium brand segment thereof in Europe); (C) any outbreak or escalation of hostilities or war or any act of terrorism; (D) the Hong Kong tax matter referred to in the Company SEC Documents (as defined herein), including any claim relating thereto or the settlement, compromise or consent made in compliance with the terms of this Agreement (the “Hong Kong Tax Matter”); or (E) the case entitled In Re Tommy Hilfiger Securities Litigation, (Civil Action No. 04-CV-7678(RO)), including any settlement, compromise or consent made in compliance with the terms of this Agreement (the “Securities Class Action”) or (ii) any events, circumstances, changes or effects that the Company can demonstrate are principally related to the announcement or the existence of this Agreement and the transactions contemplated hereby; provided, that clause (ii) shall not apply with respect to Section 3.3 (including for purposes of Section 6.3(a) insofar as Section 3.3 is concerned); provided, further, that “Material Adverse Effect” shall not include the expected decline in U.S. wholesale revenue, or the expected decrease in the continuing U.S. men’s, women’s and children’s businesses (which no longer includes young men’s jeans and the wholesale H Hilfiger businesses), described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Outlook” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Section 3.2 Capital Stock.

(a) As of December 15, 2005, the authorized share capital of the Company consisted of (i) 150,000,000 Company Ordinary Shares, of which (A) 92,464,503 Company Ordinary Shares were issued and outstanding (which includes all outstanding shares of restricted stock, but excludes treasury shares); (B) 6,192,600 Company Ordinary Shares were held in treasury; and (C) 8,851,830 Company Ordinary Shares were authorized and reserved for future issuance upon exercise of outstanding options to purchase Company Ordinary Shares under the Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger U.S.A., Inc. 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger Corporation 2001 Stock Incentive Plan, the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan, as amended, and the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan, as amended (collectively, the “Company Incentive Plans”); and (ii) 5,000,000 preference shares, U.S.$0.01 par value per share (the “Preference Shares”), of which none were issued and outstanding. All the outstanding Company Ordinary Shares are and all Company Ordinary Shares reserved for issuance as noted in clause (i)(C) above shall be, when issued in accordance with the respective terms thereof, (i) issued and granted in compliance with all applicable securities laws and other applicable Laws and not in violation of any preemptive rights and (ii) duly authorized, validly issued (or will be, in the case of shares referred to in subclause (i)(C)) and are (or will be, in the case of shares referred to in subclause (i)(C)) fully paid and non-assessable and are not subject to and were not, and will not be, in the case of shares referred to in subclause (i)(C), issued in violation of any preemptive or similar rights, purchase option, call right, right of first refusal or similar rights. No Subsidiary of the Company owns any Company Ordinary Shares.

(b) Except as set forth in subsection (a) above: (i) the Company does not have any shares issued or outstanding, other than Company Ordinary Shares that have become outstanding after December 15, 2005 (pursuant to the exercise of outstanding options to purchase Company Ordinary Shares which options had been outstanding on December 15, 2005) and that had been reserved for issuance as set forth in subsection (a)(i)(C) above and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of shares, voting securities or other equity interests in the Company to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares, voting securities or other equity interests of the Company or any Subsidiary of the Company or securities convertible or exercisable into, or exchangeable for, such shares, voting securities or equity interests; (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement, arrangement or commitment to repurchase; or (C) redeem or otherwise acquire any such shares, voting securities or other equity interests.

(c) Except for outstanding awards to acquire Company Ordinary Shares under each of the Company Incentive Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of the Company or any of its Subsidiaries.

(e) Section 3.2(e) of the Company Disclosure Schedule contains a true and complete list of the Company’s Subsidiaries, including its name, entity form and jurisdiction of organization. Except for the entities set forth in Section 3.2(e) of the Company Disclosure Schedule, the Company has no Subsidiaries and owns no ownership interest in any other partnership, corporation or other entity. All of the outstanding equity interests, as applicable, of each Subsidiary of the Company are validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Liens, and none of such outstanding equity interests have been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal. There are no outstanding options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any equity interests of, any such Subsidiary of the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of any such Subsidiary of the Company.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding restricted shares and options to purchase Company Ordinary Shares as of the date hereof, including the holders thereof and the applicable dates of grant, exercise prices and any conditions precedent to vesting, in each case, related thereto.

(g) Section 3.2(g) of the Company Disclosure Schedule is a true and complete schedule of the Company’s outstanding Indebtedness as of the close of business on November 30, 2005. As of November 30, 2005, the unused commitment under the Company’s cash-collateralized letter of credit facility was approximately U.S.$97 million. As used in this Agreement, “Indebtedness” means, without duplication, (i) all indebtedness, notes payable (including, without limitation, notes payable in connection with acquisitions), accrued interest payable or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, other than intercompany indebtedness, (ii) all indebtedness of the Company and its Subsidiaries for the deferred purchase price for purchases of property or assets, (iii) all lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any obligations of the Company or its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in the ordinary course or documentary letters of credit in support of trade payables), (v) any indebtedness referred to in clauses (i) through (iv) above of any person or entity other than the Company or any of its Subsidiaries which is either guaranteed by, or secured by any Lien (other than Permitted Liens) upon any material property or assets owned by, the Company or any of its Subsidiaries.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Shareholder Approval and (ii) the filing with, and acceptance by the Registrar of, the documents of re-registration as contemplated by Section 5.4(d) and the Articles of Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. The Board of Directors of the Company has approved this Agreement by way of a board resolution adopted pursuant to Section 170 of the BC Act and determined that this Agreement is advisable. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the provisions of the BC Act and the International Business Companies Act, 1984, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”) , (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the European Community Merger Regulation (“ECMR”) and (v) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent, clearance or approval of, or filing or notification with, any United States (whether federal, state or local) or foreign, provincial or supranational governmental or regulatory agency, commission, court, body, entity or authority or works council or similar governmental or regulatory body (each, a “Governmental Entity”) is necessary, under any Law (as hereinafter defined) applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or any increased cost or loss of benefit to the Company or any Subsidiary thereof or increased benefit to another party thereto under, or result in the, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right, license, arrangement or other obligation (each, a “Contract”) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind or any restriction on transfer or, in the case of securities, voting rights (each, a “Lien”) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation in any respect of any provision of the Memorandum and Articles of Association or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets or any order, injunction, decree, or judgment (each, an “Order”) applicable to the Company or any of its Subsidiaries in existence as of the date hereof, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not (x) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement or (y) reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents and reports (the “Company SEC Documents”) required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since March 31, 2004. As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. None of the Company’s Subsidiaries, other than Tommy Hilfiger U.S.A., Inc. (whose obligation is satisfied by disclosures provided in the filings made by the Company), is required to file with, or furnish to, the SEC any form, document or report.

(b) The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring since March 31, 2004. As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to any Company SEC Documents. The consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) and (iv) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC or other SEC rules and/or regulations) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures.

(a) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud or allegation of fraud, whether or not material, known to management that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company carried out an evaluation, under the supervision and with the participation of management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of March 31,

2005, and such assessment concluded that the Company’s disclosure controls and procedures were not effective as of March 31, 2005, at the reasonable assurance level, because of the material weakness related to accounting for income taxes described in Management’s Report on Internal Control over Financial Reporting in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005. As of the date hereof, management has taken actions that it believes should address such material weakness.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2005 (or the notes thereto) included in the Company SEC Documents and (b) for liabilities or obligations incurred in the ordinary course of business since March 31, 2005, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which are disclosed in the Company SEC Documents or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any (i) any federal, state, local or foreign law, statute, ordinance, rule, regulation, decree, agency requirement, license or permit of any Governmental Entity (collectively, “Laws” and each, a “Law”) or (ii) Order, in each case, applicable to the Company, such Subsidiaries or any of their respective properties or assets and have not received any written notice of any non-compliance, default or violation of such Laws or Orders, except in the case of each of (i) and (ii) above, where such non-compliance, default or violation of Laws or Orders would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.5, or in respect of environmental, Tax, employee benefits or labor Laws matters.

(b) The Company and the Company’s Subsidiaries are in possession of all authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company’s Subsidiaries are, and at all times since April 1, 2004 have been, in compliance with the terms and conditions of the Company Permits, and neither the Company nor any of the Company’s Subsidiaries has received written notice of any violation of the terms or conditions of the Company Permits, or alleging the failure to hold or obtain any Company Permits required to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except violations or failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries has received written notice that any of the Company Permits will not be renewed, and there are no actions, suits, inquiries, investigations or proceedings pending to revoke or withdraw any such Company Permits, except for such non-renewals, revocations or withdrawals that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all employee benefit plans, compensation arrangements and other benefit arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, profit sharing, health, medical, dental, disability, accident or life insurance benefits or vacation, paid time off, severance, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates for the benefit of any current or former employees, directors or consultants of the Company or its Subsidiaries and all employee agreements providing cash- or equity-based compensation, vacation, retention, severance, change of control, savings contribution or other benefits or commitments to any current or former officer, director, employee, or consultant of the Company or its Subsidiaries, except to the extent providing benefits imposed by applicable foreign Law. The Company has made available to Parent a true and complete copy (where applicable) of: (i) each material Company Benefit Plan, (ii) each trust or funding arrangement prepared in connection with each such Company Benefit Plan, (iii) the most recently filed annual report on Internal Revenue Service Form 5500 or any other annual report required by applicable Law, (iv) the most recently received determination or opinion letter for each such Company Benefit Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan, (vi) the most recent summary plan description, any material summaries of material modification, any employee handbooks, and (vii) any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employee, consultant, or director of the Company or any Subsidiary concerning the extent of the benefits provided under a material Company Benefit Plan. Neither the Company nor any Subsidiary has any commitment to establish any new material Company Benefit Plan or to materially modify any Company Benefit Plan.

(b) None of the Company or any Subsidiary or any other person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any Subsidiary, an “ERISA Affiliate”), has now or at any time within the past six years (and in the case of any such other person or entity, only during the period within the past six years that such other person or entity was an ERISA Affiliate) contributed to, was required to contribute to, sponsored, or maintained, with respect to ERISA Affiliates, while being an ERISA Affiliate: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c) Except, in each case, where it would not be reasonably expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service that the Company Benefit Plan is so qualified, (ii) each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and, (iii) to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

(d) Each Company Benefit Plan and each related trust agreement has been established, maintained and administered in compliance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except for such non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor its Subsidiaries maintains or contributes to any plan or arrangement which, and no Company Benefit Plan provides, or has any liability to provide medical benefits to any Company Employee following his retirement, except as required by applicable Law or as provided in individual agreements upon a severance event.

(e) Except as set forth in Section 3.8 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer or (iii) result in an excess parachute payment under Section 280G of the Code.

(f) Section 3.8 of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan (x) that is not subject to United States Law and (y) in which Company participation is not mandatory under applicable foreign Law (a “Foreign Benefit Plan”), except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with GAAP, except for such contributions or accruals, the failure of which to make or accrue would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Plan is in compliance in all material respects with all applicable Laws.

Section 3.9 Absence of Certain Changes or Events. Since March 31, 2005, except as otherwise specifically contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not taken any action between March 31, 2005 and the date of this Agreement, that, if taken after the date of this Agreement, would be proscribed by subparagraphs (i), (ii), (iv), (v), (vi), (xvii) of Section 5.1(a) or agrees, in writing or otherwise, to take any of the foregoing actions.

Section 3.10 Investigations; Litigation. (a) The Company has not received written notice of any investigation or review pending (and, to the knowledge of the Company, no such investigation or review is threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which would reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent or materially delay the Company from performing its obligations under this Agreement or taking any action necessary to consummate the transactions contemplated by this Agreement; and (b) there are no actions, suits, grievances, arbitrations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties, officers or directors or for which the Company or any of the Company’s Subsidiaries is required to indemnify a third party at law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Entity, in each case, which would reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent or materially delay the Company from consummating the transactions contemplated by this Agreement.

Section 3.11 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its Subsidiaries have paid on a timely basis all Taxes that are due and payable by them, except, in the case of clause (i) or clause (ii) hereof, for Taxes contested in good faith or for which adequate reserves have been established; (iii) the U.S. consolidated federal income Tax Returns of Tommy Hilfiger USA, Inc. have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for the periods as set forth in the Company Disclosure Schedule; (iv) as of the date of this Agreement, there are not pending or, to the knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes; (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (vi) none of Tommy Hilfiger USA, Inc. or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). For purposes of this Agreement, “Permitted Liens” means any Lien (A) for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established, or (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business.

(b) For purposes of this Agreement: (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; and (ii) “Tax Return” means any return, report or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in Sections 3.1 through 3.10 or in Sections 3.12 through 3.21 in respect of Tax matters.

Section 3.12 Labor Matters.

(a) Except to the extent imposed by applicable foreign Law, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with any employee, labor union or similar labor organization; there are no collective bargaining agreements (or similar agreements or arrangements in any foreign country) that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or organization with respect to their employment with the Company or its Subsidiaries.

(b) As of the date hereof, no labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other foreign labor relations tribunal or authority. As of the date hereof, the Company and its Subsidiaries have no knowledge of any labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

(c) From March 31, 2003 to the date hereof, there has been no actual, or to the knowledge of the Company, threatened: (i) strikes, lockouts, slowdowns, or work stoppages, or (ii) unfair labor practice charges, material arbitrations, material grievances, labor disputes (other than routine individual grievances), in each case, (x) against or affecting the Company or its Subsidiaries and (y) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, wages and hours and labor relations, health and safety, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, classification of workers as independent contractors, workers’ compensation, employee leave issues and unemployment insurance, except to the extent that the failure to comply with any such Law, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements, and do not have any material liabilities, under the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

(e) From March 31, 2003 to the date hereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have not received (i) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (ii) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, or (iii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or similar agreement.

(f) The Company and its Subsidiaries have taken all reasonable steps to require that their manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company and its Subsidiaries do not utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for the Company and its Subsidiaries, including the maintenance of a compliance program to monitor activities of such entities.

Section 3.13 Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means all U.S. and foreign (i) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (ii) copyrights and copyrightable subject matter (“Copyrights”); (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (v) computer programs (whether in source code, object code, or other form), databases and compilations and data (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, processes, formulae, models, and methodologies (“Trade Secrets”), (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a correct and complete list of all U.S. and foreign (i) Trademark registrations and applications (including domain names), (ii) Copyright registrations and applications, (iii) issued Patents and Patent applications and (iv) material Software. The Company or a Subsidiary is the sole and exclusive beneficial and record owner of all of the Intellectual Property set forth in Section 3.13(b) of the Company Disclosure Schedule, and all such Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.

(c) Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens, all material Intellectual Property used in their respective businesses as currently conducted and the consummation of the transactions contemplated hereby will not materially alter, impair, or require payments of any additional amounts with respect to such rights.

(d) There are, and in the past two (2) years have been, no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any Intellectual Property rights or any other proprietary right of any person in any material respect or violate or conflict with any Contracts related thereto. As of the date hereof, and in the past two (2) years, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses, which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the knowledge of the Company, except as disclosed in Sections 3.13(b) and 3.13(d) of the Company Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the word marks TOMMY HILFIGER and KARL LAGERFELD, the FLAG logo, and, with respect solely to fragrances, the word mark TOMMY, are available for use and registration as trademarks throughout the United States, Canada, Europe (namely, all Member States of the European Union as of the date hereof, and Switzerland) and Japan in connection with the sale, marketing and distribution of all of the following products and product lines: fragrance, bedding, eyewear, jewelry/watches, bags, belts/small leather goods, clothing (including outerwear, underwear, sleepwear/robes) and footwear.

(f) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or its Subsidiaries in their respective businesses as currently conducted. No claims have been asserted or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third party’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not cause any violation in any material respect of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of such personal information.

Section 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Ordinary Shares from a financial point of view.

Section 3.15 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding Company Ordinary Shares, voting together as a single class, representing a simple majority of the votes of the Company Ordinary Shares that were present at the meeting and entitled to vote thereon and were voted and did not abstain, is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Company Shareholder Approval”).

Section 3.16 Material Contracts.

(a) Except for this Agreement and the Company Benefit Plans, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) employment Contract or Contract with an individual for the provision of consulting services in lieu of employment that provides for annual cash base salary compensation as of the date hereof exceeding U.S.$400,000 per year;

(iii) Contract with any current or former director or officer of the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(iv) Contract between (x) the Company or any of the Company’s Subsidiaries, on the one hand, and (y) any affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(v) Contract containing covenants of the Company or any of the Company’s Subsidiaries not to compete in the apparel business in any geographical area;

(vi) Contract that creates a partnership or joint venture or similar agreement with respect to any material business of the Company;

(vii) material written Contract (other than purchase orders) with the top five (by dollar volume during the fiscal year ended March 31, 2005) suppliers or service providers of the Company and its Subsidiaries;

(viii) Contract that, individually or in the aggregate, would reasonably be expected to prevent, or materially delay the Company’s ability to consummate the Merger;

(ix) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness by the Company (including agreements related to interest rate or currency hedging activities) with any third party in excess of U.S.$1 million;

(x) collective bargaining agreement or employee association agreement material to the Company and its Subsidiaries taken as a whole;

(xi) Contract for the sale of assets since March 31, 2005 (other than inventory in the ordinary course of business) in excess of U.S. $1 million;

(xii) written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell any securities of any entity;

(xxiii) settlement or conciliation agreement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole;

(xiv) Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (x) granting or obtaining any right to use any material Trademarks or (y) restricting the Company’s rights, or permitting other parties, to use or register any material Trademarks;

(xv) other Contract under which the Company and its Subsidiaries are obligated to make annual payments in excess of U.S.$1 million (other than leases, subleases or real property license agreements or in the ordinary course of business); or

(xvi) acquisition agreement (other than with respect to inventory in the ordinary course) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent obligations, in each case, that would be reasonably be expected to result in payments in excess of U.S.$1 million (all contracts of the type described in this Section 3.16 being referred to herein as “Company Material Contracts”).

(b) The Company has made available to Parent copies of each Company Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation in all material respects of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company has received any written notice or claim of default under any Company Material Contract or any written notice of an intention to, and to the knowledge of the Company, no other party to any Company Material Contract intends to terminate, not renew or challenge the validity or enforce-ability of any Company Material Contract (including as a result of the execution and performance of this Agreement), (ii) to the Company’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or a material default under any Company Material Contract and (iii) the Company and the Subsidiaries of the Company have performed all respective material obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder.

Section 3.17 Finders or Brokers. Except for J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. Section 3.17 of the Company Disclosure Schedule contains the Company’s good faith estimate as of the date hereof of all fees or commissions required to be paid by the Company or any of its Subsidiaries to any investment banker or legal advisor, in each case, for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby. The Company has made available to Parent a true and correct copy of its engagement letter with J.P. Morgan Securities Inc. for services provided in connection with this Agreement.

Secton 3.18 Properties and Leases.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.18 of the Company Disclosure Schedule contains a true, correct and complete list of all leases, subleases or other occupancy agreements relating to all material real property that any of the Company or its Subsidiaries leases or subleases or otherwise has any right, title or interest in or to and sets forth the Company or applicable Subsidiary that leases, subleases or otherwise has an interest in the same (the property demised thereunder herein referred to as the “Leased Real Property”), regardless of whether the terms thereof have commenced. No person other than the Company or one of its Subsidiaries leases, subleases or licenses or otherwise occupies the Leased Real Property.

(b) With respect to each Leased Real Property, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect; (ii) there exists no material default under any such lease or sublease by the Company or any Subsidiary which has not been cured, and, to the knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default on the part of the Company or any of its Subsidiaries under any such lease or sublease; and (iii) the Company has made available to Parent copies of each such lease, sublease or license in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement.

Section 3.19 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws, including possessing all material Company Permits required for its operations under applicable Environmental Laws;

(ii) Neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, is not the subject of, any actions, claims, investigations, demands, citation, complaint or notices by any person alleging liability arising under, or non-compliance with any Environmental Law; and

(iii) With respect to any Owned Real Property or Leased Real Property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that are reasonably likely to result in a claim against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws.

(b) As used herein:

(i) the term “Environmental Law” means any federal, state, local and foreign Law, judicial decisions, injunctions and permits and governmental agreements relating to protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including those relating to the Release of Hazardous Materials.

(ii) the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law, including (a) petroleum, asbestos or polychlorinated biphenyls and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

(iii) the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

Section 3.20 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or in the British Virgin Islands are applicable to the Company in connection with the transactions contemplated by this Agreement.

Section 3.21 Insurance Policies. All insurance policies maintained by the Company and its Subsidiaries as of the date hereof (collectively, the “Insurance Policies”) are listed in Section 3.21 of the Company Disclosure Schedule. All Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is in material breach or material default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or material default, or permit termination or material modification of any of the Insurance Policies, other than the actions contemplated by this Agreement. The Company has made available to Parent a list of each material claim made under an Insurance Policy at any time during the calendar year immediately preceding the date hereof. Neither the Company nor any of the Company’s Subsidiaries has received written notice under any Insurance Policy denying or disputing any material claim (or coverage with respect thereto) made by the Company or any of the Company’s Subsidiaries or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the two year period immediately prior to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, the Financing (as hereinafter defined) (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and by-laws and Merger Sub’s memorandum and articles of association, each as amended through the date hereof. Such articles of incorporation, by-laws and memorandum and articles of association are in full force and effect. Neither Parent nor Merger Sub is in violation in any material respect of the provisions of its governing documents.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Financing, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub (and, with respect to Merger Sub, by its sole shareholder, such consent attached hereto as Exhibit B) and, except for the filing of the Articles of Merger with the Registrar, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, including the Financing. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

(b) Other than in connection with or in compliance with (i) the provisions of the BC Act, (ii) the Exchange Act, (iii) the HSR Act, (iv) the ECMR and (v) the approvals set forth on Section 4.2 of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent, clearance or approval of, or filing or notification with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or any Order applicable to Parent or Merger Sub in existence as of the date hereof, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not (x) prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or taking any action necessary to consummate the transactions contemplated hereby, including the Merger or (y) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Compliance with Law; Permits.

(a) Parent and Merger Sub are in compliance with and are not in default under or in violation of any Laws or Orders applicable to Parent or Merger Sub or any of their respective properties or assets, and have not received any written notice of any non-compliance, default or violation of such Laws or Orders, including, without limitation, all Environmental Laws, except where such non-compliance, default or violation of Laws or Orders would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Parent’s Subsidiaries are in possession of all authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub are in compliance with the terms and conditions of the Parent Permits, and neither Parent nor Merger Sub has received written notice of any violation of the terms or conditions of the Parent Permits, or alleging the failure to hold or obtain any Parent Permits required to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except violations or failures that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub has received written notice that any of the Parent Permits will not be renewed, and there are no actions, suits, inquiries, investigations or proceedings pending to revoke or withdraw any such Parent Permits, except for such non-renewals, revocations or withdrawals that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Investigations; Litigation. (a) Parent has not received written notice of any investigation or review pending (and, to the knowledge of Parent, no such investigation or review is threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) there are no actions, suits, grievances, arbitrations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, officers or directors or for which Parent or any of its Subsidiaries is required to indemnify a third party at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Available Funds. The financing of the transactions contemplated hereby will consist of a combination of equity financing (the “Equity Financing”) and debt financing (which includes funds loaned to Parent which are in turn loaned to Merger Sub) (the “Debt Financing”, and together with the Equity Financing, the “Financing”). Section 4.5 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters (the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide Parent with the Financing. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent and Merger Sub, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments, and neither Parent nor Merger Sub reasonably believes that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The proceeds from the Financing as contemplated by the Financing Commitments, together with cash on hand of the Company and its Subsidiaries anticipated to be available at the Effective Time, constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Consideration and the payment of all associated costs and expenses (including any refinancing of Indebtedness of Parent or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of one ordinary share, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Guarantee. Concurrently with the execution of this Agreement and subject to the limitations set forth in Section 8.11, the Guarantors have delivered to the Company the Guarantee, dated as of the date hereof, in favor of the Company, in the form set forth in Exhibit A hereto, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement in the event of a breach by either Parent or Merger Sub of such obligations.

Section 4.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger or effect the Financing.

Section 4.9 Finders or Brokers. Except for Citigroup Global Markets Inc., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by Law, (ii) as may be agreed in writing by Parent, (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business in all material respects and consistent with past practice; and the Company for itself and on behalf of its Subsidiaries agrees with Parent to use its reasonable best efforts to preserve substantially intact their business organizations and goodwill, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers, licensees, licensors and suppliers and with other persons with whom they have significant business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company agrees with Parent, that between the date hereof and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, without the prior written consent of Parent:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, declare, set aside, make, authorize or pay any dividends on or distribution with respect to its outstanding share capital (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), other than dividends in nonmaterial amounts paid as part of the Company’s cash management system in the ordinary course of business and consistent with past practice by any wholly-owned Subsidiary of the Company to the Company or any wholly-owed Subsidiary of the Company;

(ii) shall not, and shall not permit any of its Subsidiaries to, adjust, subdivide, split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares;

(iii) except as required pursuant to existing written agreements or employee benefit plans (including the severance and retention plans) in effect as of the date hereof, as specifically permitted by the terms of this Agreement or as otherwise required by Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or to become payable to its directors, executive officers or other employees of the Company, except in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (B) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer or other employee of the Company or any of its Subsidiaries at a level of “Director” (i.e., the level immediately below “Vice President”) or above, (C) enter into or amend any individual employment arrangement with any executive officer or other employee of the Company (except (i) with respect to promotions of current employees to a level below “Senior Vice President” and with a base salary of less than $150,000 per year or an equivalent foreign amount, or (ii) to the extent necessary to replace a departing employee; provided that any such replacement employee (whether internal or external) is at a level below “Senior Vice President” and has a base salary of less than $150,000 per year or an equivalent foreign amount, (D) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan or Foreign Benefit Plan, (E) establish, adopt, enter into or amend any bonus plan or arrangement covering employees of the Company or (F) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

(iv) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice, including travel cash advances, to employees of the Company (other than officers and directors with respect to any loans or advances other than travel cash advances) not to exceed U.S.$100,000 in each case) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(v) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) except in respect of the Merger, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into any agreement with respect to, any merger, consolidation or business combination, the acquisition or sale of assets, which are material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii) except as required in connection with the transactions contemplated by Section 5.4(d), shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its memorandum and articles of association or similar applicable charter or governing documents;

(viii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of its shares or other ownership interest or voting security in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares, voting securities or ownership interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Company Ordinary Shares in respect of any exercise of Company Stock Options and Company Stock-Based Awards outstanding on the date hereof, (B) the sale of Company Ordinary Shares pursuant to the exercise of options to purchase Company Ordinary Shares if necessary at the direction of the applicable optionee with respect to the shares underlying such optionee’s options upon exercise or for withholding, or (C) issuances of Company Ordinary Shares or options to acquire Company Ordinary Shares pursuant to obligations under employment agreements in effect on the date hereof (which grants are required to be made on a date prior to Closing);

(ix) except as may be required under employment agreements executed prior to the date hereof (which grants are required to be made on a date prior to Closing), shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any compensatory warrants, options, convertible security or other rights to acquire any of its shares or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the express terms of any unexercisable options outstanding on the date hereof);

(x) except in connection with the exercise of outstanding stock options, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any of its shares or any rights, warrants or options to acquire any such shares;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay, refinance or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except for the incurrence of Indebtedness in the ordinary course of business of the Company or any of its Subsidiaries under existing credit facilities (including the Company’s existing cash-collateralized letter of credit facility as it may be extended or renewed) of the Company or any of its Subsidiaries (or under a cash-collateralized letter of credit facility that is substituted for or replaces or refinances the Company’s existing cash-collateralized letter of credit facility on substantially similar terms (including a lender commitment thereunder in an amount not to exceed $150 million) and which will provide for the immediate release of the cash collateral upon repayment of amounts outstanding at Closing and termination of such agreement) in an amount not to exceed U.S.$290 million in aggregate principal amount outstanding at any time;

(xii) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(xiii) shall not, and shall not permit any of its Subsidiaries to, enter into, any Company Material Contracts with a term longer than one year which cannot be terminated without material penalty upon notice of sixty (60) days or less;

(xiv) notwithstanding clause (xiii) above and without limiting any other restrictions hereunder, shall not, and shall not permit any of its Subsidiaries to, enter into or modify (A) any Contract described under clause (v) , clause (x), and clause (xvi), in each case of Section 3.16(a) or (B) any leases covering Leased Real Property for retail stores in the United States or Canada that are not outlet stores;

(xv) shall not, and shall not permit any of its Subsidiaries to, dispose of, license, grant, or obtain, or permit to lapse any rights to, any material Intellectual Property, or renew any existing license agreement of the Company and its Subsidiaries on materially different terms relative to existing terms;

(xvi) shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, agreement, understanding or arrangement between (i) the Company or any of the Company’s Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K;

(xviii) shall not, and shall not permit any of its Subsidiaries to, settle any actions, suits, inquiries, investigations, or proceedings pending or threatened against or affecting the Company or any of the

Company’s Subsidiaries or any of their respective properties at law or in equity before any Governmental Entity (it being understood that the Company shall consult with Parent in the defense and/or settlement of any such actions, suits, inquiries, investigations, or proceedings), other than in the ordinary course of business consistent with past practice, but not, in any individual case, in excess of U.S.$1,000,000 or that involves equitable remedies (including but not limited to any that would prohibit or restrict the Company from operating as it is currently or has historically); provided, that the Company and its Subsidiaries shall be permitted to settle in its discretion for monetary amounts only (other than non-monetary matters that do not materially restrict the future operations of the business) any of the matters set forth on Annex C of Section 5.1 of the Company Disclosure Schedule in a monetary amount up to the amount set forth opposite such matter on such schedule;

(xix) shall not, and shall not permit any of its Subsidiaries to, enter into or materially modify any currency exchange, commodities or other hedging transactions or arrangements, other than in the ordinary course of business and consistent with past practice;

(xx) shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, capital additions or capital improvements in excess of U.S.$100 million in the aggregate amount authorized in the capital expenditures budget set forth on Annex A of Section 5.1 of the Company Disclosure Schedule, provided further that any capital expenditures, capital additions or capital improvements (whether new or maintenance and whether pursuant to one or more outlays) in excess of $1 million per project shall require the consent of Parent; or

(xxi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Investigation. The Company shall afford to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, financing sources, investment bankers and other agents, advisors and representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the Effective Time, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any other report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall use its reasonable best efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information as to its and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain waivers under such agreements or, to the extent permissible, implement requisite procedures to enable the provision of reasonable access without violating such agreement), would be reasonably likely to result in a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws; provided, that the maximum amount of information that can be disclosed without having either of such effects shall be disclosed to Parent. Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement (the “Confidentiality Agreement”), dated as of October 5, 2005, between the Company and Apax Partners Worldwide, LLP (“Apax”); provided, that the Company hereby waives the terms and conditions in the Confidentiality Agreement insofar as such terms prohibit Apax or any of its affiliates from contacting any customers, suppliers, officers or employees of the Company or any of its Subsidiaries; provided, further, that, in no event shall Apax or any of its affiliates contact any customer, supplier, officer or employee of the Company or any of its Subsidiaries without the Company’s prior written consent, such consent not to be unreasonably withheld.

Section 5.3 No Solicitation.

(a) The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective directors, employees who hold the title of Vice President or above, accountants, consultants, legal counsel, financial advisors, financing sources or investment bankers not to, and that it shall use its reasonable best efforts to cause the Company’s other employees who hold a title below Vice President not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information (or grant access to any of the properties, assets or nonpublic records of the Company or any of its Subsidiaries) with respect to or in furtherance of any Company Alternative Proposal, (iii) engage in discussions with any person with respect to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation, (v) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any Company Alternative Proposal or (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)); provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 5.3(b), 5.3(c) or 7.1(g) shall not be deemed to be a breach or violation of this Section 5.3(a).

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives an unsolicited written Company Alternative Proposal (other than as a result of its breach of Section 5.3(a)) which (i) constitutes a Company Superior Proposal (and the Board so determines) or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, the Company may take, or the Company may direct its Representatives to take, the following actions: (x) furnish nonpublic information to the third party making such Company Alternative Proposal, if, and only if, (i) all such information provided to such third party has previously been made available to Parent or is made available to Parent concurrently with the time such information is provided to such third party and (ii) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Company Alternative Proposal.

(c) From and after the execution of this Agreement, the Company shall promptly, and in any event within 48 hours following receipt thereof, advise Parent orally and in writing of the receipt, directly or indirectly, of any proposal for a Company Alternative Proposal (including any materially modified proposal) and any determination by the Board of Directors of the Company under Section 5.3(b), which notification shall identify the offeror and include a copy of any such proposal, if it is in writing, or a written summary of the material terms and conditions of any Company Alternative Proposal relating to a Company Alternative Proposal if it is not in writing. In addition, the Company shall keep Parent reasonably informed on a reasonably current basis with respect to any material development relating to such proposal, including the entering into of discussions or negotiations and the results of such discussions or negotiations and any changes in material terms or conditions based thereon. The Company shall promptly make available to Parent all information provided to such third party that has not previously been made available to Parent regardless of whether Parent previously requested such information. In the event of any Company Change in Recommendation (as defined herein), the Company shall provide Parent with the Company’s stockholder lists and following a Company Change in Recommendation Parent may contact the Company’s shareholders and prospective investors without regard to the limitations set forth in Section 5.7.

(d) The Board of Directors of the Company may (i) (A) change, withhold or withdraw (or modify or amend in a manner adverse to Parent or Merger Sub) the Company Recommendation, or publicly propose to change, withhold or withdraw (or modify or amend in a manner adverse to Parent or Merger Sub) the Company Recommendation or (B) recommend or approve, or propose publicly to recommend or approve, any Company Alternative Proposal that constitutes a Company Superior Proposal (any such action, a “Company Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Board of Directors to effect a Company Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(e) The Company shall immediately cease and cause to be terminated any existing negotiations or discussions with any third party conducted heretofore with respect to any Company Alternative Proposal. The Company shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve (12) months immediately prior to the date of this Agreement in connection with such Person’s consideration of a Company Alterative Proposal to return or destroy all confidential information or data heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f) As used in this Agreement, “Company Alternative Proposal” shall mean any bona fide proposal or offer made by any person prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger or business combination or similar transaction with the Company; (ii) the acquisition (by purchase, tender offer, exchange offer or otherwise) by any person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by any person of twenty percent (20%) or more of the issued and outstanding Company Ordinary Shares; (iv) the exclusive, long term license of Trademarks of the Company and its Subsidiaries to any third party if such license would be material to the Company and its Subsidiaries, taken as a whole; or (v) any recapitalization transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life (any such transaction referred to in clause (v), a “Recapitalization Transaction”).

(g) As used in this Agreement “Company Superior Proposal” shall mean a Company Alternative Proposal for or in respect of a majority of the outstanding Ordinary Shares or all or substantially all of the Company’s and its Subsidiaries’ assets that is reasonably capable of being consummated, made by any person that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal and any fees to be paid to Parent pursuant to the terms hereof), (1) is on terms that are more favorable, both in general and from a financial point of view, to the Company and its shareholders than the transactions contemplated by this Agreement and (2) which provides for fully committed and available financing and, other than in the case of a corporate or strategic buyer that the Board reasonably believes, with the advise of its financial advisors, has adequate financing resources to consummate the transactions contemplated hereby, for which such person has received executed financing commitment letters from reputable financing sources.

Section 5.4 Filings, Other Actions.

(a) Covenants of the Company With Respect to Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent prepare and file with the SEC the Proxy Statement (as defined herein), which shall, except to the extent provided in Section 5.3, include the text of this Agreement, the fairness opinion of J.P. Morgan Securities Inc. referred to in Section 3.14 hereof and the recommendation of the Company’s Board of Directors that the Company’s shareholders approve and adopt this Agreement, and shall use its reasonable best efforts, after consultation with Parent, to respond to any comments by the SEC staff in respect of the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement or any amendments or supplements thereto. The Company agrees that (i) none of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to shareholders, notices of meeting, proxy statement and forms of proxies to be distributed to shareholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the “Proxy Statement.” Any information required under the BC Act and the Company’s Memorandum and Articles of Association in connection with duly calling, giving notice of, convening and holding the Company Meeting shall be contained in the Proxy Statement, which information shall be prepared by the Company in accordance with the BC Act and the Company’s Memorandum and Articles of Association. If at any time prior to the Company Meeting any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent and shall file such amendment or supplement with the SEC and, if required by applicable Law, the Company shall mail such amendment or supplement to the Company’s shareholders. Any expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be paid by the Company.

(b) Covenants of Parent With Respect to Proxy Statement. Parent agrees that none of the information with respect to Parent or its Subsidiaries provided by or on behalf of Parent to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly inform the Company (which shall file such amendment or supplement with the SEC) and, if required by applicable Law, mail such amendment or supplement to the Company’s shareholders.

(c) Cooperation. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement and shall cooperate with each other and shall use their reasonable best efforts to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

(d) Re-Registration. Prior to the date and time of the Company Meeting (and in any event no later than ten business days prior to the Company Meeting), (i) the directors of the Company shall, in accordance with the provisions of the BC Act and the Company’s Memorandum and Articles of Association pass the resolutions necessary in order for the Company to make an application to the Registrar to re-register the Company as a company limited by shares pursuant to the provisions of the BC Act (the “Re-registration”) and to re-register its Memorandum and Articles of Association under the BC Act and which will be in effect from the date of Re-registration and (ii) the Company will effect the Re-registration in accordance with such resolutions.

(e) Shareholder Meeting. Subject to the other provisions of this Agreement, the Company shall take all action necessary in accordance with the BC Act and its Memorandum and Articles of Association to duly call, give notice of, convene and hold a meeting of its shareholders to be held as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”) and, subject to Section 5.3, shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Subject to Section 5.3 of this Agreement, the Company will use its reasonable best efforts to solicit from its shareholders proxies to be exercised in favor of the approval of this Agreement and the Merger.

Section 5.5 Stock Options and Other Stock Based Awards; Employee Matters.

(a) Stock Options and Other Stock Based Awards.

(i) Each option to purchase Company Ordinary Shares (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right at the Effective Time to receive an amount in cash in U.S. dollars, equal to the product of (x) the total number of Company Ordinary Shares subject to such Company Stock Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per Company Ordinary Share subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted in accordance with Section 2.2(b)(iii).

(ii) At the Effective Time, each right of any kind, contingent or accrued, to receive Company Ordinary Shares or benefits measured in whole or in part by the value of a number of Company Ordinary Shares (other than Company Stock Options), and each award of any kind consisting of Company Ordinary Shares (including restricted stock), granted under the Company Stock Plans or Company Benefit Plans, (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Company Ordinary Shares, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, subject to any deferral election in effect immediately prior to the Effective Time made by such holder under the Company’s deferred compensation plans, an amount in cash equal to the Merger Consideration in respect of each Company Ordinary Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”) less such amounts as are required to be withheld or deducted in accordance with Section 2.2(b)(iii).

(iii) The compensation committee of the board of directors of the Company (the “Compensation Committee”) shall make such adjustments and amendments to or make such determinations with respect to the Company Stock Options and Company Stock-Based Awards to implement the foregoing provisions of this Section 5.5.

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided, however, that, subject to the last two sentences of this Section 5.5(b)(i), nothing herein shall limit the right of Parent to amend or terminate such Company Benefit Plans. From the Closing Date through March 31, 2007, except as required by Law, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (the “Company Employees”) compensation and benefits (excluding for this purpose any retention or severance payments or benefits), pursuant to welfare, compensation and employee benefits plans, programs and arrangements, that are no less favorable, in the aggregate, it being acknowledged and agreed that in determining such with respect to employees who participate in the Company’s equity participation plan following the Effective Time, the compensation and benefits under such equity participation plan and such person’s prior participation under the Company’s bonus plan shall both be excluded from a determination that the compensation and benefits provided to such person after the Effective Time is no less favorable in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Effective Time. For one year from the Closing Date, except as required by Law, Parent shall honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under, the severance and/or retention plans listed on Section 5.5(b)(i) of the Company Disclosure Schedule without any amendment or change that is adverse to the Company Employees. During the period specified above, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

(ii) For purposes of vesting, eligibility to participate and accrual of benefits (but not for purposes of benefit accruals under any defined pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Stock Plans or the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(iv) The Company’s Compensation Committee in effect prior to the Effective Time will determine annual bonuses for each Company Employee employed as of immediately prior to the Effective Time (or, if earlier, the date bonuses are paid) and then participating in the bonus plans established by the Company or any of its Subsidiaries with respect to the fiscal year ending March 31, 2006 (the “2006 Bonus Plans”, and each such Company Employee a “Bonus-Eligible Employee”). If the Effective Time occurs prior to the calculation of results of actual performance for the Company’s fiscal year ending March 31, 2006 (“Fiscal 2006”), each Bonus-Eligible Employee shall be eligible for a full Fiscal 2006 bonus equal to such Bonus-Eligible Employee’s deemed bonus entitlement under the 2006 Bonus Plans for Fiscal 2006, as if the 2006 Bonus Plans and the Bonus-Eligible Employee’s participation in such 2006 Bonus Plans had continued through the end of Fiscal 2006, based on comparing the Company’s annual performance goals for the year to the Company’s projected performance for Fiscal 2006, determined by the Compensation Committee as in effect immediately prior to the Effective Time utilizing actual performance for the period beginning on the first day of Fiscal 2006 and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month in which the Effective Time occurs if the Effective Time coincides with the end of the month) and assuming the Company’s performance for the remainder of Fiscal 2006 equaled the Company’s monthly performance goals for the balance of the year. Subject to the severance plans listed on Section 5.5(b)(i) of the Company Disclosure Schedule, bonuses under the 2006 Bonus Plan to be paid pursuant to the foregoing shall be paid (i) at a time consistent with the Company’s past practices for the payment of bonuses under the Company bonus plans (whether or not such time occurs prior to or following the Effective Time) and (ii) only to Bonus-Eligible Employees then currently employed by the Company at such time of payment (consistent with past practices of the Company).

(v) Neither the Company nor any Subsidiary shall establish any bonus plan for its fiscal year ending March 31, 2007 (“Fiscal 2007”) or periods thereafter.

Section 5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals, including the Company Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly but in no event later than thirty (30) days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, clearances or approvals are required to be obtained from, any third parties or other Governmental Entities (including any foreign jurisdiction in which the Company’s Subsidiaries are operating any business) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and seeking all such consents, permits, authorizations or approvals and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company (or any of their respective Subsidiaries) and (y) otherwise taking or committing to take actions that after the Closing would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

(c) Parent and the Company will cooperate and consult with each other in connection with the making of all registrations, filings, notifications and any other material actions pursuant to this Section 5.6, including, subject to applicable legal limitations and the instructions of any Governmental Entity, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Parent and the Company will (i) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entities; (ii) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by the Agreement; and (iii) consult with the other parties in advance of any meeting or conference, whether in-person or by telephone, with any such Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in the advance from the source of the materials or its legal counsel.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as defined below), each of the Company and Parent shall cooperate in all respects with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(e) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(f) Parent shall provide the Company any certificates from Parent, and any opinions, appraisals or other statements, relating to the solvency and adequate capitalization of Parent and Parent’s ability to pay its debts that are given to any banks or other lenders in connection with the Financing. Any such certificate, opinion, appraisal or other statement will be provided to the Company at the time it is provided to any banks or other lenders.

Section 5.7 Press Releases. The Company and Parent will consult with and provide each other the opportunity to review in advance any press release relating to this Agreement or the transactions contemplated herein. Neither Party shall issue any such press release prior to such consultation and review, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.8 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees (in their capacity as such and not as shareholders or optionholders of the Company or its Subsidiaries), as the case may be (such current or former directors, officers and employees, the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective articles of association, certificates of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from and after the Effective Time, Parent and Surviving Corporation shall (i) maintain in effect provisions in the articles of association, certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries regarding indemnification of officers and directors that are substantively identical to those contained in the articles of association, certificate of incorporation and bylaws

(or comparable organizational documents) of each of the Company and its Subsidiaries and (ii) indemnify the Indemnified Parties (in each case to the fullest extent permitted by the articles of association, certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries or indemnification agreement or arrangement with such Indemnified Party) against all claims, losses, liabilities and damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers, directors or employees at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement). Following the Effective Time, the Surviving Corporation shall honor any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date hereof. For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insureds with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the annual premium payable by the Company for such insurance for the year ending March 31, 2005 (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.8 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than $5 million, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for $5 million.

(b) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(c) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.8 shall be in addition to any rights such Indemnified Parties may have under the articles of association, certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws.

(d) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision shall be made so the applicable successors and assigns or tranferees assume the obligations set forth in this Section 5.8.

Section 5.9 Section 16 Matters. Prior to the Effective Time, the Company shall use its reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Ordinary Shares (including derivative securities with respect to Company Ordinary Shares) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time; provided, that the foregoing shall not limit the obligations of the Company pursuant to Section 5.1. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations (subject only to the covenants of the Company as set forth in Section 5.1).

Section 5.11 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation or Parent and expressly shall not be a liability of shareholders of the Company.

Section 5.12 Financing.

(a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments (provided that Parent and Merger Sub may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof, so long as any such amendment or replacement does not adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement without delay) including using its reasonable best efforts to (i) negotiate the Financing Agreements on the terms and conditions contained in the Financing Commitments and (ii) satisfy on a timely basis all conditions applicable to Parent in the Financing Agreements. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the ability of Parent to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event; provided, however, that Parent shall not be required to obtain financing (i) on terms, which are, taken as a whole, materially less advantageous to Parent or (ii) on economic terms less advantageous to Parent in any event, in each case, than those of the Financing contemplated by the Financing Commitments (taking into account any market flex provisions thereof).

(b) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent and if necessary to obtain the Financing or obtain any portion thereof from alternative sources pursuant to subsection (a) above, (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer’s certificates and opinions, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates or opinions, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (iii) using commercially reasonable efforts to prepare or participate in the preparation of business projections and financial statements for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents, (iv) instructing its independent accountants to provide reasonable assistance to Parent (including to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary “comfort letters” in connection with the Financing) and (v) providing to the lenders specified in the Financing Commitments financial and other information in the Company’s possession with respect to the Merger, making the Company’s senior officers available to assist the lenders specified in the Financing Commitments and otherwise reasonably cooperating in connection with the consummation of the Financing.

Section 5.13 Merger Sub. Parent shall use its reasonable best efforts to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness (other than as contemplated by the Financing).

Section 5.14 [Intentionally Omitted].

Section 5.15 Existing Indebtedness.

(a) Within five (5) business days following the mailing of the Proxy Statement (or such other time as may be agreed between Parent and the Company), the Company shall cause Tommy Hilfiger U.S.A., Inc., a direct wholly owned subsidiary of the Company (“TH USA”) to (i) commence a cash tender offer to purchase all of TH USA’s outstanding 6.85% Notes due 2008 (the “2008 Notes”) and (ii) solicit the consent of the holders of the 2008 Notes regarding certain amendments (the “2008 Indenture Amendments”) described on Section 5.15 of the Parent Disclosure Schedule to the covenants contained in the Indenture, dated as of May 1, 1998, by and among TH USA, as issuer, the Company, as guarantor, and Wilmington Trust Company as successor to The Chase Manhattan Bank, as trustee (the “Indenture”). Such offer to purchase and consent solicitation (the “2008 Debt Offer”) shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

(b) Within five (5) business days following the mailing of the Proxy Statement (or such other time as may be agreed between Parent and the Company), the Company shall cause TH USA to (i) commence a cash tender offer to purchase all of TH USA’s outstanding 9% Senior Bonds due 2031 (the “2031 Senior Bonds”, and together with the 2008 Notes, the “Debt Securities”) and (ii) solicit the consent of the holders of the 2031 Senior Bonds regarding certain amendments (the “2031 Indenture Amendments”) described on Section 5.15 of the Parent Disclosure Schedule to the covenants contained in the Indenture. Such offer to purchase and consent solicitation (the “2031 Debt Offer”, and together with the 2008 Debt Offer, the “Debt Offers”) shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

(c) Parent and Merger Sub shall have sole discretion over the terms and structure of the Debt Offers (including the appointment of a solicitation agent selected by Parent); provided, that the material terms of the proposed Indenture Amendments, the consent solicitation fee, the conditions to the Debt Offers, price thereof and certain other terms set forth on Section 5.15 of the Parent Disclosure Schedule shall be no less favorable to the holders of the Debt Securities than as set forth in Section 5.15 of the Parent Disclosure Schedule. The Company agrees to reasonably cooperate, and to cause its Representatives and TH USA to reasonably cooperate, and to use its reasonable best efforts to cause TH USA to consummate the Debt Offers, including assisting to the extent reasonably requested by Parent in the preparation of and executing all documents required in connection therewith in form and substance reasonably satisfactory to Parent and Merger Sub and taking any other reasonable actions Parent and Merger Sub reasonably determine to be necessary in connection therewith (including providing a list to Parent of the current holders of Debt Securities holding through DTC); provided, that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to (i) make any cash expenditures or (ii) take any action that could obligate the Company or any of its Subsidiaries to repurchase any Debt Securities or incur any additional obligations to the holders of the Debt Securities prior to the consummation of the Debt Offers. Subject to Section 5.15 of the Parent Disclosure Schedule, the consent solicitation fees, if any, to be paid in the Debt Offers shall be as determined at any time, or from time to time, by Parent in its sole discretion. Subject to the provisos in the first two sentences of this Section 5.15(c), the Company shall cause TH USA to make any changes in the terms of the Debt Offers as may be reasonably requested by Parent and Merger Sub, but the Company shall cause TH USA not to waive, without Parent’s and Merger Sub’s prior consent, any condition to the Debt Offers or make any changes to the terms and conditions of the Debt Offers. Each of the Company, Parent and Merger Sub agree to comply in all material respects with all laws and regulations applicable to the Debt Offers. Any out-of-pocket expenses paid prior to the Closing or, in the event the Closing does not occur, any out-of-pocket expenses incurred, in each case, in connection with the Debt Offers, including solicitation agent or dealer manager fees, shall be paid by the Parent.

(d) Promptly following the date of this Agreement, Parent shall prepare, or cause to be prepared, subject to the reasonable approval of the Company, the documentation to be sent to the holders of the Debt Securities in connection with the Debt Offers. Any mailings to holders of the Debt Securities shall be subject to the reasonable approval of the Company and Parent.

(e) If at any time prior to the Effective Time any information relating to the Company or any of its Subsidiaries, affiliates, officers or directors, should be discovered by the Company, Parent or Merger Sub which if not set forth in an amendment or supplement to the documents mailed to holders in respect of the Debt Offers would reasonably be expected to cause such documents to include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared and, if required, filed with the SEC and/or disseminated to the holders of Debt Securities.

Section 5.16 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 7.1, the Company and Parent shall promptly notify each other in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 6.1, 6.2 and 6.3 impossible or unlikely.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained in accordance with the BC Act, the Memorandum and Articles of Association of the Company and the rules and regulations of the New York Stock Exchange.

(b) No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity, or shall otherwise be in effect, which prohibits the consummation of the Merger and which shall continue to be in effect.

(c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, the European Commission shall have approved (or be deemed to have approved) the Merger pursuant to the ECMR and any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by Parent Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by Parent Material Adverse Effect shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, in each case (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) as of the Closing Date as though made at and as of the Closing Date. The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.2(a) (Authorization) of this Agreement shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Parent shall have delivered to the Company a certificate, signed by its Chief Executive Officer or Chief Financial Officer, to the effect that, at the Effective Time, after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, the Financing, and assuming the accuracy of the representations and warranties made by the Company in this Agreement in all respects, Parent and its

Subsidiaries, taken as a whole, will not (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured; and

(d) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer on behalf of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:

(a) Except as set forth in the next sentence, (i) the representations and warranties of the Company set forth in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct in all respects, and (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by Company Material Adverse Effect shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein), except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in each case, as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period). The representations and warranties of the Company set forth in the first sentences of each of Sections 3.1 (Qualification, Organization and Good Standing), 3.2(a) (Capital Stock) and 3.17 (Finders or Brokers) and in Sections 3.2(b) (Capital Stock) and 3.3(a) (Authorization) shall be true and correct in all respects (except, in the case of Section 3.2, for insubstantial numerical inaccuracies) as of the Closing Date as though made at and as of the Closing Date (other than those of such representations and warranties that expressly relate to an earlier date, in which case such particular representations shall have been true and correct in all respects as of such earlier date);

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(d) Substantially concurrently with the Closing, Parent or Merger Sub shall have received the proceeds of the Debt Financing contemplated by the Financing Commitments related to the Debt Financing on the terms and conditions set forth therein (and, with respect to terms and conditions not so set forth, on terms and conditions reasonably acceptable to Parent) or proceeds in the same aggregate amount as contemplated by the Debt Financing from other financing sources as provided in Section 5.12(a); and

(e) (i) Each of the 2008 Debt Offer and the 2031 Debt Offer shall have been consummated and substantially concurrently with the Closing, the Company shall have paid the depositary under the Debt Offers the purchase price for the Debt Securities tendered thereunder (including all principal amounts, accrued interest, premiums, breakage costs, solicitation agent fees and other expenses in connection with the Debt Offers) and (ii) consents shall have been obtained from the holders of a majority of the outstanding principal amount of each of (x) the 2008 Notes and (y) the 2031 Senior Bonds, in each case, agreeing to the execution and delivery of a supplemental indenture amending the terms and provisions of the Indenture as set forth on Section 5.15 of the Parent Disclosure Schedule, including to permit the consummation of the Merger and the other transactions contemplated hereby, all in accordance with the provisions of Section 5.15, and each such supplemental indenture shall, substantially concurrently with the Closing, have been executed by the parties thereto.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before September 21, 2006 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date, except that, if, as of the End Date, all conditions set forth in Section 6.1, 6.2 and 6.3 of this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition set forth in Section 6.1(c), then either the Company or Parent may extend the End Date to December 29, 2006 (the “Extended End Date”), by providing written notice to the other party on or before the End Date;

(c) by either the Company or Parent if an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable;

(d) by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (2) cannot be cured by the End Date (provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination). Any such notice shall state the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date (provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination). Any such notice shall state Parent’s intention to terminate the Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) by the Company, if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that a Company Alternative Proposal is a Company Superior Proposal and has determined to enter into a definitive agreement with respect to such Company Alternative Proposal, provided that (i) the Company shall have complied with the provisions of Section 5.3 in connection with such Company Alternative Proposal and any other publicly announced Company Alternative Proposals, (ii) the Company shall have given Parent three (3) business days’ written notice of the material terms of the Company Superior Proposal and its intention to terminate this Agreement pursuant to this Section 7.1(g) (a “Superior Proposal Notice”), and (iii) the Board of Directors has taken into account any revised proposal made by Parent to the Company within three business days of such notice (the “Notice Period”) and again has determined in good faith after consultation with its legal and financial advisors that the original proposal from the third party which was the subject of the Superior Proposal Notice remains a Company Superior Proposal; provided, further, that, if the third party whose proposal was the subject of a Superior Proposal Notice modifies or amends such proposal to increase the consideration to be paid for the Company’s shares or amends other material terms during the Notice Period, a new three (3) business day period shall begin for purposes of this Section 7.1(g).

(h) by Parent, if the Board of Directors of the Company (or any committee thereof) shall have (i) made a Company Change in Recommendation or the Company shall have breached its obligations in the last sentence of Section 5.4(e), (ii) determined that a Company Alternative Proposal constitutes a Company Superior Proposal, (iii) provided a Superior Proposal Notice; (iv) failed to publicly affirm the Company Recommendation or recommend against any Company Alternative Proposal within ten (10) business days of Parent’s request, which request may only be made with respect to any Company Alternative Proposal on a single occasion, provided that any change in price or any other material terms of a Company Alternative Proposal shall be deemed to be a new Company Alternative Proposal for purposes of this clause (iv), after any Company Alternative Proposal shall have been disclosed to the Company’s shareholders generally, or (v) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing; provided, however, that any determination or action by the Board of Directors of the Company pursuant to Section 5.3(b)(ii) shall not, in and of itself, be deemed to permit Parent to terminate this Agreement under this Section 7.1(h).

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2, the Guarantee and the provisions of Sections 7.2, 8.2, 8.4 and 8.5), and there shall be no other liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except liability arising out of an intentional breach of this Agreement or fraud or as provided for in the Confidentiality Agreement or the Guarantee, in which case, subject to Section 8.11 hereof, the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.2 Termination Fees. Notwithstanding any provision in this Agreement to the contrary:

(a) If

(i) this Agreement is terminated by the Company pursuant to Section 7.1(g); or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(h) or, following a material breach of Section 5.3, pursuant to Section 7.1(f);

then in any such event described in 7.2(a)(i) or (ii) the Company shall pay to Parent a fee of fifty (U.S.$50) million (the “Full Fee”) in cash and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that, subject to Section 8.11 hereof, nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made concurrently with, and a condition to, the termination of this Agreement (in the case of Section 7.2(a)(i)) or within two business days following the termination of this Agreement (in the case of Section 7.2(a)(ii)), it being understood that in no event shall the Company be required to pay the Full Fee on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(b) If (A) at any time after the date of this Agreement, any Company Alternative Proposal is publicly proposed or disclosed (or, in the case of a termination pursuant to Section 7.1(b), is publicly disclosed or otherwise communicated to the Board of Directors of the Company) prior to, and not irrevocably withdrawn at the time of, the Company Meeting and (B) this Agreement is terminated pursuant to Section 7.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by application of Section 7.1(b)(ii)), by Parent pursuant to Section 7.1(f) or by Parent or the Company pursuant to Section 7.1(d); provided, that for purposes of this Section 7.2, a Company Alternative Proposal shall not be deemed to be irrevocably withdrawn, if, prior to the six month anniversary of the termination of this Agreement, the offeror or its affiliates shall have disclosed publicly or to the Company the intent of resubmitting or resubmits such proposal or any amended or substitute Company Alternative Proposal, then the Company shall pay to Parent a fee of twenty five (U.S.$25) million (the “Partial Fee”) in cash, and, subject to Section 7.2(c), shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made within two business days following the termination of this Agreement (in the manner described in this Section 7.2(b)), it being understood that in no event shall the Company be required to pay the Partial Fee if the Full Fee is otherwise required to be paid. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(c) If the Partial Fee is paid pursuant to Section 7.2(b), and within 6 months after the termination of this Agreement, any definitive agreement providing for a Qualifying Transaction (as defined below) shall have been entered into, or a Qualifying Transaction shall have been consummated, then the Company shall pay to Parent an additional fee of twenty five (U.S.$25) million in cash and shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that, nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made within two business days following the earlier of the execution of such definitive agreement or the consummation of such Qualifying Transaction. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

For purposes of this Agreement, “Qualifying Transaction” shall mean any (i) acquisition of the Company by merger or business combination transaction; (ii) acquisition by any person (other than Parent or any of its Subsidiaries or affiliates) of fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) acquisition by any person (other than Parent or any of its Subsidiaries or affiliates) of fifty percent (50%) or more of the outstanding Company Ordinary Shares; (iv) the exclusive, long term license of material Trademarks of the Company and its Subsidiaries to any third party in connection with which a direct or indirect payment of at least 50% of the Merger Consideration is made to the shareholders of the Company in respect thereof; and (v) a Recapitalization Transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life that have an aggregate value of at least 50% of the Merger Consideration.

(d) If (A) prior to the termination of this Agreement, no Company Alternative Proposal is publicly proposed or publicly disclosed or otherwise communicated to the Board of Directors of the Company prior to the Company Meeting and (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), the Company shall pay to Parent an amount equal to the sum of Parent’s Expenses (not to exceed U.S.$15 million in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made following such termination within two business days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, “Expenses” means, with respect to a party hereto, all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of debt financing sources (including those who are parties to the Financing Commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Financing, as to which Parent has provided reasonable documentation.

(e) If

(i) this Agreement is terminated pursuant to Section 7.1(b) and at such time all conditions to Parent’s obligations to consummate the Merger shall have been satisfied, other than Excluded Conditions (as defined below) and Section 6.3(d); or

(ii) this Agreement is terminated pursuant to Section 7.1(e) because of either (1) a failure of Parent or Merger Sub to receive the proceeds of the Debt Financing contemplated by the Financial Commitments or alternative sources pursuant to Section 5.12 or (2) an intentional breach by Parent of its obligations under Section 5.12;

then Parent shall pay to the Company U.S.$50 million in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the fee referred to in this Section 7.2(e) on more than one occasion, and provided further that the provisions of this Section 7.2(e) shall be subject to Section 8.11 hereof. The Parent Termination Fee shall be payable within two business days after the termination of this Agreement. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law. “Excluded Conditions” consist of any one or more of (1) Section 6.3(c); (2) Section 6.3(e), but only if the failure to satisfy such Section 6.3(e) results from either (x) the failure to satisfy Section 6.3(d) or (y) Parent’s intentional breach of Section 5.15 and the schedules thereto (provided that this clause (2) shall not apply if the condition in Section 6.3(d) would have been satisfied but for such breach), or (3) Section 6.1(b) or (c), but only if the failure to satisfy such Sections result from Parent’s breach of Section 5.6 (provided that this clause (3) shall not apply if the condition in Section 6.3(d) would have been satisfied but for such breach). Nothing in this Section shall limit the ability of the Company to seek damages against Parent and Merger Sub for intentional breach of this Agreement or fraud, subject to Section 8.11.

Section 7.3 Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of the Company there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval nor any amendment or change not permitted under applicable Law.

Section 7.4 Extension of Time, Waiver, etc. At any time prior to the Effective Time, the Company and Parent may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Sections 5.11 and 7.2 or in the Guarantee, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. Except to the extent that the internal law of the British Virgin Islands, pursuant to conflict of laws principles of British Virgin Islands law, is required to be applied to this Agreement and the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of New

York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a federal court located in the Borough of Manhattan, City of New York, or, if not able to be brought in such court, in a state court located in the Borough of Manhattan, City of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a federal court located in the Borough of Manhattan, City of New York, or, if not able to be brought in such court, in a state court located in the Borough of Manhattan, City of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

BMD Venture Capital B.V.

Rokin 55

1012 KK Amsterdam

The Netherlands

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York

Telecopy: (212) 735-2000

Attention: Lou R. Kling

                 Howard L. Ellin

and

Clifford Chance U.S. LP

31 West 52nd Street

New York, New York 10019

Telecopy: (212) 878-8375

Attention: Brian Hoffmann

To the Company:

Tommy Hilfiger Corporation

9/F, Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan, Kowloon

Hong Kong

Telecopy: (852) 2216 0656

Attention: Nancy T.Y. Shum

with copies to:

Tommy Hilfiger USA, Inc.

25 West 39th Street

New York, New York 10018

Telecopy: (212) 549-6125

Attention: James Gallagher, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-2000

Attention: Eric S. Robinson

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in whole or in part, its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Apax without the prior written consent of the Company, provided that Parent or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the Company’s shareholders to receive the Merger Consideration at the Effective Time, (b) the right of holders of Company Stock Options and Company Stock-Based Awards to receive the Option and Stock-Based Consideration provided for in Section 5.5(a) of the Merger Agreement at the Effective Time, (c) the right of the Company, on behalf of its shareholders, to pursue damages (subject to Section 8.11) in the event of Parent’s or Merger Sub’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent, Merger Sub and the Guarantors, and (d) the provisions of Section 5.8 hereof, this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.11 Remedies. The parties agree that the current, former and prospective stockholders of Parent and their respective affiliates (other than Parent and Merger Sub) and any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing are not parties to this Agreement and (i) the Company shall not have any right to cause any monies to be contributed to Parent or Merger Sub by any current, former or prospective stockholder of Parent or Merger Sub or any of their respective affiliates or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing and (ii) except to the extent provided in the Guarantee, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including monetary damages and specific performance) against any current, former or prospective stockholder of Parent or Merger Sub or any affiliate thereof (other than Parent or Merger Sub) or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing (including of Parent or Merger Sub), including by reason of the Financing Commitment related to the Equity Financing. Neither Parent nor Merger Sub shall have any liability to the Company in excess of an aggregate amount of $50 million (the “Liability Cap”) in respect of (i) any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement or the Guarantee, (ii) all other such amounts paid by Parent or Merger Sub to the Company with respect to all claims that had previously been brought by the Company against Parent and/or Merger Sub, (iii) any amounts paid by Parent to the Company pursuant to Section 7.2(e) and (iv) all amounts paid to the Company under the Guarantee. Notwithstanding anything herein to the contrary, if the payment to the Company of any judgment for monetary damages, when taken together with any amounts paid pursuant to Section 7.2(e) hereof and any amounts paid pursuant to the Guarantee, would cause the Liability Cap to be exceeded, such judgment shall be paid only to the maximum extent as would not cause the Liability Cap to be exceeded.

Section 8.12 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this

Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.13 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership) or (iii) if a limited liability company or other business entity, a majority of the ownership interests having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by such party or any subsidiary of such party. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity. As used in this Agreement, “knowledge” of any person means the actual knowledge of the executive officers of such person.

(b) Each of the following terms is defined on the pages set forth opposite such term:

2008 Debt Offer	51
2008 Indenture Amendments	50
2008 Notes	50
2031 Debt Offer	51
2031 Indenture Amendments	51
2031 Senior Bonds	51
affiliates	65
Agreement	iii
Apax	37
Articles of Merger	4
BC Act	iii
Book-Entry Shares	6
Cancelled Shares	5
Certificates	6
Closing	4
Closing Date	4
Code	7
Company	iii
Company Alternative Proposal	39
Company Approvals	13
Company Benefit Plans	16
Company Change of Recommendation	38
Company Disclosure Schedule	9
Company Employees	42
Company Incentive Plans	10
Company Material Adverse Effect	9
Company Material Contracts	24
Company Meeting	41

Company Ordinary Shares	5
Company Permits	16
Company Recommendation	41
Company Shareholder Approval	23
Company Stock Option	41
Company Stock Plans	41
Company Stock-Based Award	42
Company Superior Proposal	39
Compensation Committee	42
Confidentiality Agreement	37
Contract	13
control	65
controlled by	65
Copyrights	21
Debt Financing	30
Debt Offers	51
Debt Securities	51
Dissenting Shares	6
ECMR	13
Effective Time	4
End Date	55
Environmental Law	27
Equity Financing	30
ERISA	16
ERISA Affiliate	17
Exchange Act	13
Exchange Fund	6
Expenses	58
Extended End Date	55
Financing Commitments	30
Fiscal 2007	44
Foreign Benefit Plan	18
GAAP	14
Governmental Entity	13
Guarantee	iii
Hazardous Material	27
Hong Kong Tax Matter	10
HSR Act	13
Indebtedness	12
Indemnified Parties	47
Indenture	51
Insurance Policies	27
Intellectual Property	21
knowledge	65
Law	16
Laws	16
Leased Real Property	26
Lien	13
Match Period	56
Maximum Amount	48
Merger	iii
Merger Consideration	5

Merger Sub	iii
New Plans	43
Old Plans	43
Option and Stock-Based Consideration	42
Option Consideration	42
Parent	iii
Parent Approvals	29
Parent Disclosure Schedule	28
Parent Material Adverse Effect	28
Parent Permits	30
Partial Fee	57
Patents	21
Paying Agent	6
Permitted Liens	20
person	65
Preference Shares	10
Proxy Statement	40
Qualifying Transaction	58
Recapitalization Transaction	39
Registrar	4
Regulatory Law	47
Release	27
Representatives	36
Re-registration	41
Sarbanes-Oxley Act	14
Securities Class Action	10
Share	5
Shares	5
Software	21
Subsidiaries	65
Superior Proposal Notice	56
Surviving Corporation	4
Tax Return	20
Taxes	20
Termination Date	32
Trade Secrets	21
Trademarks	21
under common control with	65

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BMD VENTURE CAPITAL B.V.

By:	/s/ M. Schütte
Name: M. Schütte Title: Managing Director

ELMIRA (BVI) UNLIMITED

By:	/s/ M. Schütte
Name: M. Schütte Title: Managing Director

TOMMY HILFIGER CORPORATION

By:	/s/ David F. Dyer
Name: David F. Dyer Title: Chief Executive Officer and President

ANNEX B

GUARANTEE

This GUARANTEE (this “Guarantee”), dated as of December 23, 2005, is entered into by and among Tommy Hilfiger Corporation, a company incorporated under the laws of the British Virgin Islands (the “Company”), and Apax Europe VI A, L.P. (“Fund A”) and Apax Europe VI-1, L.P. (“Fund 1” and, together with Fund A, the “Guarantor”). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Guarantee, the Company, BMD Venture Capital B.V., a Netherlands limited liability company (“Parent”) and Elmira (BVI) Unlimited, an unlimited company organized under the laws of the British Virgin Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, Parent is an Affiliate of the Guarantor; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Guarantor has agreed to enter into this Guarantee;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Guarantor hereby agree as follows:

1. Guarantee. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Company the prompt and complete payment and performance of Parent’s and Merger Sub’s obligations to the Company arising (i) under the Merger Agreement in the event of an intentional breach by Parent or Merger Sub of such obligations or (ii) under Section 7.2(e) of the Merger Agreement (the “Guaranteed Obligations”); provided, however, that the maximum aggregate liability of the Guarantor hereunder, when taken together with all amounts paid by Parent or Merger Sub to the Company with respect to all claims pursuant to or in connection with the Merger Agreement (including pursuant to Section 7.2(e) thereof), shall not exceed the amount of fifty million dollars (US$ 50,000,000) (the “Maximum Amount”). The Company hereby agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Guarantee, when taken together with all amounts paid by Parent or Merger Sub to the Company with respect to all claims pursuant to or in connection with the Merger Agreement (including pursuant to Section 7.2(e) thereof), more than the Maximum Amount, and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Guarantee other than as expressly set forth herein. Fund A and Fund 1 shall be jointly and severally responsible for the Guaranteed Obligations and any obligations of the Guarantor under this Guarantee.

2. Terms of Guarantee.

(a) This Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions. The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent and/or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the

Company in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.

(b) Notwithstanding any other provision of this Guarantee, the Company hereby agrees that the Guarantor may assert, as a defense to any payment or performance by such Guarantor under this Guarantee, any defense that Parent or Merger Sub could assert against the Company under the terms of the Merger Agreement.

3. Changes in Obligations, Certain Waivers.

(a) The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations (provided that the foregoing shall be subject to the consent of Parent and Merger Sub to the extent such extension involves an amendment of the Merger Agreement), and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent and/or Merger Sub without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure (or delay) of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or Merger Sub or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of any of the Guaranteed Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub, and all suretyship defenses generally. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

(b) The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub, and Fund A and Fund 1 hereby unconditionally and irrevocably agree not to exercise any rights that they may now have or hereafter acquire against each other, in each case that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent and/or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent and/or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guarantee thereafter arising.

4. Sole Remedy.

(a) The Company hereby acknowledges and agrees that each of Parent and Merger Sub have no assets as of the date hereof, and that the Company shall not have any right to cause any monies to be contributed to Parent or Merger Sub by any current, former or prospective stockholder of Parent, Merger Sub or Guarantor or any of their respective Affiliates or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing.

(b) The Company hereby agrees that, except in the case of fraud by the Guarantor, no Person other than the Guarantor shall have any obligation or liability arising out of, in connection with or relating to this Guarantee and that, except in the case of fraud by the Guarantor, neither the Company nor any other Person shall have any remedy, recourse or right of recovery hereunder against any current, former or prospective stockholder of Parent, Merger Sub or Guarantor or any of their respective Affiliates (other than Guarantor) or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing (including of Guarantor), whether through Guarantor or otherwise, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against Guarantor or against any current, former or prospective stockholder of Guarantor or any of its Affiliates or any current, former or prospective officer, director, employee, general or limited partner, member or investor of the foregoing or otherwise.

(c) Except in the case of fraud by the Guarantor, recourse by the Company against the Guarantor under this Guarantee shall be the sole and exclusive remedy of the Company against the Guarantor or any of its Affiliates (other than Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that, except in the case of fraud by the Guarantor, it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement (including by reason of the Financing Commitment related to the Equity Financing) or the transactions contemplated thereby, against the Guarantor or any of its Affiliates (other than Parent and Merger Sub), except for claims by the Company against the Guarantor under this Guarantee. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company or shall confer or give, or shall be construed to confer or give, to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person in respect of or relating to any obligation or liability of the Guarantor arising out of, in connection with or relating to this Guarantee.

(d) Except in the case of fraud by the Guarantor, the Company acknowledges and agrees that neither Parent nor Merger Sub shall have any liability to the Company in respect of any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with the Merger Agreement or this Guarantee that are in an aggregate amount, together with all other such claims that have been brought by the Company against and paid by Parent and/or Merger Sub, all amounts paid by Parent pursuant to Section 7.2(e) of the Merger Agreement and all amounts paid pursuant to this Guarantee, in excess of the Maximum Amount, and that if the payment to the Company of any judgment for monetary damages, when taken together with any amounts paid by Parent pursuant to Section 7.2(e) of the Merger Agreement and any amounts paid pursuant to this Guarantee, would cause the Maximum Amount to be exceeded, such judgment shall be paid only in such portion as would not cause the Maximum Amount to be exceeded.

5. Termination. This Guarantee shall terminate at the Effective Time. In the event that the Company or any of its Affiliates asserts in any litigation relating to this Guarantee that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantors to the Maximum Amount or the provisions of Section 4 hereof are illegal, invalid or unenforceable in whole or in part, the obligations of the Guarantor under this Guarantee shall terminate forthwith and shall thereupon be null and void; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

6. Continuing Guarantee. Unless terminated pursuant to the provisions of Section 5 hereof, this Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, and shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted transferees and assigns.

7. Representations and Covenants of Guarantor.

(i) Organization; Authorization. Guarantor is a legal entity duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Guarantor, and no other action or proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Guarantee has been duly and validly executed and delivered by Guarantor and this Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles.

(ii) No Conflict. The execution and delivery by Guarantor of this Guarantee does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Contract to which Guarantor is a party or by which Guarantor is bound or result in the creation of any Lien upon any of the properties or assets of, (ii) conflict with or result in any violation of any provision of the organizational documents of Guarantor or (iii) conflict with or violate any Laws or Orders applicable to Guarantor, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not prevent or materially delay Guarantor from performing its obligations under this Guarantee or taking any action necessary to consummate the transactions contemplated hereby.

(iii) Capacity. The Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect.

8. Entire Agreement. This Guarantee constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the right of the Company, on behalf of its shareholders, to pursue damages (subject to Section 8.11 of the Merger Agreement) in the event of Parent’s or Merger Sub’s intentional breach of the Merger Agreement, which right is hereby acknowledged and agreed by Guarantor, this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

9. Amendments and Waivers. No amendment or waiver of any provision of this Guarantee shall be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Company, or in the case of waiver, by the party against whom the waiver is sought to be enforced. No waiver by a party of any breach or violation of, or default under, this Guarantee shall be deemed to extend to any prior or subsequent breach, violation or default hereunder or to affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission by any party in exercising any right, power or remedy under this Guarantee (nor any partial exercise of the same) shall operate as a waiver thereof. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

10. Counterparts. This Guarantee may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Guarantee shall become effective when duly executed by each party hereto.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

(a) If to the Guarantor:

Apax Europe VI A, L.P.

13-15 Victoria Road

St. Peter Port

Guernsey, Channel Islands

and

Apax Europe VI-1, L.P.

13-15 Victoria Road

St. Peter Port

Guernsey, Channel Islands

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York

Telecopy: (212) 735-2000

Attention: Lou R. Kling
                          Howard L. Ellin

and

Clifford Chance U.S. LP

31 West 52nd Street

New York, New York 10019

Telecopy: (212) 878-8375

Attention: Brian Hoffmann

(b) If to the Company:

Tommy Hilfiger Corporation

9/F, Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan, Kowloon

Hong Kong

Telecopy: (212) 549-6125

Attention: Nancy T.Y. Shum

with copies to:

Tommy Hilfiger USA, Inc.

25 West 39th Street

New York, New York 10018

Telecopy: (212) 549-6125

Attention: James Gallagher, Esq.

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-2000

Attention: Eric S. Robinson

12. Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.

13. Jurisdiction and Venue; Service of Process. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a federal court (or if not able to be brought in such court, in a state court) located in the Borough of Manhattan, City of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 13, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Guarantee, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 11 of this Guarantee; provided, however, that nothing in this Guarantee shall affect the right of any party hereto to serve process in any other manner permitted by law.

14. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN

THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAVER, (C) IT MAKES SUCH WAVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 14.

15. Severability. Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guarantee or affecting the validity or enforceability of any terms or provisions of this Guarantee in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 4 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable.

16. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Guarantee.

17. Parties in Interest. This Guarantee shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Guarantee, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Guarantee.

18. No Assignment. The Guarantor may not assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guarantee as of the date first above written.

/s/ Peter Englander, Director
/s/ Paul Fitzsimons, Director
Apax Partners Europe Managers Ltd. acting in its capacity as manager of Apax Europe VI-A, L.P.

/s/ Peter Englander, Director
/s/ Paul Fitzsimons, Director
Apax Partners Europe Managers Ltd. acting in its capacity as manager of Apax Europe VI-1, L.P.

Tommy Hilfiger Corporation

By.	/s/ David F. Dyer
Name: David Y. Dyer Title: Chief Executive Officer and President

ANNEX C

December 22, 2005

The Board of Directors

Tommy Hilfiger Corporation

9/F, Novel Industrial Building

850-870 Lai Chi Kok Road

Cheung Sha Wan, Kowloon, Hong Kong

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares, par value $0.01 per share (the “Company Ordinary Shares”), of Tommy Hilfiger Corporation (the “Company”) (other than Mr. Thomas J. Hilfiger (“TJH”), Mr. Fred Gehring and Mr. Ludo Onnink) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with Elmira (BVI) Unlimited, a wholly owned subsidiary (the “Merger Sub”) of BMD Venture Capital B.V. (the “Merger Partner”), a company controlled by Apax Partners Worldwide, LLP (“Apax”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Partner and the Merger Sub, the Company will become a wholly owned subsidiary of the Merger Partner, and each outstanding share of Company Ordinary Shares, other than shares of Company Ordinary Shares held in treasury or owned by the Merger Partner or the Merger Sub and shares of Company Ordinary Shares held by holders who duly exercise their right of dissent in relation to the Merger in accordance with applicable law, will be converted into the right to receive $16.80 per share in cash, without interest.

In arriving at our opinion, we have

(i) reviewed a draft dated December 22, 2005 of the Agreement;

(ii) reviewed a draft dated December 22, 2005 of the guarantee by Apax Europe VI-A, LP and Apax Europe VI-1, LP (the “Apax Funds”) in favor of the Company with respect to the payment and performance by the Merger Partner and the Merger Sub, respectively, of their obligations under the Agreement, subject to the limitations and cap set forth therein (the “Guarantee”),

(iii) reviewed the commitment letter dated December 17, 2005, among Citigroup Global Markets Limited, N.A., London, Citibank N.A., London and Credit Suisse, London Branch and the Merger Sub and related term sheet (together, the “Debt Commitment Letter”) and a draft dated December 17, 2005 of the commitment letter among the Apax Funds and the Merger Parent (the “Equity Commitment Letter”);

(iv) reviewed drafts dated December 15, 2005 of an employment agreement between the Company and TJH (the “Employment Agreement”) and an irrevocable acknowledgment and consent agreement relating to certain intellectual property among TJH and certain affiliates of the Company (the “Consent”);

(v) reviewed the memorandum of understanding dated December 15, 2005, among the Apax Funds, Mr. Fred Gehring and Mr. Ludo Onnink (and the attached term sheet) (the “Management MOU” and together with the Agreement, the Guarantee, the Debt Commitment Letter and the Equity Commitment Letter, the Employment Agreement and the Consent, the “Reviewed Documents”);

(vi) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

(vii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies;

(viii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Ordinary Shares and certain publicly traded securities of such other companies;

(ix) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

(x) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger, and that the other transactions contemplated by the Agreement and the other Reviewed Documents will be consummated as described in the Reviewed Documents, and that the definitive Reviewed Documents (to the extent we reviewed drafts or forms, as indicated above) will not differ in any material respects from the drafts or forms thereof reviewed by us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Ordinary Shares (other than TJH, Mr. Fred Gehring and Mr. Ludo Onnink) of the consideration to be received by such holders in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We further express no opinion as to any arrangements, not available to all holders of Company Ordinary Shares, entered into in connection with the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates (a) have in the past provided investment banking and financial services to the Company and Apax and their respective affiliates, including acting as a financial advisor in connection with acquisitions, as a bookrunner, arranger and manager with respect to credit facilities and debt and equity offerings, as registrar, transfer agent and trustee for securities and as provider of cash management and investment management services, for which services we have received compensation and (b) have provided financing (other than in connection with the Merger) to such companies and their affiliates for which we have received compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Ordinary Shares (other than TJH, Mr. Fred Gehring and Mr. Ludo Onnink) in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. MORGAN SECURITIES INC.

ANNEX D

Section 179 of the BVI Companies Act, 2004

(1)	A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)	a consolidation, if the company is a constituent company;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i)	a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii)	a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii)	a transfer pursuant to the power described in section 28(2);

(d)	a redemption of his shares by the company pursuant to section 176; and

(e)	an arrangement, if permitted by the Court.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4)	Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented, in writing to the proposed action.

(5)	A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6)	A member who dissents shall do so in respect of all shares that he holds in the company.

(7)	Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

D-1

(8)	Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9)	If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a)	the company and the dissenting member shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)	the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10)	Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)	The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)	Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

D-2

TOMMY HILFIGER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF SHAREHOLDERS [                    ]2006

The undersigned hereby appoints David F. Dyer and James Gallagher, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders, to be held at The Fairmont Hamilton Princess Hotel, 76 Pittsbay Road, Hamilton, Bermuda, on [DAY], [DATE] at [TIME], local time, and at any adjournment or postponement thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated [DATE], receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Tommy Hilfiger Corporation account online.

Access your Tommy Hilfiger Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Tommy Hilfiger Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status • Make address changes • Establish/change your PIN • View book-entry information

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. Proposal to approve the Agreement and Plan of Merger, dated as of December 23, 2005, among Tommy Hilfiger Corporation, Elmira 2 B.V. (f/k/a BMD Venture Capital B.V.) and Elmira (BVI) Unlimited, as it may be amended from time to time (the “Agreement and Plan of Merger”).	FOR ☐	AGAINST ☐	ABSTAIN ☐	2.	Proposal to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				3.	In their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

					If you plan to attend the Special Meeting, please mark the WILL ATTEND box.			WILL ATTEND ☐

Signature	Signature	Dated	, 2006

Note: Please date and sign this proxy exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/tom Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.